UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 5

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BARK GROUP INC.
(Exact name of registrant as specified in its charter)

NEVADA	7310	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)

Ostergade 17-19, 3rd Floor, DK-1100 Copenhagen K, Denmark
+45 7026 9926
Fax +45 3332 0078

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Bent Helvang, Chairman
Ostergade 17-19, 3rd Floor, DK-1100 Copenhagen K, Denmark
+45 7026 9926
Fax +45 3332 0078
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael H. Taylor, Esq.
Lang Michener LLP
Suite 2500, 181 Bay Street,Toronto, Ontario M5J 2T7
Tel: 604-689-9111

Approximate date of commencement of proposed sale to the public: From time to time after this
Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the Securities Act registration statement
number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-
accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”,
“accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

[ ] Large accelerated filer	[ ] Accelerated filer
[ ] Non-accelerated filer	[X] Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1),(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Shares of Common Stock, par value $0.001 per share	4,642,151 shares	$2.50 per share	$11,605,377.50	$456.09

(1)	Total represents:

200,000 shares of common stock issued in connection with a private placement of shares completed by the Registrant on July 8, 2005,

1,750,000 shares of common stock issued in connection with a private placement of shares completed by the Registrant on March 31, 2006,

233,744 shares of common stock issued in connection with a private placement of shares completed by the Registrant on November 1, 2006, and

2,458,407 shares of common stock issued in connection with our acquisition of Bark Corporation A/S on February 29, 2008.

(2)

In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(3)

The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457 of the Securities Act based upon the offering price of the shares of Common Stock to be registered. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457 under Securities Act.

(4)	Based on the registration fee of $39.30 per $1,000,000 of securities registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED <>

PROSPECTUS

BARK GROUP INC.

4,642,151 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 4,642,151 shares of common stock of Bark Group Inc. that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus. These shares were issued in four separate private transactions, as follows:

  200,000 shares of common stock issued in connection with a private placement of shares completed on July 8, 2005,

  1,750,000 shares of common stock issued in connection with a private placement of shares completed on March 31, 2006,

  233,744 shares of common stock issued in connection with a private placement of shares completed by on November 1, 2006,

  2,458,407 shares of common stock issued in connection with our acquisition of Bark Corporation A/S.

These transactions are described in this prospectus under “Selling Stockholders”.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for the trading of our common stock on the National Association of Securities Dealers OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. The selling stockholders are required to sell our shares at $2.50 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices, prices related to such prevailing market prices, privately negotiated prices or otherwise as disclosed below under “Plan of Distribution”.

We will not receive any proceeds from this offering. We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered hereby (other than selling commissions).

The purchase of the securities offered by this Prospectus involves a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 13 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is: <>

TABLE OF CONTENTS

PAGE
REFERENCES	4
FOREIGN EXCHANGE	4
SUMMARY	5
SUMMARY OF THE OFFERING	10
SUMMARY OF FINANCIAL DATA	11
RISK FACTORS	13
As there is a substantial doubt as to our ability to continue as a going concern, there is a significant risk that our business could fail.	13
Our competitors may be successful in attracting the clients that we are targeting for our advertising and media services, with the result that our revenues and ability to generate profit from our operations may be reduced	13
The present size of our business may impede or limit our ability to secure new advertising and marketing engagements from the customers that we target for our professional service	14
Our location in Denmark may impede our ability to secure internationally based customers who believe that they require a more globally based advertising and media professional service provider in order to address their business and marketing requirements	14
The loss of our key customers could cause significant reduction in our business.	14
Our inability to retain our existing customers will restrict our ability to sustain or increase our revenues.	15
We rely heavily on our key executive officers and their experience and knowledge of our business would be difficult to replace in the event any of them left our company.	15
If our customers’ businesses experience reduced revenues, our customers may decide to reduce their budgets for advertising and communications which could decrease our revenues.	15
If we are unable to collect amounts that are owed to us by our customers, then we may not be able to realize on our accounts receivable and our corresponding cash flows will be reduced	16
Our business is highly dependent on the services of our management and our employees who are specialized advertising and marketing professionals. If we cannot retain our key personnel, our business may fail	16
Our business strategy of development through acquisitions and investments can be risky	16
We may be unsuccessful in evaluating material risks involved in completed and future acquisitions.	16
If we do not raise the necessary capital to fully develop our business, our business may not be able to continue its growth.	17
If we do not successfully integrated advertising and marketing agencies that we acquire into our business model, our business may not be able to continue its growth and we may not be able to achieved planned revenues or cash flows	17
There is no assurance that we will secure any financing through our engagement agreement with PacificWave Partners Limited.	17
If we do not raise $10 million in equity financing and we elect to repurchase shares held by the original shareholders of Bark Group Inc., then we may not have sufficient public distribution for our shares to be publicly traded on the OTC Bulletin Board	17
Government regulations and consumer advocates may limit the services that we are able to provide, which could affect our ability to meet our customers’ needs, which could reduce the revenues that we are able to achieve in the future	18
There is no assurance that we will acquire any interest in Anaconda.tv	18
We may be exposed to liabilities from allegations that certain of our customers’ advertising claims may be false or misleading or that our customers’ products may be defective.	18
U.S. investors who obtain judgments against our officers or directors for breaches of U.S. securities laws may have difficulty in enforcing such judgments against our officers and directors	19
We have identified a material weakness in our internal controls over financial reporting that, if not corrected, could result in material misstatements in our financial statements.	19

-i-

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed	20
We are incurring a significant portion of our operating expenses in Europe and we are therefore subject to currency risks	21
Our principal shareholders will be able to exert significant control over the election of our directors and the management of our business and their interests may differ from those of our other shareholders	21
We have not paid any dividends and there is no assurance that we will pay dividends in the future.	21
We may issue additional shares in the future and these sales will result in dilution to our existing shareholders and may reduce the market price of our shares	21
For reasons outside our control, our stock price can be volatile.	21
There is no active trading market for our common stock, and if a market for our common stock does not develop our investors will be unable to sell their shares	22
Sales of a substantial number of shares of our common stock into the public market by the selling shareholders named in this prospectus and by other shareholders who become eligible to sell in reliance of Rule 144 may result in significant downward pressure on the price of our common stock	22
If our shares become quoted on the OTC Bulletin Boards, our common stock will be subject to the “Penny Stock” rules of the SEC, which make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.	23
FORWARD-LOOKING STATEMENTS	24
USE OF PROCEEDS	24
DILUTION	24
SELLING STOCKHOLDERS	25
PLAN OF DISTRIBUTION	29
LEGAL PROCEEDINGS	32
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	32
DESCRIPTION OF SECURITIES	38
LEGAL MATTERS	39
EXPERTS	40
INTERESTS OF NAMED EXPERTS AND COUNSEL	40
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	40
ORGANIZATION SINCE INCORPORATION	41
DESCRIPTION OF BUSINESS	49
PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION	60
MANAGEMENT’S DISCUSSION AND ANALYSIS	63
DESCRIPTION OF PROPERTIES	79
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	79
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	83
EXECUTIVE COMPENSATION	84
FINANCIAL STATEMENTS	89
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	91
WHERE YOU CAN FIND MORE INFORMATION	91
REPORTS TO SECURITYHOLDERS	91
DEALER PROSPECTUS DELIVERY OBLIGATION	91

-ii-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Bark Group Inc. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission’s website (located at www.sec.gov) or at the Securities and Exchange Commission’s Public Reference Room mentioned under the heading “Where You Can Find More Information” of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

REFERENCES

As used in this prospectus:

  “we”, “us”, “our”, the “Company” or “Bark Group” refers to Bark Group Inc. and its subsidiaries, unless the context otherwise requires,

  “SEC” refers to the Securities and Exchange Commission,

  “Securities Act” refers to the Securities Act of 1933, as amended,

  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended,

  all dollar amounts refer to US dollars, unless otherwise indicated, and

  DKK refers to Danish Crowns, the lawful currency of Denmark.

FOREIGN EXCHANGE

Amounts presented below in Danish Crowns (DKK) for the year ended December 31, 2007 have been converted into U.S. Dollars as at December 31, 2007 at the exchange rate of 5.0753 DKK per $1.00. Amounts presented below in DKK related to the period ended June 30, 2008 have been converted into U.S. Dollars as at June 30, 2008 at a rate of 4.7310 DKK per $1.00. The Danish Crown (DKK) was convertible into U.S. dollars on the basis of 5.7944 DKK per $1.00 as of 12 pm (noon) on October 30 , 2008 according to foreign exchange information published by the Federal Reserve Bank of New York.

SUMMARY

The following summary highlights certain aspects of our business and the prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus, including our consolidated financial statements and the related notes set out elsewhere herein, and carefully consider the risks associated with purchasing our securities, including the risks set out under “Risk Factors”, before making an investment decision relating to the purchase of our shares of common stock.

Our Business

We are a commercial communication services company that provides integrated traditional and new media advertising and marketing consulting services to our clients. We conduct our business through various subsidiaries which enables us to merge various communication expertise including traditional advertising (creativity and strategy), media consulting, digital know-how and television production. We believe this mix of skills allows us to customize advertising and marketing communication services to create the most value for our clients and their businesses.

Our clients are comprised primarily of European businesses that range in size from small local businesses to larger trans-national and multi-national corporations. These clients include a range of businesses including financial institutions and banks, consumer products companies and luxury goods companies. Examples of the clients and brands for which we have designed and implemented marketing programs include the following:

  Statoil, a Norwegian oil and gasoline corporation,

  Totempo, a Danish automotive company selling and repairing cars,

  Grand Marnier, an alcoholic beverage,

  Fionia Bank, a consumer bank,

  Jaegermeister, an alcoholic beverage,

  Nordax, a financial services business,

  EVA, a kitchenware brand,

  RO’sTorv, a retail outlet, and

  Tulip, a fast moving consumer goods business.

We work with our clients to create and implement full advertising and marketing campaigns from start to finish. The professional services that we provide encompass the following:

Strategic counselling,

o	Creating business and brand strategies,

o	Advising on product development,

o	Providing workshops for management, board of directors and marketing departments ,

Research and analysis,

o	Recommending of needs and methods to test different marketing challenges,

o	Conducting focus groups, hall tests and interviews with the public,

o	Use of our own in house internet based analysis techniques,

o

Conducting brain science research projects focusing on human perception and giving seminars to clients and new business targets on our findings and offering our clients the opportunity to become active partners in these projects,

Creative development of advertising campaigns,

o	Definition and formulation of advertising and marketing concepts,

o	Creative development, art direction and copy writing,

o	Recommending creative and strategic of use of media channels,

Coordination and production of advertising campaigns,

o	Coordination of the chosen campaign idea being finalised in accordance with approved layout, including copy writing, proof reading, programming and final artwork,

o	Coordination of collaboration with external partners such as photographers, sound studios, specialist programming, TV production companies, and printing houses,

Media strategy and counselling,

o	Development of media strategy in accordance with brand position, campaign objectives, chosen target group(s), and size of investment,

o	Advising on the optimum means of using media to reach our clients’ customers and potential customers most effective and cost efficient manner as possible,

Price negotiations for media costs,

o	Negotiating cost of media for our clients. We negotiate annual agreements as well as ad hoc campaigns,

Coordination of campaign execution,

o

Dialogue with media partners within the chosen campaign media channels, such as television advertisements, radio, outdoor commercials, internet web sites, newspaper, magazine advertisements and mobile media.

We earn revenues from the advertising and marketing services that we provide based on various different fee arrangements, including:

  fees for advertising services,

  fees for strategic counselling,

  commissions on media placements,

  performance based revenue, and

  a combination of all of the above.

Our strategic plan is to combine traditional advertising agency skills with the media agency and relevant digital know-how in order to create a communications company that is able to deliver effective integrated advertising and marketing campaigns and activities. We believe that this transformation from a traditional advertising agency to an integrated communications company has only been done on a limited scale to date. We believe this presents us with a market opportunity to expand our business and compete with much larger competitors in the marketplace.

Corporation Organization

We are a Nevada corporation that was incorporated as “Exwal Inc.” on July 5, 2005. We changed our name to “Bark Group Inc.” effective February 28, 2008.

We provide our marketing and advertising services in Europe through our wholly owned subsidiary, Bark Corporation A/S (“Bark Corporation”). Bark Corporation is a Danish corporation that was incorporated on October 9, 2006. We acquired Bark Corporation on February 29, 2008 in a transaction whereby we issued 12,964,548 shares of our common stock to the shareholders of Bark Corporation for all of the outstanding share capital of Bark Corporation. We were a shell company with minimal assets and operations prior to the completion of this acquisition. We completed the change of our corporate name to “Bark Group Inc.” on February 28, 2008 as a condition to the completion of closing of the acquisition. Our original sole executive officer and director was replaced by the management team of Bark Corporation concurrent with the closing of this acquisition.

Bark Corporation completed the reverse merger with us as part of its strategy to seek trading on its shares on the OTC Bulletin Board and to pursue equity financing as a publicly traded U.S. corporation. The principal shareholders of Bark Corporation were of the view that U.S. investors would be more willing to invest in the business of Bark Corporation through a publicly traded U.S. corporation versus a privately held Danish corporation. This is based in part on management’s historical experience that investors in the United States have a better understanding of the marketing and advertising industry and Bark Corporation’s strategy within this industry as compared to investors in other markets. Further, management of Bark Corporation was of the view that shares in a publicly traded U.S. corporation would be more attractive as acquisition consideration in the event that we attempt to acquire a new business through the issuance of new shares of our common stock. This was a particular consideration in view of the fact that management’s long term plans include expansion into the U.S. market, although no such expansion is anticipated during 2008 or 2009. There is no assurance that our becoming a publicly traded U.S. corporation will either enable us to secure additional financing, that we will enter into acquisition agreements where we issue shares of our common stock as consideration for the acquisition or that we will eventually enter the U.S. market. The reverse merger also offered the advantage of achieving this objective while at the same time adding to our base of shareholders. Without the inclusion of an increased number shareholders, management of Bark Corporation was of the belief that there would not be sufficient distribution for trading of the Company’s shares on the OTC Bulletin Board to be approved.

Bark Corporation is the owner of 87.3% of the share capital of Bark Advertising A/S (“Bark Advertising”), which in turn is the owner of 100% of each of Bark Copenhagen A/S (“Bark Copenhagen”) and Bark Media ApS (“Bark Media”). Each of Bark Advertising, Bark Copenhagen and Bark Media are Danish corporations. Bark Corporation through its subsidiary bark Advertising, completed the acquisition of Bark Copenhagen and Bark Media on May 14, 2007. Bark Copenhagen has been engaged in the business of media and advertising since its incorporation as “Living Brands A/S” in 2002.

Bark Corporation is the owner of 100% of the share capital of Bark Property ApS (“Bark Property”) which owns Bark Corporation’s office premises in Copenhagen, Denmark.

We had entered into an engagement agreement with PacificWave Partners Limited on August 17, 2007 with the objective of raising a minimum of $10 million in financing. The engagement agreement contemplated that this financing would be a financing not involving the issuance by us of not more 2,857,143 shares of our common stock at a price of not less than $3.50 per share for aggregate gross proceeds of not less than $10 million. This agreement terminated in accordance with its terms on September 30, 2008 as the $10 million financing had not been completed by that date. We plan to enter into negotiations with PacificWave in connection with this financing in order to extend the engagement agreement. However there is no assurance that the engagement agreement will be extended or that the terms of the contemplated financing will not change. We have no reason to believe that PacificWave would not agreed to any extension and we have not been advised by PacificWave that they will not agree to any extension. There is no assurance that we will be able to achieve this financing or any other financing through our engagement agreement with PacificWave. PacificWave has not given us any commitment as to the completion of this financing and accordingly there is a significant risk that this financing will never occur. We will file a current report on Form 8-K with the SEC upon completion of any financing through PacificWave in accordance with our obligations under the Exchange Act at that time. We will also disclose in our filings under the Exchange Act whether the financing has not completed or if we enter into any extension to the engagement agreement with PacificWave . If we are not successful in raising this financing, then we plan to reduce our operating expenses such that they are consistent with the cash inflows from our operating activities and our available sources of funds, as discussed below under “Management Discussion and Analysis – Liquidity and Capital Resources” under the heading “Cash Requirements”.

Our Offices

Our principal executive and head office is located in Copenhagen, Denmark where the majority of management and professional staff are employed. We also have a representative office in Lugano, Switzerland. The address of our principal executive office is Ostergade 17-19, 3rd Floor, DK-1100 Copenhagen K, Denmark. Our telephone number is +45 7026 9926 and our fax number is +45 3332 0078.

SUMMARY OF CORPORATE ORGANIZATION

Our corporate organization is reflected in the following chart:

SUMMARY OF THE OFFERING

Issuer:	Bark Group Inc.
Selling Stockholders:	The selling stockholders consist of some of our existing stockholders who are identified in this prospectus under “Selling Stockholders”.
Shares Offered by the Selling Stockholders:	The selling stockholders are offering up to 4,642,151 shares of our common stock having a par value of $0.001 per share. See “Selling Stockholders”.
Offering Price:

The selling stockholders will sell their shares of our common stock at a price of $2.50 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices, prices related to prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the most recent sales price of shares of Bark Corporation completed prior to our acquisition of Bark Corporation.

Terms of the Offering:

The selling stockholders will determine when and how they will sell the common stock offered by this prospectus. We will cover substantially all of the expenses associated with this offering which we estimate to be approximately $600,000. See “Plan of Distribution”.

Termination of the Offering:

The offering will conclude when all shares of common stock offered hereby have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Use of Proceeds:	We will not receive any proceeds from this offering. We will incur substantially all of the costs associated with the filing of the registration statement of which this prospectus forms a part.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 16,205,686 shares of our common stock issued and outstanding as at October 30 , 2008.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our shares of common stock.

SUMMARY OF FINANCIAL DATA

The summarized consolidated financial data presented below is derived from and should be read in conjunction with the audited consolidated financial statements for Bark Group Inc. as at December 31, 2006 and 2007 and for the period from inception (October 9, 2006) to December 31, 2006 and for the year ended December 31, 2007, including the notes to those financial statements. The summary financial data as at and for the year ended December 31, 2007 have been restated to reflect certain changes with respect to the accounting for minority interests. These financial statements are included elsewhere in this prospectus. The financial data for the six month periods ended June 30, 2007 and 2008 have been derived from our unaudited consolidated condensed financial statements which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods. Results for the six month period ended June 30, 2008 are not necessarily indicative of results that may be expected for the entire year. The historical financial information below may not give an accurate indication of our future performance.

On February 29, 2008, we completed the acquisition of Bark Corporation in an acquisition transaction that was completed as a share exchange with the former shareholders of Bark Corporation. This transaction involved the issuance of equity of Bark Group Inc. to the shareholders of Bark Corporation, resulting in the former shareholders of Bark Corporation controlling the majority of the shares of Bark Group Inc. This transaction is considered to be a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to the issuance of stock by the private company, namely Bark Corporation, for the net monetary assets of a shell corporation, namely Bark Group Inc., accompanied by a recapitalization. The accounting is identical to that of a reverse acquisition, except that no goodwill or other intangible should be recorded. As such, Bark Corporation is considered the acquirer for accounting purposes and Bark Group Inc. is treated as the acquiree for accounting purposes, each notwithstanding the legal form of the acquisition.

The summarized consolidated financial data presented herein utilizes the capital structure of the Bark Group Inc. and the assets and liabilities, results of operations and cash flows of Bark Corporation. The computation of loss per share has been retroactively restated to reflect the capital structure of Bark Group.

Bark Corporation was incorporated on October 9, 2006. Bark Corporation, through its subsidiary Bark Advertising, acquired Bark Copenhagen and Bark Media on May 14, 2007. For financial statements purposes, we consolidated the results of operations of Bark Copenhagen and Bark Media effective May 15, 2007. Accordingly, the financial data as at December 31, 2007 and for the period from May 15, 2007 to December 31, 2007 include the assets and results of operations of Bark Copenhagen and Bark Media.

BARK GROUP INC.

Balance Sheet Data

	As at June 30, 2008 (in thousands USD)	As at December 31, 2007 (in thousands USD) (1)	As at December 31, 2006 (in thousands USD)
Cash and cash equivalents	248	768	120
Accounts receivable	1,069	851	-
Total current assets	1,900	2,064	302
Property, plant, and equipment, net	5,554	4,808	-
Goodwill	3,608	3,363	-
Total assets	11,188	11,025	302
Short-term debt and current portion of long-term debt and obligations under capital leases	2,095	2,982	-
Deferred revenue	-	444	139
Accounts payable	1,386	122	-
Accrued liabilities	672	721	41
Total current liabilities	4,877	4,648	221
Long-term debt and obligations under capital leases	4,701	3,152	-
Total liabilities	9,578	7,828	221
Minority interest	1,967	1,834	-
Total shareholders (deficit) /equity	(357)	1,363	81

Income Statement Data

	Six month period ended		Year Ended	Period from Inception (October 9, 2006) to
	June 30, 2008 (in thousands USD, except per share amounts)	June 30, 2007 (in thousands USD, except per share amounts)	December 31, 2007 (in thousands USD, except per share amounts) (1)	December 31, 2006 (in thousands USD, except per share amounts)
Net revenue	4,607	1,190	4,792	70
Cost of revenues	(3,403)	(923)	(2,835)	(14)
Selling, general and administrative expenses	(1,695)	(469)	(1,725)	(67)
Depreciation and amortization	(124)	(30)	(118)	-
Listing expenses	(1,032)	-	-	-
Operating (loss) /income	(1,647)	(232)	114	(11)
Interest income	5	-	32	-
Interest expense	(197)	(13)	(514)	-
Benefit / (provision) for income taxes	33	50	(30)	3
Loss/ (profit) allocated to minority interest holders	34	21	(9)	-
Net (loss)	(1,772)	(174)	(407)	(8)
EITF D-98 adjustment- excess of redemption amount over ARB 51 adjustment	(139)	(1,255)	(1,383)	-
Loss available to common shareholders	(1,911)	(1,429)	(1,790)	-
Loss per share, basic and diluted (2)	$ (0.12)	$ (0.09)	$ (0.12)	$ (0.00)

(1)        These amounts have been restated to reflect certain changes with respect to the accounting for minority interests. See Note 22 to the audited financial statements which have been included elsewhere in this Registration Statement.

(2)        In accordance with Emerging Issues Task Force (“EITF”) Issue D-98 (“EITF D-98”), basic and diluted loss per share has been calculated based on the loss available to common shareholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and accompanying notes and the sections of this prospectus entitled “Description of Business” and “Management’s Discussion and Analysis” before investing in our shares of common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when our shares are listed for trading, could decline due to any of these risks, and you could lose all or part of your investment.

Risks Relating To Our Business And Financial Condition

As there is a substantial doubt as to our ability to continue as a going concern, there is a significant risk that our business could fail.

Our audited financial statements for the year ended December 31, 2007 and our consolidated interim financial statements for the six month period ended June 30, 2008 include a note expressing doubt about our ability to continue as a going concern. The inclusion of this note was due to the fact that we have negative working capital and we reported a shareholder’s deficit of $357,000 as at June 30, 2008. This note also reflects the fact that we have incurred losses to date without achieving profitable operations, including a loss of $407,000 for the year ended December 31, 2007 and a loss of $1,772,000 for the six month period ended June 30, 2008. We intend to fund our operations and expansion through future sales and equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital and other cash requirements for the current fiscal year. Thereafter, we will be required to seek additional funds, either through sales and/ or equity financing, to finance our long-term operations. The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results. These factors could raise substantial doubt about our ability to continue as a going concern. As a result, we caution investors that there is a risk that our business could fail. Our current working capital deficit as at June 30, 2008 and our negative cash flow from operations for the six month period ended June 30, 2008 continue to raise substantial doubt about our ability to continue as a going concern. Accordingly, there remained a substantial doubt about our ability to continue as a going concern as at June 30, 2008, as reflected in the notes to our consolidated financial statements for the six month period ended June 30, 2008.

Our competitors may be successful in attracting the clients that we are targeting for our advertising and media services, with the result that our revenues and ability to generate profit from our operations may be reduced.

We compete in the advertising and communications industry which is highly competitive and which we believe will become more competitive as the business of commercial communication and advertising advances. Our competitors range from large multinational companies to smaller agencies that operate in our target markets. These potential competitors also range from traditional advertising agencies to new media companies that are integrating traditional advertising services with new media advertising services, such as digital media counselling. In addition, new competitors are emerging who will compete with our business strategy of providing integrated media and advertising professional services. Both existing and new competitors will likely seek to target the same customers that we are targeting, both using traditional advertising models and the integrated media services business model that we are pursuing. In addition, many of these new competitors will have greater financial and operational resources than we do. The ability of our existing and potential competitors to attract the customers and advertising and media service work that we are targeting will reduce the revenues that we are able to achieve from our business activities, will reduce our market share and decrease our ability to generate profit from our operations.

The present size of our business may impede or limit our ability to secure new advertising and marketing engagements from the customers that we target for our professional service.

We presently have approximately twenty-six (26) employees, all but one of whom are professional services personnel. Our relatively small size will limit the scope of the projects that we are able to undertake for our existing and potential customers. As a result of our limited capacity, there is a limit both to the number of new customers that we can take on. Existing and potential customers may view our size as a limiting factor when assessing whether to engage us to undertake marketing and advertising campaigns. These customers may view their requirements as being beyond the scope or ability of our firm due to the limited number of professional personnel that employ. The determinations of our existing and potential customers not to engage us or to limit our engagement on a project may result in us losing business and corresponding revenues to our competitors with the result that our ability to achieve revenues and to expand our business may be limited.

Our location in Denmark may impede our ability to secure internationally based customers who believe that they require a more globally based advertising and media professional service provider in order to address their business and marketing requirements.

We are headquartered in Copenhagen, Denmark where our principal business operations are conducted from. Our location in Denmark, while providing access to the European Union, may be an impediment for competing in international markets, including the United States. Existing and potential customers may view our location in Denmark and our lack of international and North American offices as a limiting factor in our ability to implement their advertising and marketing campaigns. Such determinations by existing and potential customers may result in their decisions not to engage us to undertake advertising and marketing campaigns or to only engage us for a local portion of an advertising or marketing campaign, which would limit our ability to earn revenues and to expand our business.

The loss of our key customers could cause significant reduction in our business.

As at June 30, 2008, one customer accounted for approximately 54% of our accounts receivables and approximately 33% of our revenue in the six month period ending June 30, 2008. No other customers represented more than 10% of our accounts receivable or our revenue in the six month periods ended June 30, 2008 and 2007, respectively. This customer is Totempo, an automotive sales and repair business. There can be no assurance that we will be able to continue to retain our relationships with this key customer or that this key customer will engage us for future advertising and marketing programs. Any negative changes involving our key customers, including any adverse changes in the customer’s financial condition or desire or ability to continue to engage us for future advertising and marketing programs, could result in a significant reduction in our business which would impair our ability to sustain or increase our revenues. As far as we are aware, none of these customers are presently experiencing financial distress. However, there is no assurance that these customers are not presently experiencing financial distress or will not experience financial distress in the future.

Our inability to retain our existing customers will restrict our ability to sustain or increase our revenues.

We rely significantly on new advertising and media engagements from our existing customers in order to generate future revenues. The preservation of these relationships are subject to many intangible factors, including the perceived success of our business in the market-place, the relationships between our professional personnel and individual employees of our customers and our client’s perception of the benefit and success of past services that we have provided for our customers. Further, we will have to be careful to work to preserve these relationships at the same time as we attempt to expand our business and secure new customers. There is no assurance that our existing customers will continue their relationships with us or engage us for new advertising and marketing programs or services. Our inability to preserve these customers relationships and secure new engagements from existing customers will restrict our ability to sustain or increase our revenues.

We rely heavily on our key executive officers and their experience and knowledge of our business would be difficult to replace in the event any of them left our company.

We are highly dependent on Mr. Bent Helvang, our chairman, and Mr. Anders Hageskov, our chief executive officer, for the management of our business and the implementation of our business strategy. While each of Mr. Helvang and Mr. Hageskov provides their services to us pursuant to written agreements and we are not aware of either Mr. Helvang or Mr. Hageskov intention to leave us, there is no assurance that we will not lose the services of Mr. Helvang or Mr. Hageskov. We do not have “key person” life insurance policies for any of our officers and key employees, including either Mr. Helvang or Mr. Hageskov. The loss of the technical knowledge and management and industry expertise that would result in the event that either Mr. Helvang or Mr. Hageskov left us could result in the disruption to our business operations and our inability to successfully implement our business strategy.

If our customers’ businesses experience reduced revenues, our customers may decide to reduce their budgets for advertising and communications which could decrease our revenues.

We depend upon the business activities of our existing and potential customers in order to generate revenues from operations. The advertising and communications industry and our ability to generate revenues is subject to changes in our customers’ underlying businesses. If our customers experience declines in their business and reduced revenues, they may decide to decrease their marketing budgets. In our experience, downturns in general economic conditions that result in our customers experiencing declines in their business can have a more severe impact on advertising and communications expenditures than on other areas, in part because many of our customers view advertising and communications expenditures as more discretionary than other operating expenditures. Accordingly, our customers may respond to economic downturns where their businesses are adversely impacted by reducing their advertising and communications budgets in order to meet their earnings goals. If our existing and potential customers decide not to proceed with advertising and marketing campaigns as a result of downturns in their businesses or decreases in their revenues, then our ability to generate revenues from providing our professional services will be reduced. As a result, our development, prospects, business, financial condition and consolidated results of operations may be materially adversely affected by downturns in the businesses of our customers.

If we are unable to collect amounts that are owed to us by our customers, then we may not be able to realize on our accounts receivable and our corresponding cash flows will be reduced.

We invoice our clients for the marketing and advertising services that we provide and, as a result, generate account receivables that are payable by our customers for the professional advertising and media services that we provide to them. We do not in all circumstances obtain payment of these amounts from our customers in advance of our providing services. Accordingly, we are at risk to the extent that we provide services that our customers either refuse or are unable to repay. Our ability to generate cash flows from operations is contingent upon the ability of our customers to pay these accounts. If our customers experience financial distress as a result of downturns in their businesses or downturns in general economic conditions, then they may not be able to pay our accounts with the result that we may not be able to realize on our accounts receivable and our corresponding cash flows will be reduced. Further, our customers may dispute the amount of the invoices that we render and in such an event we may be paid less than the amount that we have invoiced or payment may be delayed.

Our business is highly dependent on the services of our management and our employees who are specialized advertising and marketing professionals. If we cannot retain our key personnel, our business may fail.

Our business is highly dependent on the talent, creative abilities and technical skills of our specialized advertising and marketing professionals, as well as on the relationships between our professional personnel and our customers. The industry is also known for high mobility among its professionals. If we lose the services of certain management members or our other professional personnel, our ability to continue to provide professional advertising and marketing services and to maintain our client relationships could be harmed. If we are unable to continue to attract and retain additional key professional personnel, or if we were unable to retain and motivate our existing key professional personnel, we may not be able to sustain our business or execute our business expansion strategy with the result that our business may fail.

Our business strategy of development through acquisitions and investments can be risky.

Our business growth strategy includes, among other things, acquiring established advertising and communication boutique firms. We acquired Bark Copenhagen and Bark Media during fiscal 2007 and we have entered into an option agreement pursuant to which we may acquire an interest in a Munich, Germany based advertising firm known as Anaconda.tv. In addition, we anticipate making several additional acquisitions and investments in the future. The identification of acquisition candidates is difficult and we may not correctly assess the risks related to such acquisitions and investments. In particular, our determinations and assessments of acquisition candidates involve assessments of the financial performance of the acquisition candidates and past financial performance that we observe may not be indicative of future financial performance. In addition, acquisitions could be effected on terms less satisfactory to us than expected and the newly acquired companies may not be successfully integrated into our cohesive operations or in a way that produces the synergies or other benefits we hope to achieve. If these risks materialize, the benefit that we derive from businesses that we acquire may be less than the costs to us of acquiring these businesses, with the result that our operating losses could increase.

We may be unsuccessful in evaluating material risks involved in completed and future acquisitions.

As part of our business strategy we will be regularly reviewing potential acquisitions of businesses to add to our Bark network of advertising and media agencies. As part of these reviews, we will conduct business, legal and financial due diligence with the goal of identifying and evaluating material risks involved in any particular transaction. Despite our efforts, we may be unsuccessful in ascertaining or evaluating all such risks. As a result, we might not realize the intended advantages of any given acquisition. If we fail to realize the expected benefits from one or more acquisitions, our results of operations and financial condition could be adversely affected.

If we do not raise the necessary capital to fully develop our business, our business may not be able to continue its growth.

Our business concept involves the creation and expansion of a network of affiliated advertising and marketing agencies under the “Bark” brand name which will require us to obtain additional capital that we presently do not have. Our ability to create this network will be contingent upon our ability to raise the necessary capital to fund contemplated and future acquisitions. In addition, even if we are successful in acquiring new advertising and marketing agencies, there is no assurance that we will be able to generate sufficient cash flows to continue to fund the operations of these acquired businesses or to generate a positive return on our investment. If we are not able to raise the necessary capital, we may not be able to acquire new businesses in accordance with our strategic plan or to adequately fund the new businesses that we acquire.

If we do not successfully integrated advertising and marketing agencies that we acquire into our business model, our business may not be able to continue its growth and we may not be able to achieved planned revenues or cash flows.

Our business concept involves the creation and expansion of a network of affiliated advertising and marketing agencies under the “Bark” brand name, and the integration and creation of consistency of our brand values throughout all of our agencies. Our ability to create this network will be contingent upon our ability to successfully integrate acquired advertising and marketing agencies into our business model in order that we can expand our client base and increase our revenues. In particular, if we are unable to ensure the continuity of the professional employees at the advertising and marketing agencies that we acquire, our ability to expand our business through acquisitions and continue our growth will be impaired. In addition, there is no assurance that customers of the advertising and marketing agencies that we acquire will continue their association with the agency as a Bark affiliated agency. Our inability to retain the customers of the advertising and marketing agencies that are acquired or implement our business plan to use these acquired agencies to expand our business and revenues, will impair our ability to grow in accordance with our business strategy and we may not be able to achieve anticipated revenues or cash flows.

There is no assurance that we will secure any financing through our engagement agreement with PacificWave Partners Limited.

Bark Corporation entered into an engagement agreement with PacificWave Partners Limited on August 17, 2007 wherein Bark Corporation engaged PacificWave to act as financial advisor to Bark Corporation in connection with the potential financing of Bark Corporation. This engagement was amended to provide for an extension to the termination date to September 30, 2008. Although this engagement agreement terminated on September 30, 2008 due to the fact that the $10 million financing contemplated by the engagement agreement had not been concluded by that date, we plan to continue negotiate with PacificWave for an extension to this agreement. However there is no assurance that the engagement agreement will be extended or that the terms of the contemplated financing will not change. The engagement agreement contemplated that PacificWave would assist us in raising $10 million through the sale of no more than 2,857,143 shares of our common stock at a price of not less than $3.50 per share for aggregate gross proceeds of not less than $10 million. There are presently no agreements in place with any investors for this financing and there is no assurance that our engagement agreement with PacificWave, if extended, will result in us securing any financing. PacificWave has not given us any commitment as to the completion of this financing and accordingly there is a significant risk that this financing will never occur. Our inability to secure financing through PacificWave will mean that we will have less financial resources with which to pursue our acquisition strategy. We believe that the current volatility in the financial markets will make it more difficult to secure the equity financing that we are seeking through Pacificwave.

If we do not raise $10 million in equity financing and we elect to repurchase shares held by the original shareholders of Bark Group Inc., then we may not have sufficient public distribution for our shares to be publicly traded on the OTC Bulletin Board.

As we have been unable to raise $10 million in equity financing by September 30, 2008 , we have the right to repurchase shares held by the original shareholders of Bark Group Inc. who acquired their shares prior to our acquisition of Bark Corporation. These original shareholders are named as selling shareholders. If we exercise this right to repurchase these shares, then these selling shareholders would no longer be shareholders of Bark Group Inc. We would then be required to amend the registration statement of which this prospectus forms a part to remove these selling shareholders. The effect of this repurchase would have the result of decreasing the number of our shareholders and the number of shares that may be sold pursuant to this prospectus. This could result in there being insufficient distribution in the shares of our common stock for a public market to develop, with the result that our shares may not be eligible for trading on the OTC Bulletin Board. Under an amendment agreement entered into between us and the Exwal shareholders, (i) the date for completion of the $10 million financing has been extended from June 30, 2008 to September 30, 2008, and (ii) the repurchase right is agreed not apply to any shares in respect of which we exercise the option subsequent to any sales by any such original shareholders after the effectiveness of the registration statement of which this prospectus forms a part. Accordingly, there is a risk that we would not be able to acquire all of the shares held by the original shareholders in the event we exercise the repurchase option subsequent to the date of effectiveness of the registration statement of which this prospectus forms a part. While we are presently entitled to exercise this right of repurchase, we have not made any determination to exercise this right of repurchase as of the date hereof. We presently are not certain as to the likelihood of our raising the $10 million financing on the terms contemplated in our engagement letter with PacificWave or on any other terms. The likelihood of raising any financing through PacificWave has diminished as our engagement agreement with PacificWave has terminated as the originally contemplated financing was not raised by the September 30, 2008 termination date for this agreement, as further discussed below. We do not have any arrangements in place for this financing and the current uncertainty in the capital markets means that there is a significant risk that we will not be able to raise this $10 million equity financing. Accordingly, there is a risk that we will exercise this repurchase right. In the event that the repurchase right is exercised, then the number of our shareholders will be reduced to approximately 42 shareholders which we believe but cannot provide assurance will be sufficient public distribution for our shares to be publicly traded on the OTC Bulletin Board.

Government regulations and consumer advocates may limit the services that we are able to provide, which could affect our ability to meet our customers’ needs, which could reduce the revenues that we are able to achieve in the future.

Government agencies and consumer groups have directly or indirectly from time to time affected or attempted to affect the scope, content and manner of presentation of advertising, marketing and corporate communications services, whether through regulations or other governmental actions. Any such limitations on the scope of the content of our services could affect our ability to meet our customers’ needs, which could reduce the revenues that we are able to earn from client revenues and have a material adverse effect on our results of operations and financial condition. In addition, there has been an increasing tendency on the part of businesses to resort to the judicial system to challenge advertising practices. We cannot assure investors that such claims by businesses or governmental agencies will not reduce the revenues that we are able to achieve in the future.

There is no assurance that we will acquire any interest in Anaconda.tv.

We have entered into two option agreements to acquire up to an aggregate 51% interest in Anaconda.tv, a Munich, Germany based boutique advertising and media firm. To date, we have not determined to exercise this option to complete the acquisition of any interest in Anaconda.tv and there is no assurance that we will ever acquire any interest in Anaconda.tv.

We may be exposed to liabilities from allegations that certain of our customers’ advertising claims may be false or misleading or that our customers’ products may be defective.

We may be, or may be joined as, a defendant in litigation brought against our customers by third parties, our customers’ competitors, governmental or regulatory authorities or consumers. These actions could involve claims alleging, among other things, that:

  advertising claims made with respect to our customers’ products or services are false, deceptive or misleading;

  our customers’ products are defective or injurious and may be harmful to the others; or

  marketing, communications or advertising materials created for our customers infringe on the proprietary rights of third parties since client-agency contracts generally provide that the agency agrees to indemnify the client against claims for infringement of intellectual or industrial property rights.

The damages, costs, expenses or attorneys’ fees arising from any of these claims could have an adverse effect on our prospects, business, results of operations and financial condition to the extent that we are not adequately insured against such risks or indemnified by our customers. In any case, the reputation of our agencies may be negatively affected by such allegations.

U.S. investors who obtain judgments against our officers or directors for breaches of U.S. securities laws may have difficulty in enforcing such judgments against our officers and directors.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. All of our directors and officers are residents of Denmark or Switzerland and all or a substantial portion of their assets are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon our directors and officers or to enforce, inside or outside of the United States, any judgments of United States courts predicated upon civil liabilities under the United States Securities Exchange Act of 1934, as amended. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Denmark by a Danish court if the U.S. court in which the judgment was obtained is determined by the Danish court not to have had jurisdiction in the matter. Even if the Danish court was to find jurisdiction, the judgement as a rule would not be enforceable against any director or officer in Denmark. Furthermore, an original action might not be able to be brought successfully in Denmark against any of such persons predicated solely upon such civil liabilities. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against our directors and officers.

We have identified a material weakness in our internal controls over financial reporting that, if not corrected, could result in material misstatements in our financial statements.

We are not currently required to comply with Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make an assessment of the effectiveness of our internal controls over financial reporting for that purpose. However, in connection with the audit of our financial statements as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and the period from incorporation (October 9, 2006) to December 31, 2006, our auditors and we have identified certain matters involving our internal control over financial reporting that constitute a material weakness under standards established by the Public Company Accounting Oversight Board ("PCAOB").

The PCAOB defines a material weakness as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of our annual or interim financial statement will not be presented or detected by our employees. A significant deficiency is defined as a control deficiency, or a combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A deficiency in design exists when:

  a control necessary to meet the control objective is missing; or

  an existing control is not properly designed so that, even if the control operates as designed, the control objective is not always met.

A deficiency in operation exists when a properly designed control does not operate as designed, or when the person performing the control does not possess the necessary authority or qualifications to perform the control effectively.

The material weakness identified results from currently inadequate external reporting, technical accounting and tax staff, inadequate integrated financial systems and financial reporting and closing processes, and inadequate written policies and procedures. Specifically, the following items were identified:

  we do not currently have a sufficient complement of external reporting, technical accounting or tax staff commensurate to support standalone external financial reporting under public company or SEC requirements;

  we do not have a fully integrated financial consolidation and reporting system and as a result, extensive manual analysis, reconciliation and adjustments are required in order to produce financial statements for external reporting purposes; and

  we have not commenced design, implementation and documentation of the policies and procedures used for external financial reporting, accounting and income tax purposes.

We are in the process of implementing changes to strengthen our internal controls. Additional measures may be necessary and the measures we expect to take to improve our internal controls may not be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that such material weakness or other material weaknesses would not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses or significant deficiencies may be identified in the future. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

As a public company, we will be required to document and test our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes Oxley Act, which requires annual management assessment of the effectiveness of our internal controls over financial reporting and a report by our independent auditors on our internal control over financial reporting. Our first report on compliance with Section 404 is expected to be in connection with the audit of our financial statements for the year ending December 31, 2009.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with accounting principles generally accepted in the United States.

During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and any trading price of our stock could drop significantly.

We are incurring a significant portion of our operating expenses in Europe and we are therefore subject to currency risks.

Our consolidated financial statements are reported in United States Dollars. Our main operations are currently based in Europe and the majority of the operating expenses are incurred in Danish Crowns (DKK) or the Euro, while investments into the Company will be in United States Dollars. Therefore, our expenses and any future investments or income may be vulnerable to fluctuations in exchange rates. We currently do not enter into foreign exchange contracts to cover our exposure to exchange rate fluctuations. Any failure to adequately manage foreign exchange risk may adversely affect our business.

Risks Relating To Our Common Stock

Our principal shareholders will be able to exert significant control over the election of our directors and the management of our business and their interests may differ from those of our other shareholders

Our principal shareholders include our directors, Mr. Bent Helvang, Mr. Klaus Aamann and Mr. Jesper Svane, Mr. Anders Hageskov, our chief executive officer, and Sapiens Alliance Ltd., a private company controlled by Mr. Rene Lauritsen. These shares are held both directly and indirectly through privately controlled corporations. As of October 30 , 2008, these principal shareholders owned or controlled 11,481,254 shares of common stock, representing 70.8% of our outstanding shares of common stock. By virtue of their shareholdings, our principal shareholders will be able to elect members of our board of directors, control our management and affairs and cause or prevent corporate transactions such as mergers, consolidation or the sale of all or substantially all of our assets. The interests of our principal shareholders may differ from that of other shareholders, with the result that our principal shareholder may cause us to enter into transactions that may be not be viewed as favourable by our other shareholders.

We have not paid any dividends and there is no assurance that we will pay dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, financial condition and other relevant factors. There is no assurance that we will pay dividends in the future.

We may issue additional shares in the future and these sales will result in dilution to our existing shareholders and may reduce the market price of our shares

We will require additional financing in order to achieve our acquisition strategy and to expand our business operations. We may determine to offer additional shares in the future in order to achieve this financing. This may include additional shares that we issue pursuant to any equity financing arranged pursuant to our financial advisory agreement with PacificWave Partners Limited which has presently expired , if we are successful in completing any such financing. Any additional offering of shares will result in dilution of the proportionate interests of our existing shareholders in the Company. Further, any sales of additional shares by us or a public perception that such an offering or such sales may occur, could have an adverse effect on the market price of our shares.

For reasons outside our control, our stock price can be volatile.

The market price of our common stock can be highly volatile and fluctuate widely in price in response to various factors, many of which are beyond our control, including:

  the success of our competitors in attracting the customers and business that we are targeting;

  additions or departures of key personnel;

  sales of our common stock;

  our ability to integrate operations, technology, products and services;

  our ability to execute our business plan;

  operating results below expectations;

  loss of any strategic partner or relationship;

  industry developments;

  economic and other external factors; and

  period-to-period fluctuations in our financial results.

Because we have a limited operating history and have earned minimal revenues to date, any one of these factors may have a material adverse effect on our business, results of operations and financial condition. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

There is no active trading market for our common stock, and if a market for our common stock does not develop our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the Financial Industry Regulatory Authority Inc.’s OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. Further, there is no assurance that we will graduate to a national securities exchange, such as the American Stock Exchange, if our shares are traded on the OTC Bulletin Board.

Sales of a substantial number of shares of our common stock into the public market by the selling shareholders named in this prospectus and by other shareholders who become eligible to sell in reliance of Rule 144 may result in significant downward pressure on the price of our common stock.

We are registering the resale by the selling shareholders named in this prospectus of 4,642,151 shares of our common stock, representing approximately 28.6% of our current issued and outstanding shares of common stock. In addition, additional shares may become eligible for resale pursuant to Rule 144 of the Securities Act of 1933 as early as the date that is one year from February 29, 2008, being the date that we completed the acquisition of Bark Corporation. Sales of a substantial number of shares of our common stock into the public market by the selling shareholders pursuant to this prospectus or pursuant to Rule 144 may result in significant downward pressure on the price of our common stock. Further, if we complete any additional sales of our equity securities, then resales of these securities pursuant to Rule 144 could also result in significant downward pressure on the price of our common stock. This downward pressure could result in the market price of our common stock being depressed. Further, we are planning to complete additional equity financings involving the issuance of shares of our common stock. Sales by new investors in reliance of Rule 144 may result in further downward pressure on the price of our common stock.

If our shares become quoted on the OTC Bulletin Boards, our common stock will be subject to the “Penny Stock” rules of the SEC, which make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our plan is for our common stock to be quoted on the Financial Industry Regulatory Authority Inc.’s OTC Bulletin Board, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and obtaining future financing. Further, our securities are subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Exchange Act. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this prospectus include, among others, statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve assumptions, risks and uncertainties regarding, among others, the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues, customer acceptance of our business model and software solutions and other factors. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. In evaluating these statements, you should consider various factors, including the assumptions, risks and uncertainties outlined in this prospectus under “Risk Factors”. These factors or any of them may cause our actual results to differ materially from any forward-looking statement made in this prospectus. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding future events, our actual results will likely vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. The forward-looking statements in this prospectus are made as of the date of this prospectus and we do not intend or undertake to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution”. We will, however, incur substantially all of the costs associated with the preparation and filing of the registration statement of which this prospectus forms a part.

DETERMINATION OF OFFERING PRICE

Our common stock is not presently traded on any securities exchange or other market, and we have not applied for listing or quotation on any public market. Accordingly, we have arbitrarily fixed the benchmark offering price at $2.50 per share based upon the most recent sales price of shares of Bark Corporation completed prior to our acquisition of Bark Corporation. See “Organization Since Incorporation” below under the heading “Incorporation of Bark Corporation”. The selling stockholders will sell their common stock at the price of $2.50 per share until our common stock is quoted on the OTC Bulletin Board or other market and, thereafter, at prevailing market prices or at privately negotiated prices or as otherwise provided under “Plan of Distribution”. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 4,642,151 shares of our common stock offered by this prospectus. The selling stockholders acquired these shares of common stock in the following transactions:

  Maria Peceli, a former director and officer, acquired 200,000 shares of our common stock at a price of $0.0025 per share in a private placement offering that was completed in accordance with Section 4(2) of the Securities Act on July 8, 2005,

  Certain selling stockholders acquired shares of our common stock from us at a price of $0.0125 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on March 31, 2006, of which 1,750,000 shares are offered by this prospectus,

  Certain selling stockholders acquired shares of our common stock from us at a price of $0.125 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on November 1, 2006, of which 233,744 shares are offered by this prospectus, and

  Certain selling stockholders are former shareholders of Bark Corporation who acquired shares of our common stock from us in exchange for their shares of Bark Corporation in accordance with Rule 903 of Regulation S of the Securities Act on February 29, 2008, of which 2,458,407 shares are offered by this prospectus.

  Certain selling stockholders acquired their shares from Bark Holding Ltd. and Venture Alliance Partners Ltd., two of our existing shareholders, in “offshore transactions” completed in accordance with Regulation S of the Securities Act.

The following table provides, as of October 30 , 2008, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

  the number of shares owned by each selling stockholder prior to this offering;

  the total number of shares that are to be offered by each selling stockholder;

  the total number of shares that will be owned by each selling stockholder upon completion of this offering; and

  the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to the total number of shares owned upon completion of the offering assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our shares of common stock by the selling stockholders. Except as described below, to our knowledge, the named selling stockholders beneficially own and have sole voting and investment power over all shares offered by them. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

	Name of Selling Stockholder	Shares owned prior to this offering	Total number of shares to be offered for Selling Stockholders account	Total number of shares owned upon completion of this offering (2)	Percent owned upon completion of this offering(1) (2)
1.	Maria Peceli (3)	200,000	200,000	0	0
2.	Frouwine van den Berg (4)	440,000	250,000	190,000	1.2%
3.	Ian Lorenzen (4)	380,000	250,000	130,000	0.8%
4.	Claire Shellim (4)	480,000	250,000	230,000	1.4%
5.	Claus D. Nielsen (4)	360,000	250,000	110,000	0.7%
6.	Ryan John de Goede (4)	340,000	250,000	90,000	0.6%
7.	Jens Adamsen (4)	400,000	250,000	150,000	0.9%
8.	Stewart Smith (4), (5) (20)	407,394	250,000	157,394	0.9%
9.	Naoimh Harrington (5)	4,000	4,000	0	0
10.	Rory Oliver (5)	400	400	0	0
11.	Michael Wilson (5)	1,760	1,760	0	0
12.	Victoria Loveday (5)	1,760	1,760	0	0
13.	Ryan Arde (5)	800	800	0	0
14.	J C Dodds (5)	1,600	1,600	0	0
15.	P Zagaretos (5)	29,608	29,608	0	0
16.	Michelle Cachucho (5)	4,499	4,499	0	0
17.	Ligia de Gouveia (5)	1,478	1,478	0	0
18.	Vaughn Graham (5)	800	800	0	0
19.	Gail Shepherd (5)	800	800	0	0
20.	Richard Johnson (5)	800	800	0	0
21.	Gulshan Kaur Dhanda (5)	742	742	0	0
22.	Brett Duncan (5)	740	740	0	0
23.	Catherine Williams (5)	739	739	0	0
24.	Robert Burden (5)	400	400	0	0
25.	Terrence Hooper (5)	80,000	80,000	0	0
26.	David Nurcombe-Thorne (5)	1,200	1,200	0	0
27.	Kelly Stephenson (5)	742	742	0	0
28.	Monique Vally (5)	739	739	0	0
29.	Lauren Terblanche (5)	739	739	0	0
30.	Michael Wright (5)	40,000	40,000	0	0
31.	Wayne de Canha (5)	14,400	14,400	0	0
32.	Mark Keaveney (5)	738	738	0	0
33.	Petra Spies (5)	738	738	0	0

	Name of Selling Stockholder	Shares owned prior to this offering	Total number of shares to be offered for Selling Stockholders account	Total number of shares owned upon completion of this offering (2)	Percent owned upon completion of this offering(1) (2)
34.	Desmond Baard (5)	722	722	0	0
35.	Daniel Feane (5)	400	400	0	0
36.	Martin Pilcher (5)	22,400	22,400	0	0
37.	Paul de Canha (5)	20,000	20,000	0	0
38.	Svaneco Ltd. (6) (7)	2,262,902	250,000	2,012,902	12.4%
39.	Sapiens Alliance Ltd. (6) (8)	2,262,902	250,000	2,012,902	12.4%
40.	Bent Helvang Media ApS (6) (9)	2,262,902	250,000	2,012,902	12.4%
41.	Anders Hageskov (6)	2,262,902	250,000	2,012,902	12.4%
42.	Klaus Aamann (6)	2,262,902	250,000	2,012,902	12.4%
43.	Venture Alliance Partners A/S (6) (10)	429,171	93,000	336,171	2.0%
44.	Bark Holding Ltd. (6) (11)	69,087	52,563	16,524	0.1%
45.	Daniel Soren (6)	194,468	150,000	44,468	0.3%
46.	Peter Brockdorff (6)	194,468	150,000	44,468	0.3%
47.	Riis Cycling A/S (6) (12)	152,501	152,501	0	0
48.	Bjarne Riis (6)	74,064	74,064	0	0
49.	Finn Balleby (6)	46,269	46,269	0	0
50.	Camilla Nordqvist (6) (21)	37,926	37,926	0	0
51.	Red and White ApS (6) (13)	19,447	19,447	0	0
52.	Esben Hansen (6)	9,883	9,883	0	0
53.	Philip Grønholt (6)	9,775	9,775	0	0
54.	Maria Sun Øberg (6)	7,840	7,840	0	0
55.	FFF Holding ApS (6) (14)	7,383	7,383	0	0
56.	Mari Team Herlev A/S (6) (15)	5,098	5,098	0	0
57.	Carsten Jeppesen (6)	5,006	5,006	0	0
58.	Nicolas Rafn (6)	4,923	4,923	0	0
59.	Jerichau Invest ApS (6) (16)	3,938	3,938	0	0
60.	Leonardo Monopoli (6)	2,593	2,593	0	0
61.	Mathilde Møberg (6)	1,969	1,969	0	0
62.	Espen Baldorf (6)	1,969	1,969	0	0
63.	Trine Jacobsen (6)	976	976	0	0
64.	Tore Hageskov (6) (17)	976	976	0	0

	Name of Selling Stockholder	Shares owned prior to this offering	Total number of shares to be offered for Selling Stockholders account	Total number of shares owned upon completion of this offering (2)	Percent owned upon completion of this offering(1) (2)
65.	Lis Machholdt (6)	50,011	50,011	0	0
66.	FINCH SA (6) (18)	176,318	176,318	0	0
67.	Polyrama SA (6) (19)	7,779	7,779	0	0
68.	Niels Froslev (21)	2,400	2,400	0	0
69.	Steen Tinning (21)	2,857	2,857	0	0
70.	Jesper Hansen (21)	10,000	10,000	0	0
71.	Ariane Wiedenbrug Noelle (21)	37,500	37,500	0	0
72.	Michael Nyrop (21)	12,158	12,158	0	0
73	Malagoli Maurizio (21)	14,285	14,285	0	0
74.	Henrk Lund Hansen (22)	3,000	3,000	0	0
75.	Dueholm & Dueholm ApS (22)	3,000	3,000	0	0
76.	Johannes Dueholm (22)	4,000	4,000	0	0
77.	Henrik Frandsen (22)	18,000	18,000	0	0
78.	Daniel ApS (22)	4,000	4,000	0	0
79.	Lars Maron Peterson (22)	25,000	25,000	0	0
	TOTAL	16,205,686	4,642,151	11,563,535

(1)	Based on 16,205,686 shares of our common stock issued and outstanding as of October 30 , 2008.

(2)

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of shares of common stock actually to be offered for sale by a selling stockholder or as to the number of shares of common stock that will be held by a selling stockholder upon the termination of such offering.

(3)	Founder’s shares issued at a price of $0.0025 per share on July 8, 2005.

(4)	Issued as part of our private placement of common stock at a price of $0.0125 per share on March 31, 2006.

(5)	Issued as part of our private placement of common stock at a price of $0.125 per share on November 1, 2006.

(6)	Issued as part of our acquisition of Bark Corporation on February 29, 2008.

(7)	A private company controlled by Jesper Svane, one of our directors.

(8)	A private company controlled by Rene Lauritsen.

(9)	A private company controlled by Bent Helvang, our chairman and one of our directors.

(10)	A private company controlled by Mr. Christian Machholdt.

(11)	A private company controlled by Jesper Svane, one of our directors, and Rene Lauritsen.

(12)	A private company controlled by Bjarne Riis.

(13)	A private company controlled by Peter Graae.

(14)	A private company controlled by Finn Balleby.

(15)	A private company controlled by Per Michelsen.

(16)	A private company controlled by Morten Jerichau.

(17)	Tore Hageskov is the brother of Anders Hageskov, our chief executive officer.

(18)	A private company controlled by Massimo Peruzzi.

(19)	A private company controlled by Marco Vella.

(20)	Purchased 400,000 shares at $0.0125 per share on March 31, 2006 and 7,394 shares at $0.125 per share on November 1, 2006.

(21)
Purchased shares from Bark Holding Ltd. in an “offshore transaction” in accordance with Regulation S of the Securities Act. Each shareholder executed a Regulation S Transfer Agreement wherein they represented to Bark Holding Ltd. and to us that (i) the shareholder is not a U.S. Person, as defined in Regulation S, (ii) the shareholder was not in the United States at the time the offer to purchase the shares was received or at the time the offer was accepted, (iii) the shareholder acknowledged that the shares are restricted securities within the meaning of the Securities Act and cannot be transferred other than pursuant to registration under the Securities Act, pursuant to Regulation S of the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, (iv) the shares would be endorsed with a legend confirming the restrictions on transfer under the Securities Act, (v) hedging transactions in the shares are prohibited, and (vi) the shareholder consented to a notation on the registrar of the shareholders of the Company confirming that the shares are restricted securities.

(22)
Purchased shares from Venture Alliance Partners Ltd. in an “offshore transaction” in accordance with Regulation S of the Securities Act. Each shareholder executed a Regulation S Transfer Agreement wherein they represented to Venture Alliance Partners Ltd. and to us that (i) the shareholder is not a U.S. Person, as defined in Regulation S, (ii) the shareholder was not in the United States at the time the offer to purchase the shares was received or at the time the offer was accepted, (iii) the shareholder acknowledged that the shares are restricted securities within the meaning of the Securities Act and cannot be transferred other than pursuant to registration under the Securities Act, pursuant to Regulation S of the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, (iv) the shares would be endorsed with a legend confirming the restrictions on transfer under the Securities Act, (v) hedging transactions in the shares are prohibited, and (vi) the shareholder consented to a notation on the registrar of the shareholders of the Company confirming that the shares are restricted securities.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person other than the Company to resell the shares covered by this prospectus. With respect to the Company, certain selling shareholders have agreed that we have a right to repurchase their shares in the circumstances as described below under “Organization Since Incorporation - Reverse Acquisition Transaction of Bark Corporation”. While we are presently entitled to exercise this right of repurchase, we have not made any determination to exercise this right of repurchase as of the date hereof.

Offering Price

The selling stockholders will sell their common stock at the price of $2.50 per share until our common stock is quoted or listed for trading on the OTC Bulletin Board or other securities market.

Once quoted or listed for trading, the sales price offered by the selling stockholders to the public may be:

  The market price prevailing at the time of sale;

  A price related to such prevailing market price; or

  Such other price as the selling stockholders determine from time to time.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

  ordinary brokerage transactions in which the broker solicits purchasers;

  through options, swaps or derivatives;

  privately negotiated transactions; or

  in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Presently, there are no shares of our common stock that are available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

In general and subject to the applicability of Rule 144(i) to “shell companies” discussed immediately below, provided that a company is subject to the reporting requirements of the Exchange Act, a person who has beneficially owned shares of such company’s common stock for at least six months is entitled to sell those shares under Rule 144 provided that such person is not an affiliate of the company and has not been an affiliate of the company during the prior three months and provided that current public information about the company is available. After a one-year holding period, non-affiliates can resell without satisfying any of the conditions under Rule 144.

Rule 144(i) operates to deny the availability of Rule 144 to persons who acquired shares of an issuer that (i) is a “shell company”, or (ii) was a “shell company” at any previous time. A shell company is defined to include a company with no or nominal operations and either no or nominal assets (exclusive of cash and cash equivalents). Under Rule 144(i), the exemption provide by Rule 144 is unavailable until such time as the issuer (i) has ceased to be a shell company, (ii) has filed all reports under the Exchange Act, for the preceding twelve months or such time that the issue has been required to file such reports, (iii) has filed current “Form 10 information”, and (iv) a period of one year has elapsed from the date that the issuer has filed the Form 10 information with the SEC. We were a shell company prior to our acquisition of Bark Corporation. In our case, the Form 10 information will be satisfied upon the registration statement of which this prospectus forms a part being declared effective by the SEC. Accordingly, our shareholders will not be able to sell their shares in reliance of Rule 144 until at least the one year anniversary of the date of the effectiveness of the registration statement of which this prospectus forms a part.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the

Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

  may not engage in any stabilization activities in connection with our common stock;

  may not cover short sales by purchasing shares while the distribution is taking place; and

  may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors”. The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $600,000, including, but not limited to, legal, accounting, auditing, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

In March 2008, Bark Corporation received a notice of a claim from two former employees for damages and compensation of approximately DKK 1,000,000 ($212,000), based on an alleged breach by Bark Corporation of the terms of employment ("employment element" of the claim) and non-payment for the transfer of specified intellectual property ("IP element"of the claim). In March 2008, we paid $52,000 to such employees related to the employment element of the claim. On April 8, 2008 Bark Corporation received a petition from the former employees reducing their claim to DKK 757,500 ($160,600), representing the IP element of the claim. As at June 30, 2008 and as of the date of the registration statement of which this prospectus forms a part, we believe that, in order to settle the IP element of the claim, a payment will be required. We have provided in our interim financial statements for the six months ended June 30, 2008 for an amount of DKK 200,000 ($42,300) that is considered to be a probable and reliable estimable of the amount that will be required to settle these claims. To date, no legal proceedings have been commenced in respect of these claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of October 30 , 2008 are as follows:

Directors:

Name of Director	Age

Bent Helvang	56

Klaus Aamann	41

Jesper Svane	35

Executive Officers:

Name of Executive Officer	Age	Office

Bent Helvang	56	Chairman and Secretary

Anders Peter Hageskov	40	Chief Executive Officer and President

Ole Bjerre	44	Chief Financial Officer

Peter Brockdorff	43	Chief Executive Officer of Bark Copenhagen

The following describes the business experience of our directors and executive officers. None of our directors or executive officer have been or are presently a director of any reporting company under the Exchange Act or any other publicly traded company.

Bent Helvang is one of the co-founders of Bark Corporation and has been the chairman of the board of directors of Bark Corporation since October 9, 2006. Mr. Helvang was appointed as one of our directors and as our Chairman and Secretary on February 29, 2008 upon the completion of our acquisition of Bark Corporation. Mr. Helvang has over 17 years of experience in the advertising industry. From 2003 to 2005, Mr. Helvang was the general manager of TV2 ØST FILM | TV, a film and television production company under the direction of TV2 ØST Denmark. From 1989 to 2003, Mr. Helvang was general manager and part-owner of Kanal 2 Prime Time A/S and the Danish national television network, TvDanmark|Kanal 60 A/S, owned by the international television and radio network SBS, in which he was a board member in the earlier 1990’s. In 2002, Mr. Helvang was elected chairman of the entrepreneur company, INKO Windows. He has also acted as chairman of KOMM, a radio and television organization in Denmark, is a member of the board of directors of a local conservative party, was a member of the prime ministers media commission and was participating as a member of the board of directors of The Association of European Radios (AER), a European trade body representing the interests of over 4,500 private and commercial radio stations in nine European Member States and Switzerland. Mr. Helvang is an entrepreneur, and is particularly skilled in developing strategies and acquisition of media companies.

Mr. Helvang presently devotes his full business time to our business.

Klaus Aamann is one of the founders of Bark Corporation and was appointed as a director and as the chief executive officer of Bark Corporation at the start-up of Bark Corporation. Mr. Aamann was appointed as one of our directors on February 29, 2008 upon the completion of our acquisition of Bark Corporation. Mr. Aamann left the position of chief executive officer of Bark Corporation in September 2007 and is now holding a position as board member. Mr. Aamann has an established network inside the media industry, and he has used this network to assist in the establishment of Bark Corporation and its subsidiary companies. Also Mr. Aamann is presently involved in the funding of Bark. Mr. Aamann has worked in the media industry for approximately seven years, working with broadcasters and production companies all over Europe. As Sales Manager for ITE (Interactive Television Entertainment), Mr. Aamann was responsible for sales and marketing in EMEA between January 1995 - December 1998. During his four successful years with ITE, Mr. Aamann brought ITE's most famous character, "Hugo the Troll" on air in several countries. In Germany the show became the most successful children's program ever where it was on air for more than 5 years. From January 1999 to December 2000, Mr. Aamann worked for Danware as sales manager for resellers in Italy, France and Belgium. Subsequently, Mr. Aamann joined Compaq Computers where he was responsible for sales and marketing during the period from January 2001 to December 2003, working directly with the larger resellers such as GE Capital, Eterra, and TopNordic. Later, Mr. Aamann worked as sales manager for Avalanche Mobile, a developer of network-based SMS management technologies, from January 2004 to June 2005. While with Avalanche Mobile, Mr. Aamann worked with broadcasters and mobile carriers. Mr. Aamann co-founded Bark Corporation subsequent to his departure from Avalanche Mobile.

Jesper Svane was appointed a director of Bark Corporation on October 9, 2007. Mr. Svane was appointed as one of our directors on February 29, 2008 upon the completion of our acquisition of Bark Corporation. Mr. Svane is one of the founders of the Bark Corporation. Mr. Svane has specialized experience in the private funding and investments of companies in Denmark and in the European Union, and has invested into a number of success full start-ups during the past 5 years. During 2003 to 2004, Mr. Svane was involved in the private funding of DK Group NA NV, a company which holds worldwide patents within the fields of marine fuel saving technologies. During 2004 to 2005, Mr. Svane invested into the VOIP phone company Vopium A/S, a company which had developed the technology to talk via VOIP over the mobile phone. In 2006, Mr. Svane invested the necessary seed capital into Bark Corporation. During 2006 and 2007, Mr. Svane invested into DFL Europe, a Copenhagen based company which holds several patents within the fire protections systems. During 2007, Mr. Svane invested into and founded IQ Invest GmbH, which invests into real estate in the German market. During 2007, Mr. Svane also founded and invested into IQ Division and its subsidiaries which operate within the online marketing industry. During 2008, Mr. Svane is currently involved in founding “LookOfTheYear” – an online beauty contest and television show.

Anders Peter Hageskov is one of the founders of Bark Corporation. Mr. Hageskov has been the chief executive officer and managing director of Bark Corporation since September 2007. Mr. Hageskov was appointed as our chief executive officer on February 29, 2008 upon the completion of our acquisition of Bark Corporation. Mr. Hageskov has been the chief executive officer of Bark Advertising since October 2006. Mr. Hageskov has over 18 years of hands on experience in the international marketing and advertising industry. From 2005 to 2007, Mr. Hageskov was a client service director of BBDO Denmark which is one of the worlds leading creative agencies, and which forms a part of the specialist advertising and communication company, Omnicom Group. From 2002 to 2005 Mr. Hageskov was director of business development at Young & Rubicam Brands, a company of the communications services group, WPP Group. Mr. Hageskov was director of new business and country manager for the Scandinavian advertising company Republica, the largest advertising agency in Denmark that specializes in retail and fast moving consumer goods communication from 2000 to 2003. Mr. Hageskov is frequently asked to lecture at various business schools and in creative competitions, he has won numerous international creative awards and he is the former vice-president of the Danish Creative Association. He has lived and worked in Denmark, England, Norway and Switzerland building brands for a large number of international and regional brands.

Mr. Hageskov presently devotes his full business time to our business.

Ole Bjerre has been the chief financial officer of Bark Corporation since October 2007. Mr. Bjerre was appointed as our chief financial officer on February 29, 2008 upon the completion of our acquisition of Bark Corporation. Mr. Bjerre has over 14 years of hands on experience working as a chief financial officer and financial controller in international sales for a variety of industrial companies. Mr. Bjerre graduated with a bachelor of Commerce from Copenhagen Business University in 1987 and graduated with a master of Science degree in Business Economics and Auditing in 1990. From 2006 to 2007, Mr. Bjerre was chairman of the Danish Investment Foundation (known as Difko), and the chief executive officer for six months while the company sought to permanently fill the position, where he was responsible for coaching the management team, corresponding with investment companies which Difko was responsible for managing, developing Difko Invest and engaging in acquisitions.

From 2006 to 2007 Mr. Bjerre was also chief financial officer for ACO Plastmo A/S, a production company in the building sector that is a sub-group of the ACO Group of Companies, where he was responsible for the finance department, information technology, human resources and customer services. Previously, from 2004 to 2006, Mr. Bjerre was group controller for ACO Plastmo A/S where he was responsible for financial reporting to management, the board of directors and the parent company, management of cash-flow and transfer pricing and corporate taxations including national joint taxation for ACO Group of Companies in Denmark.

From 2002 to 2004 Mr. Bjerre was director of Fountain Scandinavia A/S a company that produces and sells vending machines for hot beverages. In this position Mr. Bjerre was responsible for sales, marketing and administrative activities. Mr. Bjerre was also chief financial officer for Fountain Scandinavia A/S from 1994 to 2002.

Mr. Bjerre currently acts as chairman of the board of directors for the investment company Difko A/S, and for Difko Group.

Mr. Bjerre presently devotes his full business time to our business.

Peter Brockdorff has been the chief operating officer of Bark Copenhagen since January 2002. Mr. Brockdorff was appointed chief executive officer of Bark Copenhagen on January 1, 2008. Mr. Brockdorff has 18 years of experience in the advertising and media industry. Mr. Brockdorff initially worked as a sales executive at SBS, a Danish television station, from 1992 to 1996. He then worked for six years as managing director for Starcom, a media company owned by the advertising firm of Leo Burnett, from 1996 to 2001. Following Leo Burnett, Mr. Brockdorff founded Bark Copenhagen, then

Living Brands, in 2002 with Daniel Soren. Mr. Brockdorff has also been the chief operating officer for Bark Media since June 2007.

Mr. Brockdorff presently devotes his full business time to our business.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

In addition to the above members of management, we have the following significant employees:

  Mr. Henrik Sorensen, strategic director

  Mr. Daniel Soren, client service director.

Henrik Sorensen has been a strategic director of Bark Copenhagen since 2006. Mr. Sorensen has spent the last 16 years working as a marketing manager in Danish and International FMCG (fast moving consumer goods) corporations. He is a respected analyst and strategist and is known and recognized for his expertise in identifying profit routes and strategic positions for companies in their particular markets. From 2000 until 2005, Mr. Sorenson was employed at Dyrup A/S where he started as marketing manager but was promoted to vice president in 2002. In 2002, Mr. Sorensen set up his own consultancy company aimed at improving sales and marketing strategies. Mr. Sorensen has also been a teacher at Copenhagen Business School since 2003. Mr. Sorenson holds a Masters of Science degree in Economics from the Copenhagen Business School in Denmark.

Daniel Soren has been the client service director of Bark Copenhagen since 2002. Mr. Soren was appointed as chief operating officer of Bark Copenhagen on January 1, 2008 concurrent with Mr. Brockdorff’s appointment as chief executive officer of Bark Copenhagen. Mr. Soren was a co-founder of both Bark Copenhagen and Bark Media. Mr. Soren is part of our management group and is involved in the strategic planning both for Bark Copenhagen and key clients. Mr. Soren serves as client service director for a number of our larger client accounts. Mr. Soren started his career in Boston, Massachusetts at Arnold Communications, a U.S. based advertising agency. He subsequently relocated to Copenhagen and worked at the firm of Leo Burnett Denmark where he was functioned in multiple roles, having been involved in brand management, strategic planning and account management. Mr. Soren holds a Masters in Science in Economics from the Copenhagen Business School in Denmark (1994) and a Masters in Business Administration from Monterey Institute of International Studies (1993).

Committees of the Board Of Directors

At present, we do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committee. However, we plan to establish various committees during the current fiscal year.

Family Relationships

Anders Hageskov is the brother-in-law to Klaus Aamann.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, control persons or promoters have been involved in any of the events set out in Rule 401(f) of Regulation S-K during the past five years, including:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment or decision has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of October 30 , 2008 by:

  each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities,

  each of our directors,

  each of our officers and certain key employees, and

  our officers and directors and certain key employees as a group.

Each shareholder listed below possesses sole voting and investment power with respect to the shares shown. The address of our directors and officers is Ostergade 17-19, 3rd Floor, DK-1100 Copenhagen K, Denmark.

Name and address of beneficial owner	Number of Shares Beneficially Owned (1)	Percentage of Class (2)
Directors and Officers:
Bent Helvang Chairman, Secretary and Director	2,262,902 Shares (3)	14.0%
Anders Hageskov President and Chief Executive Officer	2,262,902 Shares	14.0%
Klaus Aamann Director	2,262,902 Shares	14.0%

Name and address of beneficial owner	Number of Shares Beneficially Owned (1)	Percentage of Class (2)
Directors and Officers:
Jesper Svane Director	2,331,989 Shares (4)	14.4%
Ole Bjerre Chief Financial Officer	Nil Shares	0.0%
Peter Brockdorff Chief Executive Officer of Bark Copenhagen	194,468 Shares	1.2%
Directors and Officers as a group	9,315,163 Shares	57.6%
Major Shareholders:
Sapiens Alliance Ltd. Streccia Di Rossi 2p CH-6922 Morcote Switzerland	2,331,989 Shares(5)	14.4%

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	The percentage of class is based on 16,205,686 shares of common stock issued and outstanding as of October 30 , 2008.

(3)	These shares are held indirectly by Mr. Helvang through Bent Helvang Media ApS, a private company controlled by Mr. Helvang.

(4)

Includes (i) 2,262,902 shares held directly by Svaneco Ltd., a private company controlled by Mr. Svane, and (ii) 69,087 shares held directly by Bark Holding Ltd., a private company controlled by Mr. Svane and Mr. Lauritsen.

(5)

Includes (i) 2,262,902 shares held directly by Sapiens Alliance Ltd. is a private company that is controlled by Rene Lauritsen, and (ii) 69,087 shares held directly by Bark Holding Ltd., a private company controlled by Mr. Svane and Mr. Lauritsen

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of October 30 , 2008, there were 16,205,686 shares of our common stock issued and outstanding held by seventy-nine (79) shareholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing thirty-three and one-third percent (33 1/3%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See “Dividend Policy”.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

  the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

  whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

  the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

  sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

  the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

  voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

  subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. Our board of directors will evaluate the payment of dividends from time to time based upon our financial condition, our operating plans, our capital requirements and the amount of funds legally available for the payment of dividends. Our loan agreements with Danske Bank presently prohibit the payment of dividends without the prior consent of Danske Bank.

Warrants

As of the date of this prospectus, we do not have outstanding any warrants to purchase our shares of common stock.

Options

As of the date of this prospectus, we do not have outstanding any options to purchase our shares of common stock. Our board of directors plans to evaluate and adopt a stock option or other form of equity compensation plan during the current fiscal year that will provide for stock options or other forms of equity compensation for our directors, officers, employees and eligible consultants. No stock option plan or other form of equity compensation plan has been adopted to date.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

LEGAL MATTERS

Lang Michener LLP, Barristers and Solicitors, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

EXPERTS

The consolidated financial statements of Bark Group Inc. as at December 31, 2007 and 2006 and for the year ended December 31, 2007 and the period from October 9, 2006 (inception) to December 31, 2006 included in this Registration Statement have been audited by Deloitte Statsautoriseret Revisionsaktieselskab, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs regarding (1) a substantial doubt about the Company's ability to continue as a going concern and (2) a restatement as discussed in Note 22), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing .

The financial statements of Bark Copenhagen A/S and Bark Media ApS as at 14 May 2007 and 31 December 2006 and for the period from 1 January 2007 to 14 May 2007 and the year ended December 31, 2006 included in this prospectus have been audited by Deloitte Statsautoriseret Revisionsaktieselskab, independent auditors, as stated in their reports appear herein (which reports express an unqualified opinion and include an explanatory paragraph relating to differences between accounting principles generally accepted in Denmark and accounting principles generally accepted in the United States), and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification can cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defence of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defence. Our articles of incorporation and our by-laws authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law, subject to certain enumerated exceptions.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION SINCE INCORPORATION

Incorporation of Bark Corporation

Bark Corporation A/S (“Bark Corporation”) was incorporated on October 9, 2006 in Denmark under the name “K2MEDIAGROUP A/S”. Bark Corporation changed its corporate name from “K2MEDIAGROUP A/S” to “Bark Corporation A/S” on September 14, 2007 Bark Corporation is the Danish holding company for the various operating entities which comprise the Bark group of companies.

The founding shareholders of Bark Corporation were:

  Bent Helvang, our chairman and one of our directors, through Bent Helvang Media ApS, a private company controlled by Mr. Helvang,

  Klaus Aamann, one of our directors,

  Jesper Svane, one of our directors, through Svaneco Ltd., a private company controlled by Mr. Svane,

  Anders Hageskov, our chief executive officer, and

  Sapiens Alliance, a private company controlled by Rene Lauritsen.

On October 9, 2006, Bark Corporation issued 9,090,909 shares of common stock to the founding shareholders of Bark for total proceeds of $88,700. This number of shares reflects a stock split completed by Bark Corporation prior to our acquisition of Bark Corporation.

Subsequent the organization of Bark Corporation, the founding shareholders entered into a funding agreement with Bark Corporation dated December 2007 pursuant to which the founding shareholders agreed to solicit new shareholders for Bark Corporation. The founding shareholders agreed that they would be paid a commission of 10% of the net proceeds received from new shareholders, other than Mr. Aamann who would receive a 20% commission and with the exception of sales of shares to employees, in respect of which no commission would be paid.

An additional twenty-two shareholders subscribed for and received shares in Bark Corporation. These shareholders and certain of their transferees subsequently exchanged their shares for shares of our common stock and are named as selling shareholders in this prospectus. These shares were issued as follows:

  On September 30, 2007, Bark Corporation converted an outstanding loan from Venture Alliance Partners A/S of DKK 3,000,000 ($591,100) into 375,000 shares.

  On September 30, 2007, Bark Corporation issued 300,000 non-vested share awards to two executives for proceeds of DKK 16,500 ($3,255).

  On September 30, 2007, Bark Corporation issued 113,952 new shares to fifteen purchasers for proceeds of $299,000. Costs of issuing these shares were $17,000.

  On December 28, 2007, Bark Corporation issued 120,139 shares to two purchasers for proceeds of $311,000. Costs of issuing these shares were $61,000.

As a result of the above issuances, the total number of shares issued by Bark Corporation was 10,000,000 shares. These shares were exchanged for 12,964,548 shares of our common stock upon completion of our acquisition of Bark Corporation, as described below under “Reverse Acquisition of Bark Corporation”.

Organization of Bark Advertising

Bark Corporation owns 87.3% of the outstanding share capital of Bark Advertising. Bark Advertising was incorporated on October 12, 2006 in Denmark by Bark Corporation as founder and subscriber. Bark Advertising was incorporated under the name “K2Advertising A/S”. Bark Advertising changed its name to “Bark Advertising A/S” on December 21, 2007. Bark Advertising is the holding company for the advertising branch of the Bark group of companies.

Acquisition of Bark Copenhagen

Bark Copenhagen was incorporated on January 8, 2002 under the laws of Denmark under the name “Living Brands A/S”. Bark Copenhagen has been engaged in the business of providing advertising and marketing services since its inception.

Bark Advertising acquired all the shares of Bark Copenhagen on May 14, 2007. This acquisition was completed pursuant to a share transfer agreement entered into between Bark Advertising and the shareholders of Bark Copenhagen, namely Peter Brockdorff, Daniel Soren, David Asmussen, Finn Balleby and Ole Parnam. Bark Advertising paid a purchase price of DKK 12,000,000 (equivalent to $2,191,300) which was paid by (i) the cash payment of DKK 3,594,000 (equivalent to $656,300), and (ii) the issue of 651 Class B shares of Bark Advertising to the shareholders of Bark Copenhagen with a value of DKK 8,406,000 (equivalent to $1,535,000). The Class B shares that were issued, including additional B shares that were issued on October 3, 2007, represent 12.7% of the issued share capital of Bark Advertising, with the result that Bark Corporation presently holds 87.3% of the share capital of Bark Advertising through its Class A shares and the former shareholders of Bark Copenhagen own 12.7% of the share capital of Bark Advertising through their Class B shares.

Bark Advertising entered into a shareholders agreement with the Class B shareholders concurrent with the closing of the acquisition of Bark Copenhagen. The shareholders agreement provides for the rights and restrictions of the shares held by Bark Corporation, as holder of the Class A shares, and the shares held by the Class B shares. The Class B shares of Bark Advertising have the following characteristics:

  the shares have no dividend nor liquidation preferences,

  the shares have the same rights to receive dividends as all other shares,

  the shares can be called on June 1, 2010 at the purchase price or at the proportional right of ownership of Bark Advertising times average profit before tax in Bark Advertising for the last three financial years times a multiple of five. Based on budgets for Bark Advertising, the latter calculation would give a much lower price than the purchase price. One of the shareholders can call his 92 Class B shares on December 31, 2008 if he chooses to retire from his job in Bark Copenhagen.

  all Class B shares have 1/10 of the voting rights of the Class A shares which are held by Bark Corporation,

  in order to be redeemed, the Class B shareholders must inform Bark Advertising of the election to redeem on January 1, 2010 at the latest,.

  if the Class B shareholders choose not to be redeemed, Bark Advertising starting from June 1, 2010 and on will have the right to redeem the Class B shares at the same terms as mentioned above. However, if a Class B shareholder renounces his rights to be redeemed on June 1, 2009 at the latest, Bark Advertising will lose the right to redeem the shareholder, and if the Class B shares are redeemed, Bark Advertising has the right to pay back the shares over a period of 24 months with an interest rate of the discount rate of the Danish National Bank (currently 4.25% per annum) plus 3% per annum.

The shareholders’ agreement provides that each party will have pre-emptive rights to subscribe for shares on a pro rata basis in connection with any increases in share capital of Bark Advertising and further provides Bark Copenhagen with pre-emptive rights with respect to any transfer of shares by the Class B shareholders (other than transfers to another Class B shareholder). If a third party submits an offer to acquire shares of Bark Advertising causing such third party to own or control 50% or more of Bark Advertising, the other parties to the shareholders’ agreement will be obligated to transfer their shares to such third party on the same terms.

Under the terms of the shareholders’ agreement, the parties agreed that the Board of Directors of Bark Advertising be comprised of five members, of whom one shall be the chief operating officer of Bark Copenhagen and further agreed that Bark Advertising would enter into employment contracts with Peter Brockdorff and Daniel Soren. These employment agreements were entered into in May 2007.

The parties agreed that Bark Advertising would pay Bark Corporation a management fee equal to 6% of the consolidated revenue of Bark Advertising after elimination of inter-company profit. This fee is payment for the overall management of Bark Advertising, group services, ongoing business development, transaction costs, stock exchange listing and price management and acquisitions. The parties further agreed that Bark Corporation would provide a subordinate loan to Bark Advertising of DKK 9 million (equivalent to $1,553,223 as at October 30 , 2008), subject to the quarterly interest rate applicable to Bark Corporation’s lending rate for overdrafts.

Following this acquisition, Bark Copenhagen changed its corporate name from “Living Brands A/S” to “Bark Copenhagen A/S”on December 17, 2007.

Acquisition of Bark Media

Bark Media was incorporated in Denmark on August 15, 2004 as “Radar 360 ApS” by BrockSo Holding ApS, Maren Holding ApS and FFF Holding ApS as founders. BrockSo Holding ApS is a private company controlled by Peter Brockdorff and Daniel Soren. Maren Holding ApS is a private company controlled by David Asmussen. FFF Holding ApS is a private company controlled by Finn Balleby. These controlling shareholders were also shareholders of Bark Copenhagen prior to its acquisition by Bark Advertising

Bark Advertising acquired all the shares of Bark Media on May 14, 2007. This acquisition was completed pursuant to a share transfer agreement between Bark Advertising and the shareholders of Bark Media, namely BrockSo Holding ApS, Maren Holding ApS and FFF Holding ApS. Bark Advertising paid a purchase price of DKK 6,000,000 (equivalent to $1,095,000) for this acquisition. Of this purchase price, an initial payment of DKK 5,406,000 was paid on May 1, 2007 and DKK 594,000 is payable quarterly in arrears over the four quarters following May 1, 2007.

Following this acquisition, Bark Media changed its corporate name from “Radar 360 ApS” to “Bark Media ApS”on December 17, 2007.

Bark Property

We incorporated Bark Property ApS on September 28, 2007 under the laws of Denmark. Bark Property is 100% owned by Bark Corporation. Bark Property was incorporated for the purpose of acquiring the premises in which our principal executive offices are located at Ostergade 17-19, 3rd Floor, DK-1100 Copenhagen K, Denmark.

Organization of Bark Group Inc.

Bark Group Inc. was originally incorporated on July 5, 2005 as “Exwal Inc.” under the laws of the State of Nevada. On the date of incorporation, Maria Peceli was appointed as our president, secretary, treasurer and sole director.

On January 15, 2006, we entered into a letter of intent with Columbiz Ltd. (“Columbiz”) and the shareholders and creditors of Columbiz Ltd. that contemplated the acquisition by us of all of the issued and outstanding shares of Columbiz Ltd., subject to certain conditions, including our raising of a minimum financing of $125,000.

In furtherance of our $125,000 financing requirement, we completed a private placement of 2,800,000 shares of common stock at a price of $0.0125 per share for proceeds of $35,000 on March 31, 2006. On November 1, 2006, we completed a private placement of 602,844 shares of common stock at a price of $0.05 per share for total proceeds of $30,142.

Due to the inability to complete the minimum financing of $125,000, we were not able to conclude a definitive share purchase agreement for the acquisition of Columbiz. Accordingly, we abandoned our planned acquisition of Columbiz. We and Columbiz executed a letter agreement effective November 30, 2006 confirming that no legally binding agreement was ever executed and that neither we nor Columbiz has any liability to the other arising out of the execution of the letter of intent.

Reverse Acquisition Transaction of Bark Corporation

We acquired all of the issued and outstanding share capital of Bark Corporation (the “Bark Acquisition”) on February 29, 2008 pursuant to a share exchange agreement dated February 29, 2008 between us and the principal shareholders of Bark Corporation, namely Svaneco Ltd., Sapiens Alliance Ltd., Bent Helvang Media ApS, Bristol Worldwide Ltd. BVI and Klaus Aamann. These principal shareholders represented 87.5% of the issued and outstanding shares of Bark Corporation. The remaining 12.5% interest in Bark Corporation was transferred to us by action of the board of directors of Bark Corporation in accordance with the articles of association of Bark Corporation that entitled the board to cause this transfer to be effected. We obtained the legal opinion of Danish legal counsel to Bark Corporation at the time of the acquisition that the transfer was authorized by the articles of association of Bark Corporation. These shareholders received the same consideration as the principal shareholders in the acquisition transaction, namely shares of our common stock based on a pro rata portion of their ownership of Bark Corporation. Further to this transfer of the minority shares of Bark Corporation to us, we are pursuing the execution by each of the minority shareholders of a minority shareholder share purchase agreement that will confirm the terms and conditions on which these share transfers were effected. Our inability to secure execution by the minority shareholders of the minority shareholder share purchase agreements will not effect the legality or validity of the transfer of the shares held by the minority shareholders to us given that the board of directors was empowered to effect this transfer under the articles of association of Bark Corporation. To date, no minority shareholder has expressed any opposition to the transaction to us.

We issued an aggregate of 12,964,548 shares of our common stock to the shareholders of Bark Corporation to complete the acquisition of Bark Corporation. Upon the completion of this share exchange transaction:

  Ms. Peceli resigned as a director and officer of the Company,

  we changed our corporate name from “Exwal Inc.” to “Bark Group Inc.”,

  Bent Helvang, Klaus Aamann and Jesper Svane were appointed as our directors,

  Bent Helvang was appointed as the chairman of our board of directors,

  Anders Hageskov was appointed as our president and chief executive officer, and

  Ole Bjerre was appointed as our chief financial officer.

In addition, each principal shareholder of Bark Corporation agreed to a lock-up agreement pursuant to which the number of shares that the shareholder will be entitled to sell in any one month period for a period of one year following the date on which the shares of our common stock become eligible for trading on the OTC Bulletin Board has been restricted to the greater of:

  10% of the shares held by the shareholder, and

  12,500 shares of our common stock.

The minority shareholder share purchase agreements include an equivalent lock-up agreement which will be binding on the minority shareholders upon execution of their minority shareholder share purchase agreements.

In connection with the Bark Acquisition, we entered into Repurchase and Lock-Up Agreements with each of our shareholders who purchased shares of our common stock prior to the completion of our acquisition of Bark Corporation. The Repurchase and Lock-Up Agreements originally provided that we would be entitled to purchase all shares held by each shareholder for a price of $0.001 per share in the event that we do not complete a major financing transaction by June 30, 2008. We have delivered to the shareholders our letter dated July 14, 2008 confirming our agreement to extend the right of repurchase to September 30, 2008. All of these shareholders have agreed to revisions to the Repurchase and Lock-Up Agreements confirming that (i) we can give effect to the exercise of a repurchase by delivery of notice of exercise of the option and payment of the option price to DeBondo on behalf of the shareholders, and (ii) that any shares sold pursuant to the effective registration statement will not be subject to the repurchase right. While we are presently entitled to exercise this right of repurchase, we have not made any determination to exercise this right of repurchase as of the date hereof.

Under these Repurchase and Lock-Up Agreements, as amended, each shareholder agreed follows:

  in the event that we do not complete a major financing transaction by September 30, 2008, we will be entitled to purchase all shares held by each shareholder for a price of $0.001 per share. A major financing transaction is a financing transaction whereby we will raise not less than $10 million by the issuance of not more than 2,857,143 shares of our common stock of not less than $3.50 per share. Exercise of this option would result in the former shareholders of Bark Corporation owning all of the shares of our common stock pro rata in accordance with their former shareholdings of Bark Corporation. While we are presently entitled to exercise this right of repurchase, we have not made any determination to exercise this right of repurchase as of the date hereof, each shareholder agreed to the change of our corporate name and to the two and one half to one consolidation of our outstanding shares of common stock, and each shareholder agreed to a lock-up agreement pursuant to which the number of shares that the shareholder will be entitled to sell in any one month period for a period of one year following the date on which the shares of our common stock become eligible for trading on the OTC Bulletin Board has been restricted to the greater of:

o	10% of the shares held by the shareholder, and

o	12,500 shares of our common stock.

We believe that the business rationale for the agreement of these shareholders to enter into the repurchase agreements was based on a determination by these shareholders that the acquisition of Bark Corporation offered a greater potential return on their investment, notwithstanding the risk that the repurchase right would be exercised, than retaining their original investment in Bark Group without the acquisition of Bark Corporation. Prior to this transaction, the Exwal shareholders held shares in a corporation that did not own any business or have any tangible assets. As such, they had a minimal chance of recovering any portion of their investment. With the completion of the acquisition of Bark Corporation, these shareholders have the opportunity to own shares of a company with an operating business, although subject to the risk that the repurchase right will be exercised if financing is not achieved. These shareholders were not offered any consideration or other incentives for entering into the repurchase and lock-up agreements, other than the opportunity to participate in the business of Bark Corporation through their acquisition of shares in the Company. If the repurchase right is exercised by us, these shareholders will receive less than their original investment in the Company.

Our business rationale for entering into the repurchase agreements was to enable our acquisition of Bark Corporation to be completed. Bark Corporation desired to complete the acquisition in order that it could increase its base of shareholders and meet the distribution requirements for trading on the OTC Bulletin Board. Bark Corporation believed that its original shareholder base of 30 shareholders would be insufficient to meet these distribution requirements based on an understanding that the OTC Bulletin Board requires a minimum of 35 shareholders. Completion of the reverse merger transaction increased the number of shareholders to 67 shareholders, a number of shareholders that the Company believes will be sufficient to meet the distribution requirements for trading on the OTC Bulletin Board. In order to protect the existing Bark Corporation shareholders from unwarranted dilution, Bark Corporation required as a condition of the acquisition that the existing shareholders agree to sell their shares to us at a nominal price in the event that the contemplated $10 million financing did not complete. The purpose of this right of repurchase was to enable the shareholders of Bark Corporation to return to their original pro rata percentage ownership interests by buying out the original Exwal shareholders, thus avoiding dilution. Bark Corporation further required that each of the shareholders agree to the lock-up in order to limit the number of shares that could be sold into the market in the short term. By entering into the repurchase agreements, we were able to satisfy the condition to closing and were able to complete the acquisition of Bark Corporation. Due to an increase in the number of shareholders of the Company resulting from recently completed share transfers by two existing shareholders, we believe that we will be able to satisfy the distribution requirements for trading on the OTC Bulletin Board even if the right of repurchase is exercised as we would have at least 42 shareholders upon completion of the repurchase. If we exercise the right to repurchase these shares, then these selling shareholders would no longer be shareholders of Bark Group Inc and we would at that time be required to amend the registration statement of which this prospectus forms a part to remove these selling shareholders.

These lock-up agreements are in effect and will limit the number of shares that these shareholders are eligible to sell, notwithstanding the number of shares that the shareholder is able to sell through this prospectus.

If we are unable to raise $10 million in equity financing, we will consider whether to exercise our right to repurchase shares held by the original shareholders of Bark Group Inc. who acquired their shares prior to our acquisition of Bark Corporation. While we are presently entitled to exercise this right of repurchase, we have not made any determination to exercise this right of repurchase as of the date hereof. We presently are not certain as to the likelihood of our raising the $10 million financing on the terms contemplated in our engagement letter with PacificWave, as discussed below, or on any other terms. The likelihood of raising any financing through PacificWave has diminished as our engagement agreement with PacificWave has terminated as the originally contemplated financing was not raised by the September 30, 2008 termination date for this agreement, as further discussed below under “PacificWave Engagement Agreement”. While we plan to enter into negotiations with PacificWave for an extension to this engagement agreement, there is no assurance of any extension to the engagement agreement or that the terms of the contemplated financing will not change. We have no reason to believe that PacificWave would not agree to any extension and we have not been advised by PacificWave that they will not agree to any extension. We do not have any arrangements in place for this financing and the current uncertainty in the capital markets means that there is a significant risk that we will not be able to raise this $10 million equity financing without a delay. Accordingly, there is a risk that we will exercise this repurchase right. If we are not successful in raising this financing and we subsequently determine to exercise this right to repurchase these shares, then these selling shareholders would no longer be shareholders of Bark Group Inc. As these original shareholders are named as selling shareholders, we would then be required to amend the registration statement of which this prospectus forms a part to remove these selling shareholders. The effect of this repurchase would have the result of decreasing the number of our shareholders and the number of shares that may be sold pursuant to this prospectus. This could result in there being insufficient distribution in the shares of our common stock for a public market to develop, with the result that our shares may not be eligible for trading on the OTC Bulletin Board. Under the amendment agreement proposed to be entered into between us and the Exwal shareholders, it is proposed that the repurchase right would not apply if we exercise our repurchase option subsequent to any sales by any such Exwal shareholder after the effectiveness of the registration statement of which this prospectus forms a part. Accordingly, we anticipate there will be a risk that we would not be able to acquire all of the shares held by the Exwal shareholders in the event we exercise the repurchase option subsequent to the date of effectiveness of the registration statement of which this prospectus forms a part.

The number of our shareholders increased in August 2008 as a result of share transfers completed by Bark Holding Ltd. and Venture Capital Alliance Ltd. These share transfers were completed as “offshore transactions” within the meaning of Regulation S in accordance with the requirements of Regulation S. Each purchasing shareholder was either a close friend or a business associate of a principal of Bark Holding resident in Denmark. Each shareholder executed a Regulation S Transfer Agreement wherein they represented to Venture Alliance Partners Ltd. and to us that (i) the shareholder is not a U.S. Person, as defined in Regulation S, (ii) the shareholder was not in the United States at the time the offer to purchase the shares was received or at the time the offer was accepted, (iii) the shareholder acknowledged that the shares are restricted securities within the meaning of the Securities Act and cannot be transferred other than pursuant to registration under the Securities Act, pursuant to Regulation S of the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, (iv) the shares would be endorsed with a legend confirming the restrictions on transfer under the Securities Act, (v) hedging transactions in the shares are prohibited, and (vi) the shareholder consented to a notation on the registrar of the shareholders of the Company confirming that the shares are restricted securities. As a consequence of these share transfers, the number of our shareholders increased from 67 shareholders to 79 shareholders. These share transfers were completed by Bark Holding Ltd. and Venture Capital Alliance Ltd. based on the individual decisions by these investors to sell a portion of their shares for cash consideration. There are no agreements in existence of which we are aware for the shares sold by Bark Holding Ltd. and Venture Capital Alliance Ltd. to be transferred by the purchasing shareholders back to Bark Holding Ltd. or Venture Capital Alliance Ltd., as applicable, in any circumstances.

Share Consolidation

We completed a one for two and one-half consolidation of our issued and outstanding shares of common stock on February 26, 2008 prior to the completion of the Bark Acquisition. All information presented in this prospectus takes into consideration the consolidation of our shares of common stock, including all share amounts and per share prices.

Agreement with DeBondo Capital

Pursuant to an engagement letter from Debondo Capital Inc. (“Debondo”) to Bark Corporation dated October 2, 2007, Debondo proposed to provide the advisory services necessary to list our shares on the American Stock Exchange (“AMEX”) through a two stage process consisting of an initial quotation of the Company’s shares on the OTC Bulletin Board (the “OTCBB”) and a subsequent listing of our shares on AMEX. The advisory services proposed by Debondo included:

  consulting with us and all relevant professionals and regulatory bodies to structure and package our corporate organization for the most efficient listing on AMEX and market valuation post- listing on both the OTCBB and AMEX, provide and make available a U.S. incorporate holding company, which was Exwal Inc., to enable us to list on the OTCBB,

  introducing us to PacificWave Partners Limited and its institutional investors and securing additional funding of $10 million to be released to us in accordance with our agreement with PacificWave, as described below, and arranging road shows for the Company post-listing.

Under the terms of the engagement agreement, Bark Corporation agreed to pay Debondo a fee consisting of the following:

  an initial payment of $25,000 due and payable on submission of our initial Form S-1 registration statement (of which this prospectus forms a part) with the SEC,

  payment of $200,000 on final receipt and acceptance of the Company’s Form 211 with the Financial Industry Regulatory Authority Inc. and the issuance of a ticker symbol for Bark Group Inc., and payment of $25,000 upon our shares being registered on the American Stock Exchange.

Further to its engagement agreement, DeBondo introduced Bark Corporation to us. In order to facilitate our acquisition of Bark Corporation, DeBondo Capital Limited (Hong Kong) executed an indemnification agreement dated February 29, 2008 wherein DeBondo agreed to indemnify and save Bark Corporation and the shareholders of Bark Corporation harmless from any and all losses, liabilities, actions, costs, damages and expenses arising from the material breach by us or the material inaccuracy or untruth of our representations and warranties in the share purchase agreements. In addition, DeBondo Capital Limited (Hong Kong) agreed to pay to us compensation of $25,000 if we exercised the right to redeem the shares held by the Exwal shareholders pursuant to the Repurchase and Lock-Up Agreement by June 30, 2008.

Bark Corporation received the required audited financial statements in April 2008 and reached a determination that these financial statements do not conflict with our representations and warranties set forth in the Share Purchase Agreements. Accordingly, we have agreed that DeBondo has not further obligation under the indemnification agreement with respect to representations and warranties set forth in the Share Purchase Agreements.

We entered into an amendment to the indemnification agreement with DeBondo effective June 30, 2008. Under the amendment to the indemnification agreement, Debondo has agreed that the obligation to pay to us compensation of $25,000 if we exercise the right to redeem the shares held by the Exwal shareholders pursuant to the Repurchase and Lock-Up Agreement will extend until October 30, 2008. Under the amended agreements, this compensation amount would only become payable if we were to exercise the repurchase right subsequent to September 30, 2008. DeBondo further agreed that the $225,000 balance of their fee would be paid from either (i) the proceeds of the $10 million financing to be raised by PacificWave, as discussed below under “PacificWave Engagement Agreement”, or (ii) any financing completed by us by December 31, 2008 for proceeds of not less than $2.5 million.

DeBondo is considered one of our promoters by virtue of its role and involvement in our corporate organization.

PacificWave Engagement Agreement

Bark Corporation entered into an engagement agreement with PacificWave Partners Limited on August 17, 2007 wherein Bark Corporation engaged PacificWave to act as financial advisor to Bark Corporation in connection with the potential financing of Bark Corporation. This agreement terminated in accordance with its terms on September 30, 2008 as the $10 million financing contemplated in this engagement agreement had not been completed by that date. We plan to continue negotiations with PacificWave in connection with this financing in order to extend the engagement agreement. However there is no assurance that we will be able to conclude any extension to the engagement agreement or that the terms of the contemplated financing will not change. We have no reason to believe that PacificWave would not agreed to any extension and we have not been advised by PacificWave that they will not agree to any extension. The term of this engagement agreement was originally for a period of three years, subject to the termination rights provided for in the engagement agreement, during which time PacificWave was to be the exclusive financial advisor to Bark Corporation. The agreement could be terminated by Bark Corporation with six months notice during this term. We entered into an amendment to the engagement agreement with PacificWave Partners Limited on July 14, 2008. Under the amended engagement agreement, if the financial target of raising $10 million for Bark Corporation was not met by September 30, 2008, the agreement was to be considered to be null and void. As the contemplated financing was not raised by September 30, 2008, the engagement agreement terminated as at September 30, 2008. While we have not yet negotiated any extension to this engagement agreement beyond September 30, 2008, we anticipate continuing negotiations with PacificWave regarding the financing contemplated in the engagement agreement.

Under the engagement agreement, Bark Corporation had agreed to pay to PacificWave a cash fee of 10% of the amount of all funds raised through investments resulting from the engagement and introductions made by PacifcWave. In addition, Bark Corporation had agreed to pay to PacificWave a fee equal to 5% of the value of any transaction where the investment is made for non-cash consideration. In addition, PacificWave would be issued warrants entitling it to purchase the number of shares of common stock equal to 10% of the gross value of any transaction resulting from the engagement, divided by the closing bid price of the common stock on the day of closing of the transaction. The warrants would be exercisable for a period of five years at an exercise price equal to (i) the lowest warrant exercise price of any warrants issued in connection with the transaction, and (ii) in the event no warrants are issued in the transaction, the closing bid price of the common stock on the day of closing of the transaction. Bark Corporation paid PacificWave a non-refundable cash engagement fee of $25,000 upon execution of the engagement agreement.

Although we are beyond the September 30, 2008 termination date of the engagement agreement, we plan to continue discussions with PacificWave in order to raise a minimum of $10 million in financing. The engagement agreement contemplated that this financing be a financing not involving the issuance by us of not more 2,857,143 shares of our common stock at a price of not less than $3.50 per share for aggregate gross proceeds of not less than $10 million. This price of $3.50 per share was determined based on negotiations between Bark Corporation and PacificWave regarding projected valuations of Bark Corporation discussed between Bark Corporation and PacificWave. Investors are cautioned that there is no assurance that this offering price would be achieved or bears any relation to the market value of our common stock or that the valuations on which this offering price was based are indicative of the current market value of our company. We anticipated that this financing would be an equity financing completed through the issuance of shares of our common stock and share purchase warrants. There is no assurance that we will be able to achieve this financing or any other financing through any engagement agreement with PacificWave if we enter into a new engagement agreement with PacificWave. PacificWave has not given us any commitment as to the completion of this financing and accordingly there is a significant risk that this financing will never occur. We will file a current report on Form 8-K with the SEC upon completion of any financing through PacificWave in accordance with our obligations under the Exchange Act at that time. We will also disclose in our filings under the Exchange Act whether the financing has not completed or if we enter into any extension to our engagement agreement with PacificWave Partners Limited. If we are not successful in raising this financing, then we plan to reduce our operating expenses such that they are consistent with the cash inflows from our operating activities and our available sources of funds, as discussed below under “Management Discussion and Analysis – Liquidity and Capital Resources” under the heading “Cash Requirements”.

PacificWave is considered one of our promoters by virtue of its role and involvement in our corporate organization and proposed financing plans.

Promoters

The following are considered promoters of Bark Group Inc. by virtue of their role in the corporate organization of Bark Group Inc. and Bark Corporation:

  Bent Helvang, our chairman and one of our directors,

  Klaus Aamann, one of our directors,

  Jesper Svane, one of our directors,

  Rene Lauritsen, the controlling shareholder of Sapiens Alliance, one of our principal shareholders,

  Debondo Capital Inc., and

  PacificWave Partners Limited.

DESCRIPTION OF BUSINESS

Overview

We are a commercial communication services company that provides integrated traditional and new media advertising and consulting services to our clients. We conduct our business through various subsidiaries which enables us to merge various communication expertise including traditional advertising, media consulting, digital know-how and television production. This mix of skills allows us to customize advertising and marketing communication services to create the most value for our clients.

We conduct our business operations from our head office in Copenhagen, Denmark. Our operating subsidiary is Bark Corporation, which in turn carries on its operations through Bark Advertising, Bark Copenhagen and Bark Media. We also have a representative office in Lugano, Switzerland, from which Mr. Anders Hageskov, our chief executive officer, provides his services.

Our History and Business Development

We commenced our business operations in October 2006 when Bark Corporation was incorporated. We expanded our business in May 2007 with the acquisition of each of Bark Copenhagen and Bark Media.

Bark Copenhagen was founded in 2002 and has evolved into a business with strong management and a client portfolio that included several blue chip accounts and cross border projects. Bark Copenhagen expanded from two employees to twenty-three employees from 2002 to 2007 when it was acquired by us. During this period, Bark Copenhagen expanded its communication expertise beyond the traditional advertising agency model to incorporate new media and advertising skills and consulting services. This included adding a digital department, developing and implementing Internet design and programming, and adding creative as well as traditional media counselling. As a result of this development, Bark Copenhagen has been able to achieve industry recognition within the Danish advertising market. Bark Copenhagen has been recognized in Denmark as being within the top advertising and media firms for strategy, advertising and creative media counselling and has won national as well as international industry awards for its advertising and marketing programs, including:

  the Arnold Award in 2004 granted by Danish Cinema Commercial,

  the Gold Diploma awarded by Creative Circle in 2005,

  the Epica Bronze Award in 2006.

Bark Copenhagen’s revenues prior to our acquisition of Bark Copenhagen were comprised primarily from fees generated from advertising and marketing services provided to its clients. As discussed below, these revenues did not include certain revenues from media placement commissions which were recognized by Bark Media.

Bark Media was organized in 2004 as a media consulting company. The revenues earned by Bark Media prior to our acquisition of Bark Media were attributable solely to revenues from media placement commissions. Under an arrangement agreed to between the previous partners of Bark Copenhagen, media placement commissions on new business created by Bark Copenhagen were owned by Bark Media. This provided a means whereby profit of new business generated by Bark Copenhagen would be shared amongst the then current active partners of Bark Copenhagen. The active partners of Bark Copenhagen comprised the shareholders of Bark Media. This arrangement resulted in revenues and corresponding profits attributable to media placement commissions being stripped out of Bark Copenhagen and recognized in Bark Media. This resulted in a reduction to the revenues and corresponding profits realized by Bark Copenhagen during 2006 and the period ended May 14, 2007.

Since completing these acquisitions, we have focused on merging the synergies of their respective skills, expanding work opportunities from their existing clients and identifying new business for these integrated solutions. We have also implemented a digital department into the agency by hiring senior skilled personnel and focused on upgrading our creative department by hiring additional senior creative directors. We believe that this expansion in our capabilities will help us to attract more large national and international client accounts.

Principal Executive Offices

Our principal executive offices are located In Copenhagen, Denmark at Ostergade 17-19, 3rd Floor, DK-1100 Copenhagen K, Denmark. Our telephone number is +45 7026 9926 and our fax number is +45 3332 0078

We own the premises in which our principal offices are situate. We acquired these premises in October 2007 from Ostergade 17-19 ApS, an unrelated party. We paid a total purchase price of DKK 23,900,000 (equivalent to $4,795,000) to acquire this property. As a result of this acquisition, we vacated our previous premises which we had occupied pursuant to a lease arrangement.

Web Site

Our web site is located at www.barkcorp.com. Our web site and the content of our web site are not incorporated as part of this prospectus.

Our Industry and Competition

We believe that the industry of commercial communication and advertising is going through a structural change. This structural change follows years with decentralisation of the core skills of advertising, namely strategy , creativity, research and media counselling. It also reflects the re-establishment of the digital and internet segment. Based on these perceived structural changes in the industry, we have identified characteristics that we believe the future optimal advertising agency must have merged, namely the skills of:

  advertising, including strategic, creative and production expertise,

  media counselling, including both on-line and off-line expertise, and digital know-how, including consulting and production expertise.

Our competitive experience is that local advertising agencies are incorporating digital skills and knowhow into their businesses. We also see international advertising agencies and networks beginning to expand and build their own brands by focusing on online skills. A very few have started to focus on media counselling, primarily on-line media counselling. The traditional and new media agencies are typically using external media partners.

Our objective is to focus on providing integrated media counselling services within both the traditional and new media advertising services. We believe the changes in technology and the growth in digital media present us with opportunities to compete against traditional media agencies. These opportunities include the opportunity to pursue new media possibilities that incorporate traditional advertising skills with relevant digital know-how. We believe that these changes represent a fundamental change in the media and advertising industry and that these changes represent a growth opportunity for companies that are able to acquire and combine these new media skills with the traditional advertising model.

Our competitors include:

  advertising agencies,

  media agencies, and

  digital agencies.

We believe the following companies to be relevant examples of our key competitors in the different competitor segments. Many of these companies are significantly larger international companies and have substantially greater financial and professional resources than we have. Further, many of these competitors will have global and regional offices from which they can provide services across a wide range of markets for prospective clients. Our location in Denmark, while providing access to the European Union, may be an impediment for international markets, including the United States. Further, our size may be an impediment with potential clients who believe that they need to engage a communications agency that has greater internal resources in order to address their business and marketing needs across a wide range of products and markets. We plan to compete against these larger clients using our business strategy outlined below, which generally involves delivering effective and strategic advertising and marketing campaigns by integrating traditional advertising agency skills with media agency and digital expertise. We believe, as is the experience with a number of our clients to date, that our approach to delivering professional communications services will enable us to compete against these larger competitors, notwithstanding their access to larger resources.

Traditional Advertising Agencies

Our definition of traditional advertising agencies and networks is companies who historically and presently have primarily branded themselves on providing strategic consulting, creative development and production. These competitors include

  BBDO

  Young & Rubicam

  Bates

  EuroRSCG

  J. Walter Thompson

  McCann

The market also includes agencies that combine traditional and new media advertising, such as the following competitors:

  Fallon

  180 Amsterdam,

  Saatchi & Saatchi,

  Forsmann & Bodenfors

In addition to the companies above who are all well established companies with a worldwide network and customer base, we also experience competition from local boutique advertising and media service companies that provide traditional advertising services.

Media Agencies

Competitors that are media agencies include:

  OMD

  MediaedgeCIA

In addition to these competitors who have a worldwide representation, we also experience some minor competition from local media agencies.

Our Strategic Plans

Our strategic plan is to integrate traditional advertising agency skills with the media agency and relevant digital know-how in order to create a communications company that is able to deliver effective advertising and marketing campaigns. We believe that this transformation from a traditional advertising agency to an integrated communications company has only been done on a limited scale to date. We believe this presents us with a market opportunity to expand our business and compete with much larger competitors in the marketplace.

Our strategy is to be able to develop and implement integrated marketing activities for our clients that are effective on a structural and strategic level as well as on an emotive and creative level. We believe this is the key to the creation of effective brand recognition in what has become an over-communicated world. Today’s consumers are continually targeted by ever increasing advertising and marketing. Accordingly, there is a need for intelligent and effective ways to reach the hearts and minds of consumers in a manner which differentiates a client’s products and services. Given the financial constraints of any marketing campaign, it is necessary to create marketing campaigns that break through the background of commercial noise in order to connect with prospective customers in an effective and efficient manner.

Traditional advertising campaigns are experiencing decreasing levels of efficiency when measured against industry standard metrics, such as “targeted rating points” and “gross rating points”. As a result of these decreased efficiencies, traditional advertising can only retain its effectiveness by increasing the volume of advertising, resulting in increased cost to the client. We believe that it is necessary to seek and to understand the consumer’s inner dialogue in order to design a program of effective communication with the consumer. If we can design marketing campaigns that dominate the customer’s inner dialogue, we can create a strong anchor in the consumer’s mind for our clients’ products and services. This strong anchoring creates an authoritative brand positioning. We believe that this anchoring is typically not dependent upon the size of investments in the advertising or marketing, but on the understanding of how to anchor the inner dialogue. Our strategy is to incorporate this objective into our marketing and advertising campaigns in order to create campaigns that are efficient in terms of creating brand awareness and connection with consumers while at the same time minimizing the cost of the campaign for the client.

Our strategy includes the incorporation of various distinct elements with the traditional advertising in order to create a cutting-edge creative platform and an insightful media set-up. This requires that we incorporate our core competencies into each Bark marketing and advertising campaign. The components of our Bark business concept are summarized as follows:

  Bark Advertising – cutting edge business strategy and creativity,

  Bark Media – traditional and new media consulting,

  Bark Digital – development and production of digital platforms and digital content for the Internet; implementing television and mobile solutions based on our marketing experiences; seed and tracking and analyzing the effectiveness and penetration of marketing campaigns, and

  Bark Production – production of television commercials, dissemination of viral films, product placement and development of commercial television formats.

Our objective is to expand our operations beyond our current base in Copenhagen. We believe that we have the opportunity to be a “first-mover” within the market by implementing our strategy on an international scale. This will involve expanding the expertise that we have developed and the experience that we have gained to new markets. We believe that this strategy will require that we complete acquisitions in order to build a critical mass and a brand image as a recognized player firstly in the European communications market. We believe that we have opportunities both within Western Europe, where markets are more established, and new European market countries, where expanding economies are triggering increased spending on media and advertising budgets.

We have begun the process of identifying potential acquisition targets. We will apply the following criteria in evaluating existing media and advertising firms that we think may qualify as strategic acquisitions that will enable us to expand our business in line with our overall strategy:

  proven profitability,

  well-established in the local market,

  strong professional skills,

  dynamic and effective management,

  strong ranking amongst local industry peers, and

  proven track record in the industry.

While we have begun to implement our search for prospective acquisition targets, we believe that there will be a limited number of media and advertising firms that will meet our qualifications for acquisition. Further, even if we identify firms for acquisition, there is no assurance that we will be able to negotiate and conclude acquisitions with the principals of these firms. Accordingly, there is no assurance that we will be able to successfully implement our acquisition strategy.

Anaconda

We are presently evaluating the acquisition of an interest in Anaconda TV GmbH, a television production company incorporated in Munich, Germany. The company was founded by Mr. Matthias Lange, and two of the present major shareholders of Bark Corporation, Mr. Jesper Svane and Mr. René Lauritsen.  Mr. Svane and Mr. Lauritsen own 51% of Anaconda TV through the company Bark Holding Ltd., a private company controlled by Mr. Svane and Mr. Lauritsen. Bark Corporation has concluded two option agreements dated December 12, 2007 with Bark Holding Ltd. whereby Bark Corporation has the right but not the obligation to purchase up to an aggregate 51% ownership interest in anaconda .tv GmbH from Bark Holding Ltd.  Under the terms of the first option, Bark Corporation may acquire a 19% interest for an option price equal to 1,800,000 DKK (equivalent to $ 310,650 as at October 30 , 2008).  The original date for expiry of this option was March 31, 2008, but the option exercise date has been extended to November 30, 2008 by verbal agreement. Under the terms of the second option, as amended by verbal agreement, Bark Corporation may acquire a 32% interest for an option price equal to 3,000,000 DKK (equivalent to $ 517,800 as at October 30 , 2008) at any time up to November 30, 2008. We are presently evaluating the ongoing financial performance of Anaconda TV in order to assess whether we will proceed with the acquisition of this interest in Anaconda TV through exercise of our option.  We are contemplating exercising the option if the financing report of Anaconda TV demonstrates that Anaconda TV is a cash flow positive operation.  To date, cash flow positive operations have not been demonstrated and we have not made any determination to exercise our option.  Further, there is not assurance that we will exercise this option.

Bark Corporation has entered into an administration agreement with Anaconda TV GmbH whereby Bark Corporation has agreed to provide management services to Anaconda TV GmbH for a fee. This administration agreement is presently in effect.

Our Operations

Marketing Campaigns

We work with our clients to implement the full advertising and marketing campaigns from start to finish. We meet with our clients to discuss their brand and objectives and then work with them to devise an advertising and marketing strategy to achieve their objectives. This work will typically involve:

Definition of business and/or communication strategies:

o	Definition of market situation and trends,

o	Analysis and research work,

o	Definition of the future strategic brand platform,

o	Formulation of advertising and marketing concepts,

Creative development:

o	Development of the creative platform in accordance with the brand personality,

o	Development of creative campaign,

Media strategy and consulting:

o	Advising on the optimum means of using media to reach our clients’ customers and potential customers,

o	Coordination and production of the campaigns, for media implementation, such as television advertisements, radio commercials, Internet web sites and newspaper and magazine advertisements.

As part of our engagement, we will work with our partners in the media business in order to create and implement our clients’ marketing programs. Once we have agreed with our client on the ideas and concepts that will form the basis of a marketing campaign, we will then work to implement the campaign. We work with film producers and photographic studies in order to create the campaigns that will be distributed via media outlets to our clients’ desired customer base. This work will include, for example, arranging for the creation for the following media:

  the filming and production of television advertisements,

  the recording and production of radio commercials,

  photography and illustrations

  printing via printing houses

We work closely with these other media professionals in order to guide the creative development and implementation of the advertising and marketing campaign. We supervise the work of these professionals in order to ensure that our concept is achieved.

The marketing campaigns that we develop and implement for our clients typically range from about three months to twelve months in duration. This contrasts with the strategic part of our services which typically has a range of several years.

We are paid by our clients on a fee for services basis for this work. In addition, we may also be paid commissions for media placement and production commissions when working with external partners. Our clients will pay for the expense of the placement of the media in media outlets, such as television stations, radio stations, the Internet, newspapers and magazines.

Fee for Advertising Services

We earn the majority of our revenues in fees for services arrangements where we enter into contracts with our clients for our advertising and marketing services. The professional services that we provide encompass the following:

Strategic counselling:

o	Creating business and brand strategies,

o	Advising on product development,

o	Providing workshops for management, board of directors and marketing departments,

Research and analysis:

o	Recommending of need and methods to test different marketing challenges,

o	Conducting focus groups, hall tests and interviews with the public

o	Use of our own in house internet based analysis tool,

o

Conducting brain science research projects focusing on human perception and giving seminars to clients and new business targets on our findings and offering our clients the opportunity to become active partners in these projects,

Creative development of advertising campaigns:

o	Definition and formulation of advertising and marketing concepts,

o	Creative development, art direction and copy writing,

o	Recommending creative and strategic of use of media channels,

Coordination and production of advertising campaigns:

o	Coordination of the chosen campaign idea is being finalised in accordance with approved layout, including copy writing, proof reading, programming and final artwork,

o	Coordination of collaboration with external partners such as photographers, sound studios, specialist programming, TV production companies, and printing houses,

Media strategy and counselling:

o	Development of media strategy in accordance to brand position, campaign objectives, chosen target group(s), and size of investment,

o	Advising on the optimum means of using media to reach our clients’ customers and potential customers most effective and cost efficient manner as possible,

Price negotiations for media costs:

o	Negotiating cost of media for our clients. We negotiate annual agreements as well as ad hoc campaigns,

Coordination of campaign execution:

o

Dialogue with media partners within the chosen campaign media channels, such as television advertisements, radio, outdoor commercials, internet web sites, newspaper, magazine advertisements and mobile media.

Commissions on Media Placement

We earn commissions based on the placement of advertising on media for our clients. Under these arrangements, we are engaged by our clients to develop the ideas and the concept being behind an advertising and marketing program for our clients. We engage professionals for the creation of the advertising media which is created using outside partners, such as film and photographic studies. We then arrange with other media agencies to set up the advertising and marketing programs across a spectrum of media outlets, including television, radio, newspapers and magazines. The media agencies will arrange for the placement of the advertisements and deal directly with the media companies. We are compensated in these arrangements based on the total amount that the client ultimately spends on the marketing and advertising programs. We earn a commission in the range of 3% to 5% of the total advertising and marketing budget. These commissions are paid to us on a monthly basis. In certain circumstances, we may be paid a fee for our initial creative services, with an additional commission based on media placements.

Our Customer Base

We have a customer base comprising of a wide range of clients, including both large multi-national companies and smaller start-up business. We work with clients across a broad range of industries and brands. Our clients are presently primarily based in or connected to Denmark, however we have a number of international clients. We presently have a customer base of approximately 30 customers. Within this customer base, we have approximately five customers that account for approximately 50% of our overall revenues.

Our key customers and brands include the following:

  Statoil, a Norwegian oil and gasoline corporation,

  Totempo, a Danish automotive company selling and repairing cars,

  COOP, one of the 2 leading super market chains in Denmark,

  Grand Marnier, an alcoholic beverage,

  Fionia Bank, a consumer bank,

  Jaegermeister, an alcoholic beverage,

  Nordax, a financial services business,

  EVA, a kitchenware brand,

  RO’sTorv, a retail outlet,

  Tulip, a fast moving consumer goods business, and

  Gyldendal, a book publisher.

We feel that, initially, our strongest market opportunities for expansion are in Western and Eastern Europe. We feel that emerging Eastern European economies will provide significant opportunity for the commercial communication services that we provide. We are currently focused on expanding our business in the following markets: Copenhagen, Stockholm, Munich, Hamburg, Milan, Paris, Barcelona, Warsaw, Malmo, Prague, London, Budapest and Geneva. We are experiencing an interest for our concept outside Europe and plan to explore these opportunities.

We plan to expand our business through a combination of organic growth and through acquisition of strategic businesses.

Our Employees

We have a total of twenty-six (26) employees as of October 30 , 2008. All of our employees other than our receptionist are professional services personnel.

Our professional management team is comprised of:

Name	Professional Management Positions
Bent Helvang	Chairman of Bark Group Inc., Chairman of Bark Corporation, Bark Advertising, Bark Copenhagen, Bark Media; Chief executive officer of Bark Property
Anders Hageskov	President and chief executive officer of Bark Group Inc., Bark Corporation and Bark Advertising,
Peter Brockdorff	Chief Executive Officer of Bark Copenhagen and Bark Media
Henrik Sorensen	Strategic Director of Bark Copenhagen
Daniel Soren	Chief Operating Officer of Bark Copenhagen and Bark Media
Ole Bjerre	Chief Financial Officer

The biographical experience of each of the above persons is presented in this prospectus above under the heading “Directors, Executive Officers, Promoters and Control Persons”.

Our skilled senior staff include experts within their field of work who enable us to provide consulting services and advice to our clients in the following areas:

Business strategy

o	We have developed a number of strategic products that we provide exclusively to our clients,

Research and analysis methods and programmes.

o	We are qualified and experienced in working with all common analysis methods

o	We will conduct some research and analysis ourselves for the benefit of our clients

Human perception of commercial messages.

o	We are among the leading companies within our industry taking part in brain science projects.

Creative and traditional media counselling

Internal learning for our clients

o	We have personnel consulting our clients in how optimize learning within companies

o	We teach and train our clients’ employees in new products, services and marketing activities

Intellectual Property

Our intellectual property relates to the business techniques and processes and other trade secrets that we use in order to provide our professional services. As outlined above under “Employees”, this includes intellectual property relating to our expertise in the following areas:

  Business strategy,

  Research and analysis of methods and programmes,

  Creative and traditional media counselling techniques, and

  Research into human perception of commercial messages.

While this intellectual property is important to our business success, this intellectual property is not subject to any patents, nor do we anticipate that any patents would be granted for this intellectual property. However, we may consult with patent legal counsel in the future to assess whether any of the intellectual property that we create would be eligible for patent protection. We rely on confidentiality agreements with our professional staff and non-competition agreements with our key employees in order to maintain the confidentiality of this information and to ensure that our competitors do not learn our business techniques and processes and trade secrets. However, there is no assurance that employees whose employment with us is terminated will not attempt to use this information in there new employment of businesses.

We do not own the copyright in the work that we create for our clients. Under our standard contractual arrangements, our clients will own the intellectual property that relates to the media that we generate in the course of providing our professional services.

We are in the process of preparing and submitting a trademark application for the “Bark” trade name that we use in connection with our business and professional services. This trademark application has not yet been submitted and there is no assurance that any trademark will be granted.

Government Regulation

Our industry is regulated by the local (i.e. Danish) laws for marketers as well as European Union regulations. It is our duty and responsibility towards our clients that our counselling at all times respect the law. Our account responsible employees are frequently trained in the word of the local law as well as changes that appears from time to time in order to ensure compliance with these laws.

We are required to qualify to do business in each jurisdiction in which we do business. We are further subject to laws of general application that apply to conducting business in each jurisdiction where we carry on business. There are no specific government laws or regulation, other than those of general application, that are conditions to us carrying on business and providing professional services in those jurisdictions in which we currently carry on business. As we expand our business into new jurisdictions, we will have to assess the local laws of each jurisdiction in order to ensure that we are able to carry on our business as planned.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Pro forma Unaudited Condensed Consolidated Statement of Operations

On May 14, 2007, Bark Advertising, a subsidiary of Bark Group, acquired 100% of the capital stock in Bark Copenhagen for a purchase price of DKK 12,000,000 ($2,191,300) in a transaction that included a cash payment of DKK 3,594,000 ($656,300) in addition to the issuance of 651 redeemable shares of common stock with a value of DKK 8,406,000 ($1,535,000) in Bark Advertising. The issuance of these shares in Bark Advertising reduced Bark Group's percentage ownership of Bark Advertising to 88.48% . At the date of acquisition, Bark Group solely included the operations of Bark Advertising.

Also, on May 14, 2007, Bark Advertising acquired 100% of the capital stock in Bark Media for a purchase price of DKK 6,000,000 ($1,095,600) all paid in cash.

The pro forma unaudited condensed consolidated statement of operations gives effect to the acquisitions of Bark Copenhagen and Bark Media as if they occurred on January 1, 2007. The pro forma unaudited condensed consolidated statement of operations use the:

1)

Bark Group consolidated statement of operations prepared in accordance with US GAAP, which have been restated to reflect certain changes with respect to the accounting for minority interests, as appearing elsewhere in this Registration Statement;

2)

Income statement of Bark Copenhagen prepared in accordance with US GAAP, included in the reconciliation from Danish GAAP to US GAAP in Note 14 to the Bark Copenhagen financial statements appearing elsewhere in this Registration Statement. For purposes of the pro forma unaudited condensed consolidated statement of operations, we have converted the Bark Copenhagen income statement from Danish Kroner to US Dollars at the average exchange rate for the period of DKK/$ 5.4456;

3)

Income statement of Bark Media prepared in accordance with US GAAP, included in the reconciliation from Danish GAAP to US GAAP in Note 13 to the Bark Media financial statements appearing elsewhere in this Registration Statement. For purposes of the pro forma unaudited condensed consolidated statement of operations, we have converted the Bark Media income statement from Danish Kroner to US Dollars at the average exchange rate for the period of DKK/$ 5.4456; and

4)	The purchase price adjustments resulting from the acquisitions of Bark Copenhagen and Bark Media.

We have not included a pro forma balance sheet for these acquisitions as both acquisitions were reflected in the December 31, 2007 balance sheet of Bark Group.

General

Pro forma adjustments do not reflect any adjustments associated with potential operating efficiencies and cost savings associated with combining the companies. The pro forma adjustments do not include any adjustments to selling, general and administrative expenses for any future operating changes.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the acquisitions or recapitalization actually occurred on January 1, 2007 or on December 31, 2007 respectively.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed financial information should be read in conjunction with the information contained in ‘‘Summary of Financial Data,’’ ‘‘Management’s Discussion and

Analysis’’ and the financial statements and notes thereto appearing elsewhere in this Registration Statement.

Pro Forma Unaudited Condensed Consolidated Statement of Operations for the Year Ended
December 31, 2007
(in thousands of USD, except per share data)

						Pro forma
						consolidated
						Statement of
		Bark	Bark Media for			Operations
	Bark Group for	Copenhagen for	the period,			for the year
	the year ended	the period,	January 1 –			ended
	December 31,	January 1 – May	May 14, 2007	Pro forma		December 31,
	2007 (a)	14, 2007 (b)	(c)	adjustments		2007
Net revenue	4,792	1,396	109	-		6,297
Cost of revenue	(2,835)	(913)	(3)	-		(3,751)
(exclusive of
depreciation and
amortization shown
separately below)
Selling, general and
administrative
expenses	(1,725)	(343)	(20)	-		(2,088)
Depreciation and
amortization	(118)	(8)	-	(41	) (d)	(167)
Operating income/loss	114	132	86	(41)		291
Interest income	32	-	-	-		32
Interest expenses	(514)	(3)	-	(29	) (e)	(546)
(Loss)/income before
income taxes	(368)	129	86	(70)		(223)
(Provision) Benefit/
for income tax	(30)	(43)	(21)	18	(f)	(76)
Income allocated to minority shareholders	(9)	-	-	-		(9)
Net (loss)/ income	(407)	86	65	(52)		(308)

EITF D-98 adjustment - excess of redemption amount over ARB 51 adjustment	(1,383)	-	-	-		(1,383)

Loss available to common shareholders	(1,790)	-	-	-		(1,691)

Loss per share
Basic	(0.12)					(0.09)
Diluted	(0.12)					(0.09)

(a)

Extracted from the consolidated statement of operations for Bark Group prepared in accordance with US GAAP, which have been restated to reflect certain changes with respect to the accounting for minority interests. See Note 22 to the audited financial statements which have been included elsewhere in this Registration Statement.

In accordance with EITF D-98, basic and diluted loss per share has been calculated based on the loss available to common shareholders .

(b)

Extracted from the income statement of Bark Copenhagen prepared in accordance with US GAAP, included in the reconciliation from Danish GAAP to US GAAP in Note 14 to the Bark Copenhagen financial statements appearing elsewhere in this Registration Statement. For purposes of the pro forma unaudited condensed consolidated statement of operations, we have converted the Bark Copenhagen consolidated income statement from Danish Kroner to US Dollars at the average exchange rate for the period of DKK 5.4456.

(c)

Extracted from the income statement of Bark Media prepared in accordance with US GAAP, included in the reconciliation from Danish GAAP to US GAAP in Note 13 to the Bark Media financial statements appearing elsewhere in this Registration Statement. For purposes of the pro forma unaudited condensed consolidated statement of operations, we have converted the Bark Media consolidated income statement from Danish Kroner to US Dollars at the average exchange rate for the period of DKK 5.4456.

(d)

Represents amortization of customer relationships arising from the acquisition of Bark Copenhagen and Bark Media. Customer relationships have a useful life of approximately 4 years and are amortized on an accelerated basis. The estimated future annual aggregate amortization expense for the next five years is as follows:

Fiscal year ending December 31	USD 000’s
2008	67
2009	33
2010	14
2011	1
2012	-
Total	115

(e)

Gives effect to the addition of interest expense on borrowings of DKK 9,000,000. The borrowing bears annual interest at the "Danske Bor" plus 1.5%. The average rate for the year ended December 31, 2007 was 6.06% per annum assuming the acquisitions of Bark Copenhagen and Bark Media had occurred on January 1, 2007. A .75% variance in this rate would adjust annual interest expense by $5,000.

(f)	Adjusts the income tax expense for the adjustments (d) and (e) using a 25% statutory tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion of our financial condition and results of operations should be read in conjunction the section of this prospectus entitled “Description of Business” and with:

  the unaudited condensed consolidated financial statements of Bark Group as at June 30, 2008 and for the three and six months periods ended June 30, 2008 and 2007, including the notes to those financial statements;

  the audited consolidated financial statements for Bark Group as at December 31, 2006 and 2007 and for the period from inception (October 9, 2006) to December 31, 2006 and for the year ended December 31, 2007, including the notes to those financial statements;

  the audited financial statements of Bark Copenhagen as at December 31, 2006 and May 14, 2007 and for the year ended December 31, 2006 and the period ending May 14, 2007, including the notes to those financial statements; and

  the audited financial statements of Bark Media as at December 31, 2006 and May 14, 2007 and for the year ended December 31, 2006 and the period ending May 14, 2007, including the notes to those financial statements appearing elsewhere in this prospectus.

Our audited consolidated financial statements as at and for the year ended December 31, 2007 have been restated to reflect certain changes with respect to the accounting for minority interests.

This prospectus contains forward-looking statements that involve risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements.

Amounts presented below in Danish Crowns (DKK) have been converted into U.S. Dollars as at December 31, 2007, as reflected in the audited financial statements for Bark Group or as at June 30 , 2008, as reflected in the unaudited condensed consolidated financial statements, unless otherwise specified.

Overview and Presentation of Financial Information

We were incorporated as “Exwal Inc.” on July 5, 2005. We acquired Bark Corporation on February 29, 2008 in a transaction whereby we issued 12,964,548 shares of our common stock to the shareholders of Bark Corporation for all of the outstanding share capital of Bark Corporation. We were a shell company with minimal assets and operations prior to the completion of this acquisition. We completed the change of our corporate name to “Bark Group Inc.” as a condition to the completion of closing of the acquisition. Our original sole executive officer and director was replaced by the management team of Bark Corporation concurrent with the closing of this acquisition.

Bark Corporation completed the reverse merger with us as part of its strategy to seek trading on its shares on the OTC Bulletin Board and to pursue equity financing as a publicly traded U.S. corporation. The principal shareholders of Bark Corporation were of the view that U.S. investors would be more willing to invest in the business of Bark Corporation through a publicly traded U.S. corporation versus a privately held Danish corporation. This is based in part on management’s historical experience that investors in the United States have a better understanding of the marketing and advertising industry and Bark Corporation’s strategy within this industry than investors in other markets. Further, management of Bark Corporation was of the view that shares in a publicly traded U.S. corporation would be more attractive as acquisition consideration in the event that we attempt to acquire a new business through the issuance of new shares of our common stock. This was a particular consideration in view of the fact that management’s long term plans include expansion into the U.S. market, although no such expansion is anticipated during 2008 or 2009. There is no assurance that our becoming a publicly traded U.S. corporation will either enable us to secure additional financing, that we will enter into acquisition agreements where we issue shares of our common stock as consideration for the acquisition or that we will eventually enter the U.S. market. We believe that any acquisitions within the current fiscal year or in fiscal 2009 will be acquisitions of businesses based in Europe. We do not have any plans to complete any acquisition of any U.S. based company within the current fiscal year or during fiscal 2009.

The reverse merger also offered the advantage of achieving this objective while at the same time adding to our base of shareholders. Without the inclusion of an increased number shareholders, management of Bark Corporation was of the belief that there would not be sufficient distribution for trading of the Company’s shares on the OTC Bulletin Board to be approved.

Bark Group Inc. (formerly Exwal Inc.)

Prior to the completion of the acquisition by Bark Group Inc. of Bark Corporation, Bark Group Inc. was a “shell company”, as defined under SEC regulations, existing under the name “Exwal Inc.” with minimal assets and operations. The transaction that resulted in the acquisition of Bark Corporation by Bark Group Inc. involved the issuance of equity of Bark Group Inc. to the shareholders of Bark Corporation, resulting in the former shareholders of Bark Corporation controlling the majority of the shares of Bark Group Inc. This transaction is considered to be a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to the issuance of stock by the private company, namely Bark Corporation, for the net monetary assets of the shell corporation, namely Bark Group, accompanied by a recapitalization. The accounting is identical to that of a reverse acquisition, except that no goodwill or other intangible should be recorded. As such, Bark Corporation is treated as the acquirer for accounting purposes and Bark Group Inc. is treated as the acquiree for accounting purposes, each notwithstanding the legal form of the acquisition.

The financial information in this discussion of our results of operations has been derived from the financial statements of Bark Corporation. Prior to the acquisition of Bark Corporation, we had no independent operations and had limited operating costs. The financial statements utilize the capital structure of the Bark Group and the assets and liabilities, results of operations and cash flows of Bark Corporation. The computation of loss per share has been retroactively restated to reflect the capital structure of Bark Group.

Bark Corporation

Bark Corporation, incorporated on October 9, 2006, is a holding company that conducts its operations through its 87.3% owned subsidiary Bark Advertising, that was incorporated on October 12, 2006 and the wholly owned subsidiary Bark Property that was incorporated on September 28, 2007. On May 14, 2007 Bark Advertising purchased 100% of the capital stock of Bark Copenhagen, formerly known as Living Brands A/S, and 100% of the capital stock of Bark Media, formerly known as Radar 360 ApS.

Bark Copenhagen

The audited financial statements of Bark Copenhagen as at and for the year ended December 31, 2006 and the period ending May 14, 2007 are included in this prospectus and the registration statement of which this prospectus forms a part on the basis that the acquisition of Bark Copenhagen constituted a significant acquisition by Bark Corporation under SEC Regulation S-X Rule 3-05.

Bark Corporation, through its subsidiary Bark Advertising , completed the acquisition of Bark Copenhagen on May 14, 2007 for a purchase price of DKK 12,000,000 (equivalent to $2,191,300) which was paid by (i) the cash payment of DKK 3,594,000 (equivalent to $656,300), and (ii) the issue of 651 Class B shares of Bark Advertising to the shareholders of Bark Copenhagen with a value of DKK 8,406,000 (equivalent to $1,535,000).  These shares are included as a minority interest in our consolidated balance sheet as at December 31, 2007 and June 30 , 2008.

The acquisition of Bark Copenhagen has been accounted for under the purchase method of accounting which requires the purchase price to be allocated to the net assets and liabilities acquired based on their fair value at the date of acquisition. After identifying certain intangible assets, Bark Corporation allocated $2,074,000 of the purchase price to goodwill associated with the Bark Copenhagen acquisition, which is the difference between the price paid for Bark Copenhagen and the fair value of the assets and liabilities acquired.

Bark Media

The audited financial statements of Bark Media as at and for the year ended December 31, 2006 and the period ending May 14, 2007 are included in this prospectus and the registration statement of which this prospectus forms a part on the basis that the acquisition of Bark Media constituted a significant acquisition by Bark Corporation under SEC Regulation S-X Rule 3-05.

Bark Corporation, through its subsidiary Bark Advertising, completed the acquisition of Bark Media on May 14, 2007 for consideration comprised of the cash payment of DKK 6,000,000 (equivalent to $1,095,600).

The acquisition of Bark Copenhagen has been accounted for under the purchase method of accounting which requires the purchase price to be allocated to the net assets and liabilities acquired based on their fair value at the date of acquisition. As no intangible assets were identified, Bark Corporation allocated $1,043,000 to goodwill associated with the Bark Media acquisition, which is the difference between the price paid for Bark Media and the fair value of the net assets and liabilities acquired.

Critical Accounting Policies

Our significant accounting policies are described in Note 2 to our consolidated financial statements included herein. Several accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We base our estimates and judgments on historical experience, terms of existing contracts, observance of trends in the industry, information provided by customers and outside sources and various other assumptions that we believe to be reasonable under the circumstances. Significant accounting policies which we believe involve the application of significant judgment and discretion by management and are therefore “critical” accounting policies include:

Revenue recognition

Advertising and media services consist of various arrangements including commissions, fees, and incentive-based revenue. Commissions are generally earned on the date of the broadcast or publication.

We generally utilize the proportional performance method for recognizing revenue in fee arrangements. In applying the proportional performance method of revenue recognition, we are required to make significant judgments, estimates and assumptions. In assessing contract performance, both input and output measures are reviewed. Costs incurred are used as an objective input measure of performance. The primary input of all work performed under these arrangements is labor. As a result of the relationship between labor and cost, there is normally a direct relationship between costs incurred and the proportion of the contract performed to date. Costs incurred as a proportion of expected total costs is used as an initial proportional performance measure. The indicative proportional performance measure is always subsequently validated against other more subjective criteria (i.e. relevant output measures) such as the percentage of interviews completed, percentage of reports delivered to a client and the achievement of any project milestones stipulated in the contract.

Since project costs can vary from initial estimates, the reliance on total project cost estimate represents an uncertainty inherent in the revenue recognition process. Individual project budgets are reviewed regularly with project leaders to ensure that cost estimates are based upon up to date and as accurate information as possible, and take into account any relevant historic performance experience. Also, the majority of contracted services subject to proportional performance method revenue recognition are in relation to short term projects, averaging approximately one and one-half(1.5) months. Due to this close and frequent monitoring of budgeted costs and the preponderance of short term projects, the impact of variances between actual and budgeted project costs has historically been minimal.

Contractual arrangements with clients may also include performance incentive provisions designed to link a portion of the revenue to our performance relative to both qualitative and quantitative goals. Performance incentives are recognized as revenue for quantitative targets when the target has been achieved and for qualitative targets when confirmation of the incentive is received from the client.

Business Combinations

We account for our acquisitions utilizing the purchase method of accounting. Under the purchase method of accounting, the total consideration paid is allocated to the underlying assets and liabilities, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of certain acquired assets and liabilities, identifiable intangible assets in particular, is subjective in nature and often involves the use of significant estimates and assumptions. Finite-lived identifiable intangible assets are amortized on an accelerated basis, as this basis approximates the expected cash flows from the Company’s existing definite-lived identifiable intangible assets.

Goodwill is accounted for under the Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under the provisions of this statement, our goodwill is tested for impairment on an annual basis. We elected to conduct our impairment tests in March. Since inception, we have operated in one reporting unit. This unit is tested for impairment by comparing the implied fair value of the reporting unit with the carrying value of that unit. Implied fair value is determined based on a valuation study performed by us using the discounted cash flow method and the estimated market values of the reporting units. No impairment of goodwill was recognized during the year ended December 31, 2007.

We recorded goodwill in 2007 in connection with our acquisition of each of Bark Copenhagen and Bark Media, as discussed above.

Results of Operations

The results of operations for Bark Group are summarized below:

	Year Ended	Period from Inception (October 9, 2006) to
	December 31, 2007 (1) (in thousands USD, except per share amounts)	December 31, 2006 (in thousands USD, except per share amounts)
Net revenue	4,792	70
Cost of revenues	(2,835)	(14)
Selling, general and administrative expenses	(1,725)	(67)
Depreciation and amortization	(118)	-

	Year Ended	Period from Inception (October 9, 2006) to
	December 31, 2007 (in thousands USD, except per share amounts)	December 31, 2006 (in thousands USD, except per share amounts)
Operating (loss)/income	114	(11)
Interest income	(32)	-
Interest expense	(514)	-
(Provision) / benefit for income taxes	(30)	3
Income allocated to minority interest holders	(9)	--
Net loss	(407)	(8)
EITF D-98 adjustment - excess of redemption amount over ARB 51 adjustment	(1,383)
Loss available to common shareholders	(1,790)
Loss per share, basic and diluted (2)	$ (0.12)	$ (0.00)

(1)        These amounts have been restated to reflect certain changes with respect to the accounting for minority interests.  See Note 22 to the audited financial statements which have been included elsewhere in this Registration Statement.

(2)        In accordance with EITF Issue D-98, basic and diluted loss per share has been calculated based on the loss available to common shareholders ..

	Six month periods ended
	June 30, 2008 (in thousands USD, except per share amounts)	June 30, 2007 (in thousands USD, except per share amounts)
Net revenue	4,607	1,190
Cost of revenues	(3,403)	(923)
Selling, general and administrative expenses	(1,695)	(469)
Depreciation and amortization	(124)	(30)
Listing expenses	(1,032)	-
Operating loss	(1,647)	(232)
Interest income	5	-
Interest expense	(197)	(13)
(Provision) / benefit for income taxes	33	50
Income allocated to minority interest holders	34	21
Net loss	(1,772)	(174)
EITF D-98 adjustment - excess of redemption amount over ARB 51 adjustment	(139)	(1,255)
Loss available to common shareholders	(1,911)	(1,429)
Loss per share, basic and diluted (1)	$ (0.12)	$ (0.09)

(1)        In accordance with EITF Issue D-98, basic and diluted loss per share has been calculated based on the loss available to common shareholders ..

Revenues

We derive revenues from fees charged by us in connection with the provision of advertising and media services. We earn revenues based on various different fee arrangements, including:

  fees for advertising services,

  commissions on media placements,

  incentive based revenue, or

  a combination of all of the above

The majority of our revenues are attributable to revenues earned on a fee for services basis for the advertising and marketing services that we provide. The next key component of our revenues are commissions that we earn from the placement of media through media outlets. We presently earn commissions from media placements from approximately five customers. See “Critical Accounting Policies – Revenue Recognition” above.

Bark Group achieved its initial revenues commencing in October 2006. Revenues for the period from October 9, 2006 to December 31, 2006 were $70,000. These initial revenues were comprised of fees generated from the initial advertising and marketing services that we provided. Our revenues increased significantly during 2007 to $4,792,000 as a result of our acquisition of Bark Copenhagen and Bark Media and the expansion of our business operations resulting from our increased professional employee base and our increased number of clients, as discussed below.

During 2007, we gained customers through the acquisition of Bark Copenhagen and Bark Media and through accretive growth in our business. We also added professional staff subsequent to our acquisition of Bark Copenhagen and Bark Media. We anticipate that our larger customer base and the increased number of revenue generating professionals will result in us earning greater revenue in fiscal 2008 than fiscal 2007.

Our revenues increased during the first half of 2008 to $4,607,000 from $1,190,000 during the first half of 2007.  Our revenues increased to $1,863,000 during the second quarter of 2008 from $684,000 during the second quarter of 2007.  These increased revenues again reflect our acquisition of Bark Copenhagen and Bark Media, which occurred on May 14, 2007, the subsequent expansion of our business and a corresponding increase in the number of our customers that continued through the first half of 2008 from fiscal 2007.

We anticipate higher revenues continuing through the balance of fiscal 2008 as we are in the process of undertaking media placements directly, rather than using media placement agencies to provide these services. We are able to undertake these services due to our expanded business operations. In circumstances where we make media placements directly, we will invoice our clients with the full cost of the placement of the media with the media outlets. Under these arrangements, we will receive a higher commission of approximately 5%, rather than a commission of 3% to 4% that we would earn if we placed the media using a media agency. Further, our revenues will increase under this business model, although we will have corresponding increased costs of revenues. We anticipate that this increase in revenues with increased costs of revenues will decrease our gross profit as a percentage of our revenues.

Cost of Revenues

Our cost of revenues are attributable to direct costs that we incur to produce a final communication product incorporating the marketing and advertising concepts that we develop. The final communication product is then delivered to media outlets who then broadcast to the public. These direct costs include, for example, the following:

  a portion of salaries for professional staff attributable to providing professional services,

  consultancy fees,

  film production,

  photography,

  web site design,

  production of radio commercials,

  printed materials

  layout of advertisements for newspapers and magazines.

These expenses represent external costs that we pay to third parties as part of the creation and implementation of advertising and marketing campaigns for our clients. These expenses do not include the cost of placement of media through media outlets as these costs are incurred directly by our clients. See “Critical Accounting Policies – Revenue Recognition” above.

Our cost of revenues in fiscal 2007 were 59.2% of our total revenues.  This compares to cost of revenues for Bark Copenhagen of 65.4% for the period from January 1, 2007 to May 14, 2007 and 67.9% for fiscal 2006.  Bark Media’s cost of revenues were 2.9% for the period from January 1, 2007 to May 14, 2007 and 50.5% for fiscal 2006.  Bark Media’s lower cost of revenues in 2007 were attributable to earnings from media placement commissions with minimal corresponding expenses during this period.  Cost of revenues will increase proportionally with revenues, other than media placement costs that we anticipate will increase significantly due to the fact that we have previously been using media agencies to place ads in media advertisements.  Accordingly, cost of revenues as a percentage of revenues are anticipated to increase.  Our cost of revenues in fiscal 2006 were 20.0% of our total revenues and are not comparable to costs of revenues in fiscal 2007 as fiscal 2006 results reflect a limited period prior to our acquisition of Bark Copenhagen and Bark Media.

Our cost of revenues in the first half of 2008 were 73.9% of our total revenues, compared to 77.6% for the first half of 2007.  Our cost of revenues in the second quarter of 2008 were 62.9% of our total revenues, compared to 73.7% for the second quarter of 2007.  The decrease in cost of revenues as a percentage of total revenues in the first half of 2008 compared to the first half of 2007 resulted from higher external expenses, including film production expenses, in 2007 coupled with a small value of revenues earned in the three month period ended June 30, 2007

As discussed above, we anticipate that our costs of revenues will increase as we start to complete media placements directly with media outlets. Further, we anticipate that our costs of revenues will increase as a percentage of revenues as we complete this transition.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses include the following expenses:

  salaries for administrative staff and administrative functions, which in fiscal 2007 equalled approximately 29% of total selling, general and administrative expenses and 38% in the six month period ended June 30, 2008, fees to our chief executive officer and our chairman which are not included in salaries, which in fiscal 2007 equalled approximately 16% of total selling, general and administrative expenses and 10%, in the six month period ended June 30, 2008, a portion of stock based compensation relating to stock issued to 2 employees on September 30, 2007 with a vesting period of 37 months,

  office rental and associated office costs,

  professional expenses, including lawyers, auditors and other consultancy costs (excluding expenses classified as listing expenses),

  client marketing, travel and entertainment expenses, and

  information technology costs.

Our selling, general and administrative expenses in 2007 were $1,725,000, compared to $67,000 for the period from October 9, 2006 to December 31, 2006. These increased expenses reflected the consolidation of Bark Copenhagen and Bark Media on May 14, 2007 and expenses relating to stock based compensation.

Our selling, general and administrative expenses during the first half of 2008 were $1,695,000, compared to $469,000 for the first half of 2007. Again, the increased expenses reflect our acquisition of Bark Copenhagen and Bark Media in the second quarter of 2007 and the continued expansion of our business and increased number of staff since this acquisition.

We anticipate that our selling, general and administrative expenses will continue to increase during the balance of fiscal 2008 due to the following factors:

  we anticipate that our salaries and related compensation expenses will be significantly higher in fiscal 2008 due to the growth in our employee base, and we anticipate increased travel and related expenses as we identify acquisition targets and attempt to concluded acquisitions.

Increased costs should be off-set by decreased rental expenses as we purchased our office premises in late 2007. The effect of the reduced rental expenses will be neutralized by increased depreciation expense related to the building and interest expense attributable to the loan that we arranged to enable us to acquire our office premises.

Depreciation and Amortization

Depreciation includes depreciation on office equipment and amortization of customer relationships.

Depreciation and amortization was $118,000 in fiscal 2007, compared to $0 in fiscal 2006. Depreciation and amortization in fiscal 2007 included $83,000 attributable to amortization of customer relationships. The remaining balance was attributable to depreciation of property, plant and equipment.

Depreciation and amortization was $124,000 in the first half of 2008, compared to $30,000 in the first half of 2007.  As with fiscal 2007, depreciation and amortization in the first half of 2008 was principally attributable to amortization of customer relationships, with the balance associated with depreciation of property, plant and equipment.

Listing Expenses

Listing expenses include amounts that we pay to our legal and accounting professional advisers and to DeBondo Capital in connection with efforts to achieve trading of our common stock on a public market in the United States. These expenses include legal and audit and related expenses attributable to the filing of a registration statement with the Securities and Exchange Commission.

Listing expenses were $1,032,000 in the first half of 2008.  There were no listing expenses in fiscal 2007.  Expenses during the first half of 2008 reflected the fact that we finalized the audit of our financial statements for the year ended December 31, 2007 and filed our initial registration statement and amendments with the Securities and Exchange Commission during the first half of 2008 .

We anticipate that our listing expenses will continue to increase during the balance of fiscal 2008 due to increased professional expenses resulting from accounting, auditing and legal expenses associated with our preparation and filing of a registration statement with the Securities and Exchange Commission. These listing expenses will include milestone payments payable under our agreement with DeBondo Capital.

Interest Expense

Interest expense includes interest that we pay on our loans from Danske Bank. These loans are described in detail below under “Liquidity and Capital Resources – Bank Indebtedness”.

In May 2007, Bark Corporation received a non-interest bearing loan for DKK 3,000,000 ($591,000). On the date of issuance, we agreed to convert the loan into common shares at a rate of DKK 8.00 per share. As the conversion rate was below than the value of the shares on the date of issuance, Bark Corporation applied EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" to compute the beneficial conversion feature. In September 2007, Bark Corporation converted this loan into common shares resulting in an additional interest expense in the period of $366,000.

Interest expense increased to $197,000 in the first half of 2008, compared to $13,000 in the first half of 2007.  Our increased interest expense is primarily attributable to the loans that we have obtained to finance the acquisition of Bark Copenhagen and Bark Media on May 14, 2007 and our Copenhagen premises in December 2007.

We anticipate that our ordinary interest expense on bank loans will be substantially higher through the balance of fiscal 2008 in comparison to fiscal 2007 as a result of the loans that were taken out to enable us to complete the acquisitions of Bark Copenhagen and Bark Media and the acquisition of our Copenhagen premises.

Income taxes

Our effective tax rate was a benefit of 1.8% for the first half of 2008, as compared to a benefit of 20.4% for the first half of 2007. The difference between the effective rates for first half of 2008, as compared to the first half of 2007, resulted from our establishment of a valuation allowance in the first half of 2008 against our net deferred tax assets.   We recorded a deferred tax asset due to our losses for the first half of 2008, however a valuation allowance of $421,000 for the first half of 2008 was created to reduce our net deferred tax assets to Nil as of June 30, 2008 due to the uncertainty as to whether we will generate sufficient taxable income to realize the assets.

We maintain valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized.  Changes in valuation allowances are included in our tax provision in the period of change.  In determining whether a valuation allowance is warranted, we evaluate factors such as prior earnings history, expected future earnings, carry-back and carry-forward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

Income allocated to minority interest holders

Income allocated to minority interest holders increased from Nil to $9,000 during the fiscal years ended December 31, 2006 and 2007, respectively as a result of the issuance of shares by our subsidiary, Bark Advertising. Prior to this date, we did not have any minority interest shareholders in the group.

Loss allocated to minority interest holders increased to $34,000 for the six month period ended June 30, 2008 as compared to $21,000 for the six month period ended June 30, 2007. These changes resulted principally from the fact that we had no minority interest holders in the group prior to May 14, 2007. Consequently, the results for the six months ended June 30, 2007 included only one and a half months of income allocated to minority interest holders.

Net Loss

Our net loss for fiscal 2007 was $407,000 . Our net loss for the period from October 9, 2006 to December 31, 2006 was $8,000, which reflected our start-up operations during this period.

Our net loss was $1,772,000 for the first half of 2008, compared to a net loss of $174,000 for the first half of 2007.  Our increased losses, compared to fiscal 2007, reflected our listing expenses of $1,032,000 incurred in the first half of 2008 due to professional expenses associated with accounting, auditing and legal services that we have obtained in connection with our filing a registration statement with the Securities and Exchange Commission.

We expect to incur significantly increased selling, general and administrative expenses through the balance of fiscal 2008 mainly related to listing expenses payable to our professional advisors, as described above under “Selling, General and Administrative Expenses”. The increase in expenses is expected to be higher than the increases in revenues we expect to during 2008, as discussed above under “Revenues”. Consequently, we expect a higher net loss in 2008 than we had in 2007.

Loss Available to Common Shareholders

Our loss available to common shareholders was $1,790,000 for the year ended December 31, 2007 and $8,000 for the period from October 9, 2006 to December 31, 2006. Our loss available to common shareholders was $1,911,000 and $1,429,000 for the six months ended June 30, 2008 and 2007, respectively.

Liquidity and Capital Resources

Cash and Working Capital

As at December 31, 2007, we had cash of $768,000 and a working capital deficit of $2,584,000.  Our cash declined to $248,000 as at June 30, 2008 while our working capital deficit increased to $2,977,000 as at June 30, 2008. The increase to our working capital deficit is due to our loss in the first half of 2008 and the reclassification from long term debt to short term debt of our Danske Bank credit line in the amount of $1,268,200 as this loan expires on May 18, 2009. This increase in our working capital deficit has partly been off-set by the completion of a refinancing in the second quarter of 2008 of the loan that we obtained to acquire our Copenhagen property.

Cash Requirements

We are presently experiencing negative cash flows from our operating activities and we have a working capital deficit. Additionally, as of June 30, 2008, the Company reported a shareholders' deficit which resulted primarily from operating losses incurred in 2007 and 2008. Our working capital deficit was $2,919,000 as of June 30, 2008.  We are using cash of approximately $500,000 per quarter in operations.  Based on its current forecast, we anticipate that we will use approximately $3,500,000 over the next twelve months in order to sustain our current operations and pay our current liabilities.  This amount does not include any funds necessary for us to expand our business.  We will require further additional financing in order to pursue the expansion of our business, either through growth or acquisitions.  This includes the acquisition of any interest in Anaconda.TV, as discussed below, if we decide to exercise our option.

Our sources of additional cash include our loan commitment of DKK 4,000,000 ($845,500) from Bark Holding.  We plan to use our loan from Bark Holding to finance our operations over the next twelve months.  However, we will require additional financing beyond this loan in order to conduct our business in accordance with our plan of operations.  Further, there is no assurance that Bark Holding will advance the loan that it has committed to make.  We plan to conduct an equity financing of our securities, as outlined below, in order to raise additional financing.  We will also pursue bridge loans and private placements from investors located outside of the United States, primarily in Europe, in order to raise the required funds.  If we are not successful in obtaining additional financing, we will reconsider our acquisition strategy and will further reconsider whether our status as a public company is beneficial from a cost benefit perspective.  Any decisions made in this regard, may impact our ability to expand our business.

We plan to use both our operating line of credit and the loan from Bark Holding to finance our operations over the next twelve months. However, we will require additional financing beyond these two sources in order to conduct our business in accordance with our plan of operations. Further, there is no assurance that Bark Holding will advance the loan that it has committed to make. We plan to conduct an equity financing of our securities, as outlined below, in order to raise additional financing. We will also pursue bridge loans and private placements from investors located outside of the United States, primarily in Europe, in order to raise the required funds. If we are not successful in raising this additional financing, then we will attempt to reduce our operating expenses significantly such that we would within a six month period be able to generate cash from operating activities Operating expenses that we would consider reducing in the event of our failure to achieve additional financing include listing expenses and costs associated with identifying, negotiating and completing acquisitions. These reductions may impact on our ability to expand our business and even to generate our current level of revenues.

We are undertaking the process of filing a registration statement with the Securities and Exchange Commission in the United States and will pursue public trading of our shares on the OTC Bulletin Board as an initial step in our efforts to raise additional financing. We are undertaking this process as we believe that investors may be more willing to invest in a company which has a public market for its securities. We also entered into the engagement agreement with PacificWave Partners Limited with the objective of securing additional financing in the amount of $10 million. However, this agreement has terminated and we do not have any funding commitment from PacificWave Partners Limited. While we plan to enter into negotiations with PacificWave in connection with this financing in order to extend the engagement agreement, there is no assurance that the engagement agreement will be extended or that the terms of the contemplated financing will not change. Further, there is no assurance that our shares will be traded on the OTC Bulletin Board or, if trading commences, that we will raise any additional financing from either PacificWave Partners Limited or any other investors. We believe that the current volatility in the financial markets will make it more difficult for us to complete an equity financing, either through PacificWave Partners Limited or through any other party. We also plan to pursue alternate financing beyond the arrangement with PacificWave Partners Limited, which may be either debt or equity financing. We do not have any commitments for any such financing in place. If we are not successful in raising additional financing, then we may not be able to expand our business as anticipated. If we are successful in raising additional financing, then we will adjust our expansion plans based on the amount of funds available to us. We may also determine to use a portion of the proceeds to repay outstanding debt.

Bank Indebtedness

Bark Corporation borrowed DKK 9,000,000 (equivalent to $1,902,300) pursuant to a credit facility with Danske Bank in 2007 in order to enable Bark Corporation to complete the acquisition of Bark Copenhagen and Bark Media. As at December 31, 2007, the amount outstanding under this credit facility was $1,773,000. In addition, we had pledged as at December 31, 2007 restricted cash of DKK 3,000,000 ($634,100) as security for this loan.

On March 6, 2008 the loan was reduced by DKK 3,000,000 ($634,100) to DKK 6,000,000 ($1,268,200) and at the same date the DKK 3,000,000 ($634,100) deposit was released. On May 27, 2008 Bark Corporation's bank credit line was temporarily increased by DKK 1,000,000 ($211,400) until August 31, 2008. The bank subsequently in September 2008 extended this increase to Bark Corporation’s credit line to October 15, 2008 and further to October 31. 2008. Bark Corporation has requested a further two month extension to this increase in its credit line to December 31, 2008 and has been advised by the bank that it will process this request during the week of November 3, 2008.  There is no assurance that this extension will be granted by the bank.

Bark Property obtained a DKK 21,900,0000 (equivalent to $4,629,000) mortgage loan from Danske Bank in October 2007 in order to enable us to acquire our head office property in Copenhagen. The credit facility contract for this loan stated that the credit facility would be discharged by the proceeds of a mortgage loan and a new foreign currency loan by no later than December 31, 2007. As contemplated in the credit facility contract, Bark Property has repaid a portion of this loan from the proceeds of two additional loans obtained from Danske Bank in March 2008, one loan in the amount 5,250,000 DKK (equivalent to $906,050 as at October 30, 2008), denominated in Swiss Francs, and one loan in the amount 1,750,000 DKK (equivalent to $302,000 as at October 30, 2008). These loans have been amortized over a term of fifteen years ending February 2023.

The remaining balance of the initial bridge loan in the amount of DKK 14,900,000 ($2,571,450) was refinanced on May 16, 2008 with a loan bearing interest rate of 5.43% expiring in 2038 (no installments in the first 10 years and to be repaid over the last 20 years) from Realkredit Danmark (a credit institution). Interest is payable on the last working day of each quarter. This loan is secured by a mortgage against our Copenhagen office property as a first priority mortgage. We experienced a delay in obtaining this loan as a result of a pre-existing first priority mortgage against our Copenhagen office priority which was preventing the lender from obtaining its required first priority. This issue regarding the pre-existing first priority mortgage was resolved and the financial institution issued a commitment letter dated April 22, 2008.

Bark Copenhagen has a floating interest rate line of credit facility in the amount of DKK 2,000,000 ($422,700). As at December 31, 2007 and June 30, 2008, the amount outstanding under this line of credit facility was $2,000 and $414,700, respectively.  The line of credit facility is repayable in full on June 30, 2009.  The rate of interest payable under the line of credit facility is presently 8.00% per annum.

The following table summarizes our outstanding debt and obligations under capital leases as of June 30, 2008:

Loan reference	Maturity Date	Value at
		June 30, 2008
		USD 000’s
Current bank credit line	June 2009	415
Bank credit line	October 2008	211
Bank credit line	May 2009	1,268
Credit Institution	2018 – 2038	3,150
Bank loan	2008 – 2023	1,479
Leasing contracts	2008 – 2011	273
Total		6,796

The following table summarizes our future principal payments under debt obligations and capital lease obligations as of June 30, 2008 (in 000’s):

Fiscal year ending December 31	USD 000’s
2008	362
2009	1,871
2010	165
2011	125
2012	99
Thereafter	4,174
Total	6,796

Bark Holding Loan

In  December 2007, we received a loan from Bark Holding, a party that is related to us, of DKK 556,000 ($117,500), which will be repaid in 2008.  The interest rate is fixed at 7%. In May and June 2008, this loan was increased by DKK 112,100 ($23,700).

On June 11, 2008 Bark Holding committed to issue a bridge loan to us in the amount of up to DKK 3,000,000 ($634,100).  On September 16, 2008, Bark Holding increased this loan commitment to DKK 4,000,000 ($845,473).  This loan will accrue interest at 7% and will be due when our cash flow is positive for more than four consecutive weeks or when additional sources of financing are in place.  This loan has not yet been advanced.

Going Concern

Our consolidated financial statements for year ended December 31, 2007 and our condensed consolidated financial statements for the period ended June 30, 2008 have been prepared assuming that we will continue as a going concern.  We currently have and had as at both December 31, 2007 and June 30, 2008 negative working capital and limited financial resources available to pay ongoing financial obligations as they became due.  Further, at June 30, 2008, we had a shareholder's deficit of $371,000.  These conditions raise substantial doubt about our ability to continue as a going concern.

As at December 31, 2007, we had a negative working capital position that was principally attributable to our short term bridge loan in the amount of DKK 21,900,0000 (equivalent to $4,629,000) from Danske Bank that we arranged in October 2007 in order to enable us to acquire our head office property in Copenhagen.  The original due date for repayment of this loan was December 31, 2007.  We arranged for a long-term loan, as described above, that would repay this short term bridge loan in full.  Due to the presence of a first priority mortgage against our Copenhagen office property, we were delayed in completing this re-financing.  A portion of the loan of DKK 7,000,000 (equivalent to $1,479,600) was effectively refinanced prior to the issuance of the Company's financial statements for the year ended December 31, 2007.  This amount was classified as long-term debt in the financial statements as at December 31, 2007.  The remaining balance of the initial bridge loan in the amount of DKK 14,900,000 ($3,149,400) was refinanced on May 16, 2008.  As a result of the completion of this refinancing, the entire loan balance of DKK 21,900,000 (equivalent to $4,629,000) has been classified as a long-term liability as of June 30, 2008 (except for instalments of $72,100 which will be due in the coming twelve months).

Notwithstanding this reclassification, our current working capital deficit and our negative cash flow from operations continue to raise substantial doubt about our ability to continue as a going concern.  We continue to use cash of approximately $500,000 per quarter in operations and accordingly, we estimate that we will use approximately $3,500,000 over the next twelve months in order to sustain our current obligations and to continue to pay our outstanding obligations as they become due.

As at June 30, 2008, we had the following outstanding sources of cash available to support our ongoing operations:

  An outstanding loan commitment of DKK 4,000,000 (845,500) from Bark Holding, a related Party

We plan to use both of the above credit facility in order to conduct our business in accordance with its plan of operations over the upcoming twelve months.  As needed, we will seek to obtain additional credit facilities or financing opportunities in order to expand our business.  In addition, we plan to conduct an equity financing of its securities, as outlined below, in order to raise additional financing.  There is no assurance that any additional financing will be obtained.

If we are not successful in obtaining additional financing, we will seek to reduce our operating expenses such that in a six month period we would be able to generate cash from operating activities.  These reductions may impact our ability to expand our business and even to generate our current level of revenues.

As a result of the above, we believe that a substantial doubt about our ability to continue as a going concern remained as at June 30, 2008, as reflected in the notes to our consolidated financial statements for the six months ended June 30, 2008.  Our interim financial statements for the six months ended June 30, 2008 do not include any adjustment that might result from the outcome of this uncertainty.

Bark Advertising Class B Shares

As part of the acquisition of Bark Copenhagen in May 2007, Bark Advertising issued 651 Class B shares at a price of DKK 12,912 ($2,373) per share. Furthermore, two senior employees were issued 50 Class B shares at a price of DKK 12,000 ($2,206) per share.  In November 2007, Bark Advertising issued 25 Class B shares to one senior employee at a price per share of DKK 12,000 ($2,206). All Class B shares have the same rights and preferences.  The shares in Bark Advertising have been included as a component of minority interest at a value of DKK 9,306,000 ($1,834,000 as at December 31, 2007 and $1,967,000 as at June 30, 2008).  In addition, the amounts have been adjusted during the year ended December 31, 2007 and for the six months ended June 30, 2008 for income/ loss allocated to minority interest holders in order to value the minority interest at the higher of the (1) redemption value, and (2) the amount that would result from applying consolidation accounting under ARB 51. The Class B shareholders are entitled to receive 20% of Bark Advertising's profits after tax and elimination of internal management fee and interest expenses for the years ended 2007 and 2008.  This bonus is allocated between the Class B shareholders on a pro rata basis.  Bonus payments to Class B shareholders are made in their capacity as employees, and are consequently allocated between cost of revenues and selling, general and administrative expenses in the consolidated statements of operations.

Cash Used In Operating Activities

We used cash of $1,030,000 in the first half of 2008, compared to cash used in operating activities of $379,000 in the first half of 2007.  The increase in cash used in operating activities primarily reflects our increased loss during the first half of 2008 and an increase in work in progress and deferred revenue experienced in the first half of 2008, offset by increases in accounts payables.

We generated cash of $405,000 from operating activities during fiscal 2007. We generated cash of $31,000 during the period from October 9, 2006 to December 31, 2006, which reflected our start-up operations during this period.

Cash From/Used in Investing Activities

We generated cash of $161,000 in the first half of 2008, primarily due to the release of $639,000 of restricted cash in the first quarter when we reduced our line of credit with Danske Bank, as offset by purchases of property and equipment resulting from the expansion of our operations. Cash of $2,168,000 used in the first half of 2007 reflected cash used in connection with the acquisition of Bark Copenhagen and Bark Media and the advance of restricted cash to secure our credit line with Danske Bank.

We used cash of $7,166,000 in investing activities during fiscal 2007. Cash used investing activities included purchases of property and equipment, including our Copenhagen premises, of $4,780,000. We also used cash of $1,721,000 to acquire Bark Copenhagen and Bark Media, which amount is net of cash acquired in these transactions.

Cash from Financing Activities

We generated cash of $467,000 from financing activities during the first half of 2008, which represented proceeds from loans from shareholders of $224,000 and Bark Holding of $27,000 and long term debt and obligations under capital leases of $2,607,000, offset by repayments of short term debt and the current portion of long-term debt and obligations under capital leases of $2,806,000.

We realized cash from financing activities of $7,480,000 during 2007, compared to $88,000 during the period from October 9, 2006 to December 31, 2006. Cash from investing activities during 2007 was comprised of the following:

  cash of $602,000 realized from the sale of sales of shares by Bark Corporation, as described below, less issuance costs of $74,000,

  cash of $591,000 realized from the proceeds of a loan subsequently converted into shares of Bark Corporation,

  proceeds attributable to the issuance of the Class B redeemable shares of Bark Advertising upon the acquisition of Bark Copenhagen equal to $165,000,

  proceeds from a loan from Bark Holding, a shareholder, in the amount of $108,000,

  proceeds from short term loans equal to $2,935,000 and long term loans equal to $3,152,000, being the loans that were advanced by Danske Bank to enable us to acquire Bark Copenhagen and Bark Media, and the loan that was advanced by Danske Bank to enable us to acquire our Copenhagen premises, less associated costs.

Cash from financing activities during the period from October 9, 2006 to December 31, 2006 was attributable solely to sales of shares by Bark Corporation, as described below.

Bark Corporation completed the following issuances of its securities, prior to our acquisition of Bark Corporation:

  On October 9, 2006, Bark Corporation issued 9,090,909 shares of common stock to the founding shareholders of Bark for total proceeds of $88,700, which number of shares reflects a subsequent stock split completed by Bark Corporation prior to our acquisition of Bark Corporation.

  On September 30, 2007, Bark Corporation converted an outstanding loan of DKK 3,000,000 ($591,100) into 375,000 shares.

  On September 30, 2007, Bark Corporation issued 300,000 non-vested share awards to two executives for proceeds of DKK 16,500 ($3,255).

  On September 30, 2007, Bark Corporation issued 113,952 new shares to 15 purchasers for proceeds of $299,000. Costs of issuing these shares were $13,000.

  On December 28, 2007, Bark Corporation issued 120,139 shares to 2 purchasers for total proceeds of $311,000. Costs of issuing these shares were $61,000.

As a result of the above issuances, the total number of issued shares of Bark Corporation was 10,000,000 shares. These shares were exchanged for 12,964,548 shares of our common stock upon completion of our acquisition of Bark Corporation.

Plan of Operations

We will fund our current business operations from revenues from our current business operations. We plan to fund future acquisitions by arranging for future funding. The amount of this future funding will depend on the acquisitions that we propose to complete. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. We presently have no arrangements in place for any additional equity financings. In the absence of such additional financing, we may not be able to implement our acquisition strategy of acquiring new advertising and media businesses. If we do not obtain the required additional financing, we will initially scale back our acquisition strategy to the extent required in order that we can complete acquisitions with our available capital.

Anaconda

We are presently evaluating the acquisition of an interest in Anaconda TV GmbH, a television production company incorporated in Munich, Germany pursuant to option agreements that enable us to acquire up to a 51% interest in Anaconda TV GmbH. If we determine to exercise our option to purchase 19% of Anaconda TV GbmH, we will be required to pay an option price equal to 1,800,000 DKK (equivalent to $310,650 as at October 30, 2008). The original date for expiry of this option was March 31, 2008, but the option exercise date has been extended to November 30, 2008 by verbal agreement. If we determine to exercise our option to purchase a 32% interest, we will be required to pay an option price equal to 3,000,000 DKK (equivalent to $517,800 as at October 30, 2008). We are presently evaluating the ongoing financial performance of Anaconda TV in order to assess whether we will proceed with the acquisition of this interest in Anaconda TV through exercise of our options. If we exercise both options to acquire a total interest of 51%, we will be required to pay option prices totalling 4,800,000 DKK (equivalent to $828,400 as at October 30, 2008). Our ability to complete the acquisition of an interest in Anaconda TV GmbH will be contingent upon our achieving additional financing, of which there is no assurance.

We are presently evaluating the ongoing financial performance of Anaconda TV in order to assess whether we will proceed with the acquisition of this interest in Anaconda TV through exercise of our options. We are contemplating exercising our options if the financing report of Anaconda TV demonstrates that Anaconda TV is a cash flow positive operation. To date, cash flow positive operations have not been demonstrated and we have not made any determination to exercise our options. Further, there is no assurance that we will exercise these options.

Legal Proceedings

In March 2008, Bark Corporation received a notice of a claim from two former employees for damages and compensation of approximately DKK 1,000,000 ($212,000), based on an alleged breach by Bark Corporation of the terms of employment (the "employment element" of the claim) and non-payment for the transfer of specified intellectual property (the "IP element" of the claim). In March 2008, we paid $52,000 to such employees related to the employment element of the claim. On April 8, 2008 Bark Corporation received a petition from the former employees reducing their claim to DKK 757,500 ($160,600), representing the IP element of the claim. As at June 30, 2008, the IP element of the claim was outstanding and we believe that, in order to settle this claim, a payment will be required. Using the guidance of SFAS No. 5 we have provided for an amount of DKK 200,000 ($42,300) as at June 30, 2008 that is considered to be probable and reliably estimable.

Restatement

Subsequent to the issuance of our 2007 financial statements, our management determined that the following restatements were necessary related to the accounting for minority interests:

Accounting for sales of securities by subsidiaries – In the course of 2007, Bark Advertising, a subsidiary of Bark Group, issued Class B shares in partial payment for the acquisition of Bark Copenhagen, and to three other key employees of the Company. SAB 54 requires that appropriate accounting recognition be given by a parent company to gains and losses resulting from a subsidiary's sale of its own common stock. In the previously issued financial statements, the Company had not calculated nor recorded a value related to the gain or loss on these sales. Within these restated consolidated financial statements, all gains associated with the sales of stock by subsidiaries have been recognized within additional paid in capital. There are no deferred tax consequences arising from the recognition of the EITF D-98 adjustments as the adjustments are not deductible under Danish tax law.

Accounting for the excess of the redemption value of Class B securities over the ARB 51 value - As discussed in Note 12, the Company recognizes minority interest at the higher of the redemption value and the ARB 51 value. In the previously issued financial statements, the Company incorrectly computed the ARB 51 adjustment, which had an impact on the accounting adopted pursuant to EITF D-98. Within these restated consolidated financial statements, all EITF D-98 adjustments have been recorded directly within Total Shareholder’s equity – additional paid-in capital.

Accounting for the excess of the redemption value of Class B securities over the ARB 51 value - As discussed in Note 12, the Company recognizes minority interest at the higher of the redemption value and the ARB 51 value. In the previously issued financial statements, the Company incorrectly computed the ARB 51 adjustment, which had an impact on the accounting adopted pursuant to EITF D-98. Within these restated consolidated financial statements, all EITF D-98 adjustments have been recorded directly within Total Shareholder’s equity – additional paid-in capital.

The following table presents the effects of the restatements on certain line items of our consolidated balance sheet as of December 31, 2007:

	December 31, 2007
	As
	Previously	As
	Reported	Restated
Consolidated balance sheets
Minority interest	1,847	1,834

Common stock	12	12
Additional paid-in capital	1,725	1,643
Accumulated deficit	(406)	(415
Accumulated other comprehensive income	19	123
Total Shareholders’ equity	1,350	1,363

The following table presents the effects of the restatement adjustments on certain line items of our consolidated statements of operations for the year ended December 31, 2007:

	Year ended December 31,
		2007
	As
	Previously
	Reported	As Restated
Income allocated to minority interest holders	-	(9)
Net loss	(398)	(407)

Loss per share
Basic	(0.03)	(0.12)
Diluted	(0.03)	(0.12)

In addition to the above, we has revised our presentation on the face of the consolidated statement of operations for the year ended 31 December 2007 to present “EITF D-98 adjustment – excess of redemption amount over ARB 51 adjustment” and “Loss available to common shareholders”. These line items are also presented within the Note 21 of the audited financial statements included elsewhere herein.

The following table presents the effects of the restatement adjustments on certain line items of the Company’s consolidated statements of cash flows for the year ended December 31, 2007:

	Year ended December 31,
		2007
	As
	Previously
	Reported	As Restated
Cash flows from operating activities:
Net loss	(398)	(407)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Minority interest	-	9
Net cash provided by operating activities	405	405

Table of Contractual Obligations

The following table outlines our contractual obligations as at December 31, 2007:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term Debt Obligations	$6,134,000	$2,982,000	$1,905,000	$164,000	$1,083,000
Borrowing from Related Party	$108,000	$108,000	$ -	$ -	$ -

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Capital (Finance) Lease Obligations	$ -	$ -	$ -	$ -	$ -
Operating Lease Obligations	$107,000	$ 36,000	$71,000	$ -	$ -
Purchase Obligations	$ -	$ -	$ -	$ -	$ -
Other Long-term Liabilities	$33,000	$5,000	$28,000	$ -	$ -
Total	$6,382,000	$3,131,000	$2,004,000	$164,000	$1,083,000

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Recent Accounting Pronouncements

In July 2006, the FASB issued Financial Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. There was no cumulative effect adjustment to the opening balance of retained earnings arising as a result of the adoption of FIN 48.

In September 2006 the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. FAS 157 was to be effective in its entirety for fiscal years beginning after November 15, 2007, however in February 2008, the FASB issued FASB Staff Position No. FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which deferred the effective date of certain elements of FAS 157 to fiscal years beginning November 15, 2008. Under FSP FAS 157-2, application of FAS 157 may be deferred until fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. As of January 1, 2008, the Company had adopted the elements of FAS 157 related to financial assets and liabilities which did not have a material impact on the Company’s financial statements. The adoption of SFAS No. 157 for non financial assets and liabilities was not yet adopted as of June 30 , 2008. The Company is currently in the process of evaluating the impact of the adoption of those parts of SFAS No. 157 which have been deferred by FSP FAS 157-2.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. If the fair value option is elected, a business entity shall report unrealized gains and losses on elected items in earnings at each subsequent reporting date. Upon initial adoption of this Statement an entity is permitted to elect the fair value option for available-for-sale and held-to-maturity securities previously accounted for under FASB Statement 115. The effect of reclassifying those securities into the trading category should be included in a cumulative-effect adjustment of retained earnings and not in current-period earnings and should be separately disclosed. This Statement is effective for fiscal years beginning after November 15, 2007. The Company elected not to adopt the fair value option therefore this Statement did not an impact on the Company's consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). This revised statement requires assets and liabilities, including contingent liabilities, acquired in a business combination in addition to contingent consideration to be measured at their fair values as of the date of the acquisition. SFAS No. 141(R) requires that any adjustments to an acquired entity’s deferred tax asset and liability balances that occur after the measurement period be recorded as a component of income tax expense. Under the transition provisions of SFAS No. 141(R), the new requirement applies to all business combinations, regardless of the consummation date. This statement also changes the treatment of restructuring charges, in-process research and development costs, and acquisition related costs. SFAS No. 141(R) is effective for all companies with fiscal periods beginning on or after December 15, 2008 and will be effective for the Company for acquisitions consummated after January 1, 2009. The Company is in the process of evaluating the effects of the adoption of SFAS No. 141(R).

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). This statement clarifies the accounting and reporting for non-controlling interests, currently referred to as minority interests. Under SFAS No. 160, non-controlling interests will be classified as a component of equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is in the process of evaluating this standard and therefore has not yet determined the impact that the adoption of SFAS No. 160 will have on their financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), with the intent of providing users of the financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedge items affect an entity’s financial position, financial performance and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures above fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk related contingent features in derivative agreements. The provisions of this Statement are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company currently does not have any derivative instruments and therefore does not expect the disclosure requirements of this Statement to apply to its future financial statement disclosures.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP. SFAS No. 162 will be effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Company is in the process of evaluating the effects of SFAS No. 162.

DESCRIPTION OF PROPERTIES

We own the premises in which our principal executive offices are located at Ostergade 17-19, 3rd Floor, 1100 Copenhagen K, Denmark. We acquired these premises in October 2007. These premises are comprised of 833 square meters (equal to approximately 8,966 square feet). These premises are professional offices in which all of our professional staff are presently located, other than Mr. Anders Hageskov, our chief executive officer, who provides his services from our Lugano, Switzerland office. These premises are presently adequate for our current needs for the operations.

We presently have a representative office in Lugano, Switzerland from which Mr. Anders Hageskov, our chief executive officer, provides his services. Our office in Lugano is comprised of 116 square meters (equal to approximately 1,250 square feet). This office is a professional office and is presently adequate for our current needs. These premises are leased by Lugano Communications Ltd. We reimburse Lugano Communications for the expenses attributable to these premises pursuant to our management services agreement with Lugano Communications, as described below under “Certain Relationships and Related Transactions”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since the beginning of our last fiscal year or during the preceding fiscal year, had any material interest, direct or indirect, in any transaction in which the amount involved exceeded the lesser of $120,000 or one percent of our average total assets at year end for the last two completed fiscal years:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

  Any member of the immediate family (including spouse, parents, children, siblings, step-parents, step-children and in-laws) of any of the above persons or any person (other than a tenant or employee) sharing the household of any of the above persons.

Acquisition of Bark Corporation

We issued the following shares to the following shareholders who are directors, officers or greater than 5% shareholders in connection with our acquisition of Bark Corporation on February 29, 2008:

Name and Shareholder	Number of Shares Issued (1)	Number of Shares and Percentage of Bark Corporation Held (2)
Directors and Officers:
Bent Helvang Director and Chairman	2,262,902 Shares (3)	1,745,454 (17.5%)
Anders Hageskov President and Chief Executive Officer	2,262,902 Shares	1,745,454 (17.5%)
Peter Brockdorff Chief Executive Officer of Bark Copenhagen	194,468 Shares	150,000 (1.5%)
Klaus Aamann Director	2,263,067 Shares	1,745,454 (17.5%)
Jesper Svane Director	2,262,902 Shares (4)	1,745,454 (17.5%)
Major Shareholders:
Sapiens Alliance Ltd.	2,262,902 Shares(5)	1,745,454 (17.5%)
Bark Holding Ltd.	166,524 Shares (6)	128,446 (1.3%)

(1)	We issued an aggregate of 12,964,548 shares of our common stock to acquire 10,000,000 shares of Bark Corporation.

(2)	The percentage of class is based on 10,000,000 shares of Bark Corporation issued and outstanding immediately prior to the acquisition.

(3)	These shares are held indirectly by Mr. Helvang through Bent Helvang Media ApS, a private company controlled by Mr. Helvang.

(4)	These shares are held indirectly by Mr. Svane through Svaneco Ltd., a private company controlled by Mr. Svane.

(5)	Sapiens Alliance Ltd. is a private company that is controlled by Mr. Rene Lauritsen.

(6)	Bark Holding Ltd. is a private company controlled by Mr. Svane and Mr. Lauritsen.

Acquisition of Bark Copenhagen

We acquired Bark Copenhagen on May 14, 2007 pursuant to a share transfer agreement between Bark Advertising and the shareholders of Bark Copenhagen, namely Peter Brockdorff, Daniel Soren, David Asmussen, Finn Balleby and Ole Parnam. This acquisition is described in detail in the section entitled “Organization Since Incorporation”. Under this agreement, Bark Advertising paid a cash purchase price and issued Class B shares of Bark Advertising to the selling shareholders of Bark Copenhagen. Of the share consideration paid, Mr. Brockdorff was issued Class B shares of Bark Advertising that are equal to 3.74% of the outstanding share capital of Bark Advertising as consideration for the payment of DKK 2,824,500 (equivalent to $ 487,500 as at October 30 , 2008 ). A shareholders agreement was executed between Bark Advertising and the holders of the Class B shares. This shareholders agreement is described in detail in the section entitled “Organization Since Incorporation”. Mr. Brockdorff participates in the profit of Bark Advertising through his ownership of Class B shares of Bark Advertising; this amount is expected to be $19,500 for the year ended 2007.

Acquisition of Bark Media

Bark Advertising acquired all the shares of Bark Media on May 14, 2007. This acquisition was completed pursuant to a share transfer agreement between Bark Advertising and the shareholders of Bark Media, namely BrockSo Holding ApS, Maren Holding ApS and FFF Holding ApS. This acquisition is described in detail in the section entitled “Organization Since Incorporation”. Bark Advertising paid a purchase price of DKK 6,000,000 ($1,095,600) for this acquisition. Of this purchase price, an initial payment of DKK 5,406,000 was paid on May 1, 2007 and DKK 594,000 is payable quarterly in arrears over the four quarters following May 1, 2007. Of the purchase price paid, a total of 90% of the purchase price was paid to BrockSo Holding ApS, a private company controlled by Peter Brockdorff and Daniel Soren.

Bent Helvang

Bent Helvang Media ApS, a private company 100% owned by Bent Helvang, is according to a management contract entitled to receive fees of $61,600 in the second quarter of 2008, $132,200 in the first half of 2008, $55,147 in 2007 and $8,333 in 2006 in consideration for services related to acquiring new companies, strategy work for the Bark group and management services.  In total, Mr. Helvang has a receivable of DKK 970,000 ($205,000) as at June 30, 2008 which has been classified as a loan from related parties.

Mr. Helvang entered into a chairman’s agreement with Bark Corporation dated June 1, 2007 pursuant to which Mr. Helvang provides his services as chairman of Bark Corporation and its subsidiary companies. The details of this chairman’s agreement are provided below under the section entitled “Executive Compensation”.

Anders Hageskov

We entered into a management services agreement with Lugano Communication & Entertainment SA (“Lugano Communications”) pursuant to which the services of Mr. Anders Hageskov, our chief executive officer, are provided. The details of this management services agreement are provided below under the section entitled “Executive Compensation”.

Bark Holding Ltd., Switzerland, a shareholder in Bark Corporation has received a fee of $61,853 in respect of the period from January 1, 2007 to May 31, 2007 and $33,000 during 2006 for services rendered by Anders Hageskov to Bark Advertising.

Lugano Communication & Entertainment SA invoiced $86,200 in the second quarter of 2008, $172,400 in the first half of 2008 and $162,684 for the period from June 1, 2007 to December 31, 2007 for services rendered by Anders Hageskov to Bark Copenhagen. This fee includes reimbursement of costs for operating our office in Lugano, Switzerland, which costs were paid for by Lugano Communication & Entertainment SA.

Klaus Aamann

Washburn Assets Ltd., a private company 100% owned by Klaus Aamann, received a total commission of $72,620 in 2007 relating to share subscriptions for Bark Corporation. Under the funding agreement between Bark Corporation and the founding shareholders of Bark Corporation, Washburn Assets Ltd. receives 20% of the capital it raises from new share holders. This arrangement terminated on January 31, 2008.

Bark Holding Ltd.

Bark Corporation entered into option agreements dated December 12, 2007 with Bark Holding Ltd., a private company controlled by Mr. Svane and Mr. Lauritsen. Under the terms of these option agreement, Bark Corporation has the right but not the obligation to purchase up to an aggregate 51% ownership interest in anaconda.tv GmbH from Bark Holding Ltd. Anaconda.tv is presently 51% owned by Bark Holding Ltd. Under the terms of the first option, Bark Corporation may acquire a 19% interest for an option price equal to 1,800,000 DKK (equivalent to $ 310,650 as at October 30, 2008). The original date for expiry of this option was June 30, 2008, but the option exercise date has been extended to November 30, 2008 by verbal agreement. Under the terms of the second option, Bark Corporation may acquire a 32% interest for an option price equal to 3,000,000 DKK (equivalent to $ 517,800 as at October 30, 2008) at any time up to November 30, 2008. This option has not been exercised to date. A proportionate share of any dividends distributed during the exercise period of the option will be applied to reduce the consideration payable in the event the option is exercised. Bark Corporation loaned $68,000 to Anaconda.tv in July 2007. The loan accrues interest at the rate of 7% per annum. Interest accrued as at December 31, 2007 was $2,136. Interest of $3,113 was accrued in the first half of 2008. In March 2008, the loan was increased by $31,800 and as at June 30, 2008 the total of the loan was $108,000 including accrued interest and exchange rate adjustment. The loan will be repaid in twelve monthly instalments starting August 1, 2008, with the last instalment in July 2009.

Bark Holding Ltd. loaned DKK 506,000 ($87,847) from Bark Corporation in November 2006.  This loan was repaid in full in December 2007, including accrued interest at the rate of 7% per annum equal to $6,519 in 2007 and $607 in 2006.

Bark Holding Ltd. loaned DKK 556,000 ($117,500) to Bark Corporation in December 2007.  We anticipate this loan will be repaid in full during 2008.  The interest rate is fixed at 7%.  In May and June 2008, this loan was increased by DKK 112,100 ($23,700).  Interest payable for the first half of 2008 was $3,688.

On June 11, 2008 Bark Holding committed to issue a bridge loan to us in the amount of up to DKK 3,000,000 ($634,100). On September 16, 2008, Bark Holding increased this loan commitment to DKK 4,000,000 ($845,473).  This loan will accrue interest at 7% and will be due when our cash flow is positive for more than four consecutive weeks or when additional sources of financing are in place.  This loan has not yet been advanced.

DeBondo Capital Inc.

Bark Corporation entered into an engagement letter with Debondo Capital Inc. (“Debondo”), one of our promoters, dated October 2, 2007, as more fully described above under “Organization Since Incorporation – Agreement with DeBondo Capital.

Under the terms of the engagement agreement, Bark Corporation agreed to pay Debondo a fee consisting of the following:

  an initial payment of $25,000 due and payable on submission of our initial Form S-1 registration statement (of which this prospectus forms a part) with the SEC,

  payment of $200,000 on final receipt and acceptance of the Company’s Form 211 with the Financial Industry Regulatory Authority Inc. and the issuance of a ticker symbol for Bark Group Inc., and payment of $25,000 upon our shares being registered on the American Stock Exchange.

We entered into an amendment to the engagement letter with DeBondo effective June 30, 2008 whereby DeBondo further agreed that their $200,000 fee payable upon acceptance of a Form 211 by FINRA and the issuance of a ticker symbol would be paid from the proceeds of the $10 million financing to be raised by PacificWave, as discussed below under “PacificWave Engagement Agreement”.

DFL Europe A/S

Bark Copenhagen invoiced DFL Europe A/S, a private company owned by Jesper Svane and Rene Lauritsen, $63,000 in the first half of 2008.

Credit Notes to Shareholders

Bark Copenhagen issued credit notes of $36,000 in the first half of 2008 to three companies owned by Jesper Svane and Rene Lauritsen due to disputes over the quality of the services provided. Management has determined not to provide any advertising services to companies owned by Jesper Svane and Rene Lauritsen in the future.  Management believes that this decision will have a very limited impact on our future sales due to the relatively low amount of the services provided in contrast to our overall revenues.

Loan from Jesper Svane and Rene Lauritsen

Shareholders Jepser Svane and Rene Lauritsen have in April 2008 made payments of DKK 91,600 ($19,400) to trade creditors on behalf of the Company. This loan is due for repayment in full during 2008.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We currently plan to have our common stock quoted on the Financial Industry Regulatory Authority Inc.’s OTC Bulletin Board, subject to the effectiveness of the registration statement of which this prospectus forms a part and also subject to the registration of our common stock under section 12(g) of the Exchange Act. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As at October 30 , 2008, we had seventy-nine (79) registered holders of our common stock.

Dividends

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The declaration of dividends is at the discretion of our board. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  we would not be able to pay our debts as they become due in the usual course of business; or

  our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. Our board of directors will evaluate the payment of dividends from time to time based upon our financial condition, our operating plans, our capital requirements and the amount of funds legally available for the payment of dividends. Our loan agreements with Danske Bank presently prohibit the payment of dividends without the prior consent of Danske Bank.

Rule 144 Shares

There are no shares of our common stock that are available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

In general and subject to the application of Rule 144(i) as discussed below, provided that a company is subject to the reporting requirements of the Exchange Act, a person who has beneficially owned shares of such company’s common stock for at least six months is entitled to sell those shares under Rule 144 provided that such person is not an affiliate of the company and has not been an affiliate of the company during the prior three months and provided that current public information about the company is available. After a one-year holding period, non-affiliates can resell without satisfying any of the conditions under Rule 144. However, affiliates of such a company continue to be subject to the requirements of Rule 144, including volume limitations on the number of shares that may be sold in any three month period.

Rule 144(i) operates to deny the availability of Rule 144 to persons who acquired shares of an issuer that (i) is a “shell company”, or (ii) was a “shell company” at any previous time. A shell company is defined to include a company with no or nominal operations and either no or nominal assets (exclusive of cash and cash equivalents). Under Rule 144(i), the exemption provide by Rule 144 is unavailable until such time as the issuer (i) has ceased to be a shell company, (ii) has filed all reports under the Exchange Act, for the preceding twelve months or such time that the issue has been required to file such reports, (iii) has filed current “Form 10 information”, and (iv) a period of one year has elapsed from the date that the issuer has filed the Form 10 information with the SEC. We were a shell company prior to our acquisition of Bark Corporation. In our case, the Form 10 information will be satisfied upon the registration statement of which this prospectus forms a part being declared effective by the SEC. Accordingly, our shareholders will not be able to sell their shares in reliance of Rule 144 until at least the one year anniversary of the date of the effectiveness of the registration statement of which this prospectus forms a part.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other person.

Options, Warrants and Other Convertible Securities

We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into shares of our common stock. Our board of directors plans to evaluate and adopt a stock option or other form of equity compensation plan during the current fiscal year that will provide for stock options or other forms of equity compensation for our directors, officers, employees and eligible consultants. No stock option plan or other form of equity compensation plan has been adopted to date.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for the years ended December 31, 2007 and 2006 for:

  Mr. Bent Helvang, our chairman,

  Mr. Anders Hageskov, our chief executive officer,

  Mr. Ole Bjerre, our chief financial officer, and

  Mr. Peter Brockdorff, the chief executive officer of Bark Copenhagen.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (1)	Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($) (1)	Non- qualified Deferred Compen- sation Earnings ($) (1)	All Other Compen- sation ($)	Total ($)
Bent Helvang, Chairman(2)	2007 2006	$137,900 $8,333	0 0	0 0	0 0	0 0	0 0	$10,500 0	$148,400 $8,333
Anders Hageskov, Chief Executive Officer (3)	2007 2006	$224,537 $33,000	0 0	0 0	0 0	0 0	0 0	0 0	$224,537 $33,000

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (1)	Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($) (1)	Non- qualified Deferred Compen- sation Earnings ($) (1)	All Other Compen- sation ($)	Total ($)
Ole Bjerre, Chief Financial Officer (4)	2007 2006	$30,900 N/A	0 N/A	0 N/A	0 N/A	0 N/A	0 N/A	0 N/A	$30,900 N/A
Peter Brockdorff, Chief Executive Officer of Bark Copenhagen(5)	2007 2006	$146,600 N/A	0 N/A	0 N/A	0 N/A	$7,300 N/A	0 N/A	$4,000 N/A	$157,900 N/A

(1)           All amounts paid in Danish Crowns (DKK) and converted into U.S. dollars based on a conversion rate of 5.0753 DKK per $1.00 as at December 31, 2007.

(2)           Mr. Helvang is chairman of Bark Group Inc., Bark Corporation, Bark Advertising, Bark Copenhagen, and director of Bark Property. Bent Helvang Media ApS, a private company 100% owned by Bent Helvang, received a fee of $55,147 in 2007 for the period from January 1, 2007 to May 31, 2007 and $8,333 in 2006 in consideration for services related to acquiring new companies, strategy work for the Bark group and management services. In addition, Mr. Helvang was paid a chairman’s fee equal to DKK 60,000 (equivalent to approximately $ 10,350 as at October 30 , 2008 ) per month, plus expenses, from June 1, 2007 through to December 31, 2007.

(3)           Mr. Hageskov was the chief executive officer of Bark Group Inc., Bark Corporation, Bark Advertising, Bark Copenhagen and Bark Media during 2007. He ceased to be the chief executive of Bark Copenhagen and Bark Media during 2008. Bark Holdings Ltd., a shareholder, received a fee of $61,853 for the period from January 1, 2007 to May 31, 2007 through Bark Holding Ltd. and a fee of $33,000 during 2006 in respect of the services provided by Mr. Hageskov to Bark Advertising. Lugano Communication & Entertainment SA was paid a fee of $162,684 in respect of the services provided by Mr. Hageskov to Bark Advertising. The amounts paid to Lugano Communication & Entertainment SA were inclusive of certain expenses incurred by in providing the services of Mr. Hageskov under our management contract with Lugano Communication & Entertainment SA, which expenses includes office rent expenses for the Lugano office and related office expenses and travel, marketing and entertainment expenses.

(4)           Mr. Bjerre was appointed as our chief financial officer in November 2007 and was paid during 2007 on a consultant fee basis.

(5)           Mr. Brockdorff was the chief operating officer of Bark Copenhagen and Bark Media during 2007. Mr. Brockdorff was appointed as the chief executive officer of Bark Copenhagen and Bark Media during 2008. In addition to his salary, Mr. Brockdorff participates in the profit of Bark Advertising through his ownership of Class B shares of Bark Advertising; an amount of $19,500 was paid out for the year ended 2007.

Employment and Management Services Agreements

Bent Helvang

Bark Denmark entered into a Chairman’s Agreement with Bent Helvang dated June 1, 2007 pursuant to which Mr. Helvang provides his services as chairman of Bark Corporation and its subsidiary companies. Mr. Helvang is required to discharge his obligations as chairman under Danish law for each company for which he is chairman. In addition, he responsible for the following matters:

  targeting and coordinating acquisition of subsidiaries within the advertising and media industry in Europe,

  cooperation with external advisors and, together with the chief executive officer, acting as the person in charge of the planned listing on the OTC Bulletin Board and later on the American Stock Exchange, and implementation of a joint strategy and business plan for the Bark group of companies.

Bark Denmark agreed to pay to Mr. Helvang a chairman’s fee equal to DKK 60,000 (equivalent to approximately $10,350 as at October 30 , 2008) per month, plus expenses, through to December 31, 2007.  From January 1, 2008, the fee shall increase to DKK 100,000 (equivalent to $ 17,260 as at October 30 , 2008) per month, plus expenses.  Expenses include petrol bills, telephone, including mobile phone, Internet and newspaper bills and will be paid according to bills submitted.  The agreement is to be renewed annually at each annual meeting of Bark Corporation, commencing in April 2008.  If Mr. Helvang is not re-elected as chairman, his fee will be paid to July 1 of the relevant year, and any further claims for supplementary fees will lapse.

Anders Hageskov

Bark Corporation entered into a management services agreement with Lugano Communication & Entertainment SA pursuant to which the services of Mr. Anders Hageskov, our chief executive officer, are provided. Under the terms of this agreement, Lugano Communication & Entertainment SA agreed to make the services of Mr. Hageskov available as managing director of Bark Corporation, Bark Advertising and, at the request of Bark Denmark, any other subsidiary or portfolio company of Bark Corporation. These services and professional responsibilities are stipulated to be those of a chief executive officer under the Danish Companies Act. Bark Corporation agreed to pay an annual fee equal to DKK 1,680,000 (equivalent to $ 289,900 as at October 30, 2008) for these management services. The yearly fee is subject to annual renegotiation once every year when the annual report of Bark Corporation is approved by the board of directors, provided that there shall be no renegotiation until March 2008 at the earliest. The agreement is for an initial term expiring December 31, 2008. The agreement will be automatically renewed for a further period of twelve months unless the agreement is terminated by written notice of either party to the other not later than six months before the expiry of the then current term. The parties stated their intention that the agreement remain in effect for a period of at least three years. In the event of termination that is not caused by a material breach on the part of Lugano Communication & Entertainment SA, Bark Corporation will be required to pay to Lugano Communication & Entertainment SA a termination fee equal to six month’s fee. Lugano Communication & Entertainment SA is obligated to pay for all expenses associated with our Lugano office under this arrangement, including rent and associated expenses and telecommunications expenses.

Ole Bjerre

We have entered into an employment agreement dated October 24, 2007 with Mr. Ole Bjerre whereby we pay to Mr. Bjerre a fixed salary of 600,000 DKK (equivalent to approximately $ 103,550 as at October 30, 2008) per annum.  This amount has subsequently been increased to 750,000 DKK (equivalent to approximately $ 129,450 as at October 30, 2008) per annum.  The employment agreement is effective as of January 1, 2008. Amounts paid in 2007 were consulting fees paid pursuant to a previous consulting arrangement with Mr. Bjerre.  We may terminate this employment agreement by giving three months’ written notice of termination if we terminate prior to August 12, 2008, or six months’ written notice of termination if we terminate after August 12, 2008. Mr. Bjerre may terminate the employment agreement by giving three months’ written notice.

Peter Brockdorff

Bark Copenhagen entered into services agreement with Peter Brockdorff effective January 1, 2008 pursuant to which Mr. Brockdoff  is engaged as manager of Bark Copenhagen.  Mr. Brockdorff’s salary under this agreement was 104,000 DKK (equivalent to approximately $ 17,950 as at October 30, 2008) per month as of January 1, 2008, but will increase to 114,000 DKK (equivalent to approximately $19,700 as at October 30 , 2008) per month starting in April 1, 2008 reflecting his new office as chief executive officer of Bark Copenhagen.  Mr. Brockdorff is entitled to reimbursement of mobile phone expenses and to a home computer and related Internet expenses.  In addition to his salary, Mr. Brockdorff participates in the profit of Bark Advertising through his ownership of Class B shares of Bark Advertising.  The Class B shareholders are entitled to receive 20% of Bark Advertising’s profits before tax and elimination of internal management fee and interest expenses for the years ended 2007 and 2008.  Mr. Brockdorff is entitled to receive his pro rata share of this amount in accordance with his ownership of Class B shares of Bark Advertising.  Neither Bark Copenhagen nor Mr. Brockdorff is entitled to terminate the agreement prior to May 31, 2010.

Outstanding Equity Awards as of December 31, 2007

In September 2007, Bark Corporation issued 300,000 non-vested share awards to Peter Brockdorff, now the chief executive officer of Bark Copenhagen, and Daniel Soren, now the chief operating officer of Bark Copenhagen. The fair value of the non-vested share awards on the date of issuance was DKK 3,939,000 ($777,000). The non-vested awards will become fully vested on May 31, 2010. During fiscal 2007, we recorded $159,806 of compensation expenses to these non-vested stock awards. As of December 31, 2007, there was $605,756 of total unrecognized compensation costs related to these non-vested stock awards. The cost is expected to be recognized over a period of 37 months.

The following equity awards were outstanding as at December 31, 2007:

Name and Principal Position	Number of Shares of Stock That Have Not Yet Vested (#)	Market Value of Shares That Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, That Have Not Vested ($)
Bent Helvang, Chairman	Not applicable.	Not applicable.	Not applicable.	Not applicable.
Anders Hageskov, Chief Executive Officer	Not applicable.	Not applicable.	Not applicable.	Not applicable.
Ole Bjerre, Chief Financial Officer	Not applicable.	Not applicable.	Not applicable.	Not applicable.
Peter Brockdorff, Chief Executive Officer of Bark Copenhagen	150,000	386,506	0	0

There were no incentive stock options granted or issued to our named executive officers as of December 31, 2007.

Compensation of Directors

Other than amounts that we pay to Mr. Helvang for acting as our chairman, as disclosed above in the Summary Compensation Table, we do not currently pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Long-term Incentive Plans

We do not have any long-term incentive plans in place.

FINANCIAL STATEMENTS

The following financial statements are included with this prospectus. These financial statements have, as for Bark Group Inc., been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars, and have, as for Bark Copenhagen A/S and Bark Media ApS, been prepared on the basis of accounting principles generally accepted in Denmark and are expressed in Danish Kroner (DKK) and  include reconciliations to US GAAP.

Bark Group Inc.

Unaudited Condensed Consolidated Balance Sheets as at June 30, 2008 and December 31, 2007	F-1
Unaudited Condensed Consolidated Statements of Operations for the six month periods ended June 30, 2008 and for the year ended December 31, 2007	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the six month periods ended June 30, 2008 and 2007	F-4
Unaudited Condensed Consolidated Statements of Shareholders' Equity / (deficit) and Comprehensive Loss	F-5
Notes to the Unaudited Condensed Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-20
Consolidated Balance Sheets as at December 31, 2007 and 2006 (As restated)	F-21
Consolidated Statements of Operations for the year ended December 31, 2007 (as restated) and for the period from inception (October 9, 2006) to December 31, 2006	F-23
Consolidated Statements of Cash Flows for the year ended December 31, 2007 (as restated) and for the period from inception (October 9, 2006) to December 31, 2006	F-24
Consolidated Statements of Shareholders' Equity and Comprehensive Income (As restated)	F-25
Notes to the Consolidated Financial Statements	F-26

Bark Copenhagen A/S

Bark Media ApS

Bark Group Inc.
Unaudited condensed consolidated balance sheets
Assets
(in thousands of USD)

	June 30,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	248	768
Accounts receivable, net of allowance for doubtful accounts of USD 0 and
USD 0 at June 30, 2008 and December 31, 2007	1,069	851
Related party receivables, current	-	133
Loan to related party, current	90	33
Work in process	226	-
Other receivables	239	171
Prepaid tax	13	35
Prepaid expenses and other current assets	15	73
Total current assets	1,900	2,064
Property, plant and equipment, net (Note 6)	5,544	4,808
Loan to related party, non-current	20	37
Goodwill (Note 3)	3,608	3,363
Other intangible assets, net (Note 4)	103	156
Prepaid tax	13	-
Other non current assets (restricted cash)	-	597
Total assets	11,188	11,025

See notes to the unaudited condensed consolidated financial statements

Bark Group Inc.
Unaudited condensed consolidated balance sheets (continued)
Liabilities and shareholders' equity
(in thousands of USD)

	June 30,	December 31,
	2008	2007
Current liabilities:
Accounts payable	1,386	122
Accrued payroll and payroll related costs	357	266
Accrued liabilities (Note 8)	672	721
Deferred tax liabilities, net	-	5
Deferred revenue	-	444
Short-term debt and current portion of long-term debt and obligations
under capital leases	2,095	2,982
Loan from related parties	224	-
Loan from Bark Holding Ltd. (related party)	143	108
Total current liabilities	4,877	4,648
Long-term debt and obligations under capital leases	4,701	3,152
Deferred tax liabilities, net	-	28
Total liabilities	9,578	7,828
Minority interest	1,967	1,834
Commitments and contingencies (Note 15)
Shareholders' equity / (deficit)
Common stock of USD 0.001 per share par value; 100,000,000 shares authorized, 16,205,686 and 12,964,548 shares issued and outstanding at
June 30, 2008 and December 31, 2007, respectively.	16	12
Additional paid-in capital	1,635	1,643
Accumulated deficit	(2,187)	(415)
Accumulated other comprehensive income	179	123
Total Shareholders' equity / (deficit)	(357)	1,363
Total liabilities and shareholder's equity / (deficit)	11,188	11,025

See notes to the unaudited condensed consolidated financial statements

Bark Group In
Unaudited condensed consolidated statements of operations
(in thousands of USD except for per share amounts)

	Six Month Period
	ended
	June 30,
	2008	2007
Net revenue (including sales to related parties of USD 63 for the six month period ended June 30, respectively as compared to USD Nil for the six month period ended June 30, 2007)	4,607	1,190
Cost of revenues (exclusive of depreciation shown separately below)	(3,403)	(923)
Selling, general and administrative expenses (including fee to related party of USD 295 for the six month period ended June 30, 2008 as compared to USD 81 for the six month period ended June 30, 2007 and bad debt expense from related party sales of USD 36 for the six month period ended June 30, 2008 as compared to USD Nil for the six month period ended June 30, 2007)	(1,695)	(469)
Depreciation and amortization	(124)	(30)
Listing expenses (Note 12)	(1,032)	-
Operating loss	(1,647)	(232)
Interest income (including interest income from related parties of USD 3 for the six month period ended June 30, 2008 as compared to USD Nil for the six month period ended June 30, 2007)	5	-
Interest expense (including interest expenses to related parties of USD 4 for the six month period ended June 30, 2008 as compared to USD Nil for the six month period ended June 30, 2007)	(197)	(13)
Loss before income taxes and minority interest	(1,839)	(245)
(Provision) / benefit for income taxes (Note 7)	33	50
Loss allocated to minority interest holders	34	21
Net loss	(1,772)	(174)

EITF D-98 adjustment – excess of redemption amount over ARB 51 adjustment	(139)	(1,255)
Loss available to common shareholders	(1,911)	(1,429)

Loss per share
Basic and diluted	(0.12)	(0.09)

Weighted-average shares used to calculate net (loss) /profit per common share: Basic and diluted	15,816,749	15,027,090

See notes to the unaudited condensed consolidated financial statements

Bark Group Inc.
Unaudited condensed consolidated statements of cash flows
(in thousands of USD)

	Six Month	Six Month
	Period ended	Period ended
	June 30, 2008	June 30, 2007
Cash flows from operating activities:
Net loss	(1,772)	(174)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	124	30
Stock based compensation expense	135	38
Deferred income tax benefit	(33)	(45)
Minority interest	(34)	(21)
Changes in working capital:
Accounts receivable and related party receivables	(85)	(26)
Work in process/deferred revenue	(670)	(139)
Prepaid expenses and other current assets	(10)	78
Accounts payable	1,264	36
Accrued expenses and other liabilities	42	(156)
Prepaid tax	9	-
Net cash used in operating activities	(1,030)	(379)
Cash flows from investing activities:
Purchase of property and equipment	(438)	-
Acquisitions, net of cash acquired	-	(1,624)
Loan to related party	(40)	-
Restricted cash	639	(544)
Net cash provided by / (used in) investing activities	161	(2,168)
Cash flows from financing activities:
Proceeds from issuance of shares to minority interest shareholders	-	109
Proceeds from borrowings from Bark Holding (related party)	27	-
Proceeds from loan from share holders	224	550
Proceeds from long term loans	-	1,628
Proceeds from short term loans	445	304
Proceeds from long term debt and obligations under capital leases	2,607	-
Repayments of short term debt and current portion of long-term debt and
obligations under capital leases	(2,836)	-
Net cash generated by financing activities	467	2,591
Effect of exchange rates on cash and cash equivalents	(118)	22
Net increase / (decrease) in cash and cash equivalents	(520)	66
Cash and cash equivalents at beginning of period/year	768	120
Cash and cash equivalents at end of period/year	248	186

Supplemental information:
Cash paid for interest	172	13
Cash paid for income taxes, net	13	-
Non-cash investing and financing activities:
Issuance of redeemable shares for acquisitions of businesses	-	1,535
Acquisitions of fixed assets under capital leases	287	-
Adjustment of minority interest due to redemption value	139	1,255

See notes to the unaudited condensed consolidated financial statements

Bark Group Inc.
Unaudited condensed consolidated statements of shareholders’ equity / (deficit) and comprehensive loss
(in thousands of USD except for number of shares)

				Accumu-
				lated
				other
				compre-
	Common	Common	Additional	hensive	Accumu-
	stock	stock	paid-in	income /	lated
	shares	amount	capital	(loss)	deficit	Total
Balance at December
31, 2007	12,964,548	12	1,643	123	(415)	1,363
Reverse acquisition
recapitalization,
February 29, 2008	3,241,138	4	(4)	-	-	-
Stock based
compensation	-	-	135	-	-	135
EITF D-98 adjustment
- excess of
redemption amount
over ARB 51 amount
(Note 9)	-	-	(139)		-	(139)
Comprehensive loss:
Net loss for the period	-	-	-	-	(1,772)	(1,772)
Currency translation
adjustment	-	-	-	56		56
Comprehensive loss	-	-	-	-	-	(1,716)
Balance at June 30,
2008	16,205,686	16	1,635	179	(2,187)	(357)

See notes to the unaudited condensed consolidated financial statements

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

Note 1 – Description of Business and Basis of Presentation

Organization

     On February 29, 2008, Bark Group Inc. (”Bark Group”), formerly known as Exwal Inc. completed the acquisition of Bark Corporation A/S (”Bark Corporation”) in an acquisition transaction that was completed as a share exchange with the former shareholders of Bark Corporation. This transaction involved the issuance of equity of Bark Group (12,964,548 common shares) to the shareholders of Bark Corporation, resulting in the former shareholders of Bark Corporation controlling the majority of the shares of Bark Group. This transaction is considered to be a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to the issuance of stock by the private company, namely Bark Corporation, for the net monetary assets of a shell corporation, namely Bark Group, accompanied by a recapitalization. The accounting is identical to that of a reverse acquisition, except that no goodwill or other intangible should be recorded. As such, Bark Corporation is considered the acquirer for accounting purposes and Bark Group is treated as the acquiree for accounting purposes, each notwithstanding the legal form of the acquisition.

     Upon the completion of the aforementioned transaction, the following events occurred:

  Bent Helvang, Klaus Aamann and Jesper Svane were appointed as directors of Bark Group,

  Bent Helvang was appointed as the chairman of the board of directors of Bark Group,

  Anders Hageskov was appointed as the president and chief executive officer of Bark Group, and

  Ole Bjerre was appointed as the chief financial officer of Bark Group

     In addition, each shareholder of Bark Corporation agreed to a lock-up agreement pursuant to which the number of shares that the shareholder will be entitled to sell in any one month period for a period of one year following the date on which the shares of Bark Group common stock become eligible for trading on the OTC Bulletin Board has been restricted to the greater of:

  10% of the shares held by the shareholder, and

  12,500 shares of Bark Group common stock.

     The condensed consolidated financial statements presented herein utilize the capital structure of the Bark Group and the assets and liabilities, results of operations and cash flows of Bark Corporation. The computation of loss per share has been retroactively restated to reflect the capital structure of Bark Group.

     Bark Corporation, incorporated on October 9, 2006, is a holding company that conducts its operations through its 87.3% owned subsidiary Bark Advertising A/S ("Bark Advertising"), that was incorporated on October 12, 2006 and the wholly owned subsidiary Bark Property ApS ("Bark Property"), that was incorporated on September 28, 2007. On May 14, 2007 Bark Advertising purchased 100% of the capital stock of Bark Copenhagen A/S ("Bark Copenhagen"), formerly known as LivingBrands A/S, and 100% of the capital stock of Bark Media ApS ("Bark Media), formerly known as Radar 360 ApS.

Business

     Bark Group and its subsidiaries (collectively, the "Company") offer its customers a network of advertising and media services. The Company’s strategy is to acquire mid-size well established businesses throughout Europe in order to form a European network of advertising and media agencies.

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

Basis of presentation

     The Company has prepared the unaudited condensed consolidated financial statements following the requirements of the Securities and Exchange Commission Regulation S-X Article 10 for interim reporting, and in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). As permitted under those rules, the Company has condensed or omitted certain footnotes or other financial information that are normally required by generally accepted accounting principles for annual financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes in the Company’s consolidated financial statements for the year ended December 31, 2007 included as pages F-20 through F-49 in this document. Such financial statements were restated; see Note 23 to the Company’s consolidated financial statements for a discussion thereof.

     The unaudited condensed consolidated financial statements include all normal and recurring adjustments that management of the Company considers necessary for the fair presentation of its financial position and operating results. The condensed consolidated balance sheet as of December 31, 2007, was derived from audited financial statements (as restated), but does not include all disclosures required by US GAAP.

All intercompany transactions and balances have been eliminated from the financial information provided.

     The Company’s results of operations for the six month period ended June 30, 2008 are not necessarily indicative of the results to be expected for any future periods.

Going Concern

     The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

     The Company continues to operate with negative working capital and limited financial resources available to pay ongoing financial obligations as they become due. Additionally, as of June 30, 2008, the Company reported a shareholders’ deficit which resulted primarily from operating losses incurred in 2007 and 2008. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

     The Company is using cash of approximately USD 500,000 per quarter in operations. Based on its current forecast, the Company anticipates it will use approximately USD 3,500,000 over the next twelve months in order to sustain its current operations and pay its current liabilities. This amount does not include any funds necessary for the Company to expand its business or to pay costs that have been incurred in relation to the listing. The Company will require further additional financing in order to pursue the expansion of its business, either through growth or acquisitions.

The Company's sources of cash, in addition to cash from operations, include:

  Loan commitment of DKK 4,000,000 (USD 845,500) from Bark Holding (see Note 10).

     The Company plans to use both its operating line of credit and the loan from Bark Holding to finance its operations over the next twelve months. However, the Company will require additional financing beyond this in order to conduct its business in accordance with its plan of operations. Further, there is no assurance that Bark Holding will advance the loan that it has committed to make. The Company plans to conduct an equity financing of its securities, as outlined below, in order to raise additional financing. The Company will also pursue bridge

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements loans and private placements from investors located outside of the United States, primarily in Europe, in order to raise the required funds. If the Company is not successful in raising this additional financing, then it will attempt to reduce its operating expenses significantly such that the Company would within a six month period be able to generate cash from operating activities. In the event that the Company fails to achieve additional financing, it will reconsider its acquisition strategy, and will further reconsider whether its status as a public company is beneficial, from a cost benefit perspective. The reduction in costs related to business development activities may impact on the Company's ability to expand its business. These unaudited condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Note 2 – New accounting policy and recently issued accounting pronouncements

New accounting policy

     The accounting policies used in preparing these financial statements are consistent with those applied in the Company’s 2007 consolidated financial statements, except that the Company entered into capital leases in the first quarter of 2008.

Leasing

     The costs of operating leases are charged to operations on a straight-line basis over the lease term, even if rental payments are not made on such a basis.

     Assets acquired under capital leases are included in the balance sheet as property, plant and equipment and are depreciated over the shorter of the period of the lease or their useful lives. The capital elements of future lease payments are recorded as liabilities, while the interest element is charged to operations over the period of the lease to produce a level yield on the balance of the capital lease obligation.

Adopted during the period

     In September 2006 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (“SFAS) No. 157, “Fair Value Measurements” (“SFAS No. 157”). The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 was to be effective in its entirety for fiscal years beginning after November 15, 2007, however in February 2008, the FASB issued FASB Staff Position No. FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which deferred the effective date of certain elements of FAS 157 to fiscal years beginning November 15, 2008. Under FSP FAS 157-2, application of FAS 157 may be deferred until fiscal years beginning after November 15, 2008 for non financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. As of January 1, 2008, the Company had adopted the elements of FAS 157 related to financial assets and liabilities which did not have a material impact on the Company’s financial statements. The adoption of SFAS No. 157 for non financial assets and liabilities was not yet adopted as of June 30, 2008. The Company is currently in the process of evaluating the impact of the adoption of those parts of SFAS No. 157 which have been deferred by FSP FAS 157-2.

     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. If the fair value option is elected, a business entity shall report unrealized gains and losses on elected items in earnings at each subsequent reporting date. Upon initial adoption of this Statement an

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements entity is permitted to elect the fair value option for available-for-sale and held-to-maturity securities previously accounted for under FASB Statement 115. The effect of reclassifying those securities into the trading category should be included in a cumulative-effect adjustment of retained earnings and not in current-period earnings and should be separately disclosed. This Statement is effective for fiscal years beginning after November 15, 2007. The Company elected not to adopt the fair value option therefore this Statement did not have an impact on the Company's consolidated financial statements.

Yet to be adopted

     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). This revised Statement requires assets and liabilities, including contingent liabilities, acquired in a business combination in addition to contingent consideration to be measured at their fair values as of the date of the acquisition. SFAS No. 141(R) requires that any adjustments to an acquired entity’s deferred tax asset and liability balances that occur after the measurement period be recorded as a component of income tax expense. Under the transition provisions of SFAS No. 141(R), the new requirement applies to all business combinations, regardless of the consummation date. This Statement also changes the treatment of restructuring charges, in-process research and development costs, and acquisition related costs. SFAS No. 141(R) is effective for all companies with fiscal periods beginning on or after December 15, 2008 and will be effective for the Company for acquisitions consummated after January 1, 2009. The Company is in the process of evaluating the effects of the adoption of SFAS No. 141(R).

     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). This Statement clarifies the accounting and reporting for noncontrolling interests, currently referred to as minority interests. Under SFAS No. 160, noncontrolling interests will be classified as a component of equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is in the process of evaluating this Statement and therefore has not yet determined the impact that the adoption of SFAS No. 160 will have on their financial statements.

     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), with the intent of providing users of the financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedge items affect an entity’s financial position, financial performance and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures above fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk related contingent features in derivative agreements. The provisions of this Statement are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company currently does not have any derivative instruments and therefore does not expect the disclosure requirements of this Statement to apply to its future financial statement disclosures.

     In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP. SFAS No. 162 will be effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

Fairly in Conformity With Generally Accepted Accounting Principles”. The Company is in the process of evaluating the effects of SFAS No. 162.

Note 3 – Goodwill

     The change in carrying amount of goodwill is as follows:

USD 000’s
Balance as of December 31, 2007	3,363
Currency adjustment	245
Balance as of June 30, 2008	3,608

     None of the recorded goodwill is expected to be deductible for tax purposes.

Note 4 – Other intangible assets

     Gross carrying amounts, accumulated depreciation and useful lives for other intangible assets are as follows:

	Gross Carrying Amount		Accumulated Amortization
	As of	As of De-	As of	As of De-
	June 30,	December	June 30,	December
		31,		31,
		USD 000’s
	2008	2007	2008	2007
Customer relationships	227	227	145	83
Currency adjustment	39	12	15	-
	263	239	160	83

     As of June 30, 2008, the weighted-average remaining useful lives the Company’s customer relationships was approximately 3 years.

     Total intangible amortization expense was USD 62,000 for the six month period ended June 30, 2008, respectively, as compared to USD 26,000 for the six month period ended June 30, 2007.

     Management estimates that the annual amortization charges in respect of intangible fixed assets held at June 30, 2008 will be approximately USD 63,000, USD 24,000, USD 12,000, USD 2,000 and USD Nil for each of the five years to June 30, 2012. Estimated amortization expense can be affected by various factors including future acquisitions and foreign exchange movements.

Note 5 – Concentration of credit risk

     Credit risk represents the loss that would be recognized if counterparties failed to completely perform as contracted.

     During the six month period ended June 30, 2008 customers A and G accounted for approximately 33% and less than 10% of the Company’s revenue, respectively. During the six month period ended June 30, 2007

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements customers A and G accounted for approximately 34% and 13% of the Company’s revenue, respectively. No other customers individually represented more than 10% of revenue for any period presented.

     As of June 30, 2008 customer A accounted for approximately 54% of the Company's accounts receivables. As of December 31, 2007 customers C, D and E accounted for approximately 36%, 14% and 11% of the Company’s accounts receivables, respectively. No other customers individually represented more than 10% of accounts receivables at the end of any period presented.

     The Company's loss of these or other customers, or any decrease in sales to these or other customers, could have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company has not experienced significant losses in the past from the customers. The Company monitors its exposure to customers to minimize potential credit losses.

Note 6 – Property, plant and equipment, net

     Property, plant and equipment, net consist of the following:

	As of	As of
	June 30,	December 31,
	2008	2007
	USD 000’s
Buildings	4,937	4,795
Furniture, fixtures and IT equipment	344	48
Currency adjustment	360	-
Property, plant and equipment, at cost	5,641	4,843
Accumulated depreciation	(97)	(35)
Property, plant and equipment, net	5,544	4,808

     Depreciation expense was USD 62,000 for the six month period ended June 30, 2008 as compared to USD 4,000 for the six month period ended June 30, 2007.

     Included in furniture, fixtures, and IT equipment are the following capitalized leases:

	As of	As of
	June 30,	December 31,
	2008	2007
	USD 000’s
Furniture, fixtures and IT equipment	287	-
Currency adjustment	13	-
Furniture, fixtures and IT equipment, at cost	300	-
Accumulated depreciation	(38)	-
Furniture, fixtures and IT equipment, net	262	-

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

     Depreciation expense in the condensed consolidated statements of operations include USD 38,000 for the six month period ended June 30, 2008 as compared to USD Nil for the six month period ended June 30, 2007 from capital leases.

Note 7 – Income Taxes

     The effective tax rate for the Company was a benefit of 1.8% for the six month period ended June 30, 2008 as compared to a benefit of 20.4% for the six month period ended June 30, 2007. The difference between the effective rate for the six month period ended June 30, 2008 as compared to the six month period ended June 30, 2007 resulted from the Company’s establishment of a valuation allowance in the six month period ended June 30, 2008 against the net deferred tax assets. The projected effective tax rate for the year ended December 31, 2008 is a benefit of 1.3% .

     We maintain valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances are included in our tax provision in the period of change. In determining whether a valuation allowance is warranted, we evaluate factors such as prior earnings history, expected future earnings, carry-back and carry-forward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

     As of June 30, 2008 the Company has recorded a valuation allowance of USD 421,000 for the six month period ended June 30, 2008. The valuation allowance has reduced the net deferred tax assets to Nil as of June 30, 2008 due to uncertainty as to whether the Company will generate sufficient taxable income to realize the assets.

Note 8 – Accrued liabilities

     Accrued liabilities consists of the following:

	As of June 30,	As of
		December 31,
	2008	2007
	USD 000’s
VAT	136	282
Audit fee	182	89
Legal fees	213	117
Other liabilities	141	233
Total Accrued liabilities	672	721

Note 9 – Minority interest

     For consolidated majority-owned subsidiaries in which the Company owns less than 100% of the total outstanding shares, the Company recognizes a minority interest for the ownership interest of the minority holders.

     In May 2007, 651 Class B shares in Bark Advertising were issued to the selling shareholders of Bark Copenhagen at a price of DKK 12,912 (USD 2,373) per share and 50 Class B shares were issued to two senior employees of the Company at a price of DKK 12,000 (USD 2,206) per share. In November 2007 Bark Advertising issued 25 Class B shares to one senior employee at a price of DKK 12,000 (USD 2,206) per share.

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

     The terms of the Class B shares include the following redemption preferences:

a)

the shares can be redeemed by the Class B shareholders on June 1, 2010 at the purchase price or at the proportional right of ownership of Bark Advertising times average profit before tax in Bark Advertising for the last three financial years times a multiple of five. Based on budgets for Bark Advertising, the latter calculation would give a much lower price than the purchase price. One of the shareholders can call his 92 Class B shares on December 31, 2008 if he chooses to retire from his job in Bark Copenhagen,

b)	in order to be redeemed, the Class B shareholders must inform Bark Advertising of the election to redeem on January 1, 2010 at the latest,

c)

if the Class B shareholders choose not to be redeemed, Bark Advertising starting from June 1, 2010 and on will have the right to redeem the Class B shares at the same terms as mentioned above. However, if a Class B shareholder renounces his rights to be redeemed on June 1, 2009 at the latest, Bark Advertising will lose the right to redeem the shareholder, and

d)

if the Class B shares are redeemed, Bark Advertising has the right to pay back the shares over a period of 24 months with an interest rate of the discount rate of the Danish National Bank (currently 4.25% per annum) plus 3% per annum.

     The Class B shareholders are entitled to receive 20% of Bark Advertising's profit after tax and elimination of internal management fee and interest expenses for the years 2007 and 2008. This bonus is allocated between the class B shareholders on a pro rata basis.

     At each reporting date the Company records the Class B shares at the higher of (1) the redemption value or (2) the amount that would result from applying consolidation accounting under Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (“ARB 51”) (i.e., the historical cost, increased or decreased for the minority’s share of net income or loss and dividends). All adjustments related to the application to the application of the above would be recorded within additional paid-in capital. There are no deferred income tax consequences arising from the recognition of the EITF D-98 adjustments as these adjustments are not deductible under Danish tax law.

     At December 31, 2007, the redemption value exceeded the ARB 51 value, and therefore the minority interest was recorded at the redemption value of DKK 9,306,000 which amounted to USD 1,834,000. At June 30, 2008, the redemption value exceeded the ARB 51 value, and therefore the minority interest was recorded at the redemption value of DKK 9,306,000 which amounted to USD 1,967,000.

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

The change in carrying amount of minority interest is as follows:

USD 000’s
Balance as of December 31, 2007	1,834
ARB 51 adjustment - Bark Advertising loss attributable to minority	(34)
interest
EITF D-98 adjustment - excess of redemption amount over ARB 51	139
amount
ARB 51 adjustment - Currency adjustment	28
Balance as of June 30, 2008	1,967

Note 10 – Long and short-term debt and obligations under capital leases

     Long and short-term debt

     In May 2007, Bark Corporation received a bank credit line of DKK 9,000,000 (USD 1,902,300) which is due in May 2009. Bark Corporation expects the credit line to be renewed prior to the current expiration date. As security for this loan the Company made a deposit of DKK 3,000,000 (USD 634,100). On March 6, 2008 the loan was reduced by DKK 3,000,000 (USD 634,100) to DKK 6,000,000 (USD 1,268,200) and at the same date the DKK 3,000,000 (USD 634,100) deposit was released. On May 27, 2008 Bark Corporation's bank credit line was temporarily increased by DKK 1,000,000 (USD 211,400) through August 31, 2008. On September 15, 2008 this date was extended to October 15, 2008.

     In September 2007 Bark Corporation obtained a bridge loan of DKK 21,900,000 (USD 4,629,000) to finance the acquisition of a part of an office building to serve as headquarters of Bark Copenhagen. The bridge loan expired December 31, 2007, however a waiver was obtained from the lender, which allows the Company to retain the same terms of the loan until the Company refinanced the loan in March 2008. On March 7, 2008, two new bank loans totaling DKK 7,000,000 (USD 1,479,600) were entered into. The two new loans are to be repaid in quarterly installments over 15 years. The interest rate is fixed quarterly as "Danske Bor" plus a margin of 2.25% . The remaining balance of the initial bridge loan of DKK 14,900,000 (USD 3,149,400) was refinanced on May 16, 2008 with a loan bearing a variable interest rate of currently 5.43% expiring in 2038 (no installments in the first 10 years and to be repaid over the last 20 years) from Realkredit Danmark (a credit institution). Interest is payable on the last working day of each quarter.

     In December 2007 Bark Corporation received a loan from Bark Holding of DKK 556,000 (USD 117,500), which will be repaid in 2008 at the point when the Company has completed as qualified offering. The interest rate is fixed at 7%. In May and June 2008, this loan was increased by DKK 112,100 (USD 23,700).

     On June 11, 2008 Bark Holding in addition committed to issue a bridge loan up to DKK 3,000,000 (USD 634,100). This loan, as well as interest at 7% is due when Bark Group Inc.'s cash flow is positive for more that 4 consecutive weeks or when sources of financing are in place. On September 16, 2008 Bark Holding increased the loan commitment to DKK 4,000,000 (USD 845,473) on identical terms.

     Bark Copenhagen has a floating interest rate line of credit facility in the amount of DKK 2,000,000 ($422,700). As at December 31, 2007 and June 30, 2008, the amount outstanding under this line of credit facility was $2,000 and $414,700, respectively. The line of credit facility is repayable in full on June 30, 2009. The rate of interest payable under the line of credit facility is presently 8.00% per annum

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

     The following table summarizes the Company’s outstanding debt and obligations under capital leases as of June 30, 2008:

Loan reference	Maturity Date	Value at
		June 30, 2008
		USD 000’s
Current bank credit line	June 2009	415
Bank credit line	October 2008	211
Bank credit line	May 2009	1,268
Credit Institution	2018 – 2038	3,150
Bank loan	2008 – 2023	1,479
Leasing contracts	2008 – 2011	273
Total		6,796

     The following table summarizes the Company's future principal payments under debt obligations excluding payments under capital lease obligations as of June 30, 2008 (in 000’s):

Fiscal year ending December 31	USD 000’s
2008	308
2009	1,773
2010	80
2011	89
2012	99
Thereafter	4,174
Total	6,523

Obligations under capital leases

     The following is a schedule of future minimum payments required as of June 30, 2008 under capital leases:

	Principal	Interest	Total
Fiscal year ending December 31		USD 000’s
2008	54	9	63
2009	98	17	115
2010	85	9	94
2011	36	1	37
2012	-	-	-
Thereafter	-	-	-
Total minimum lease payments	273	36	309

     Capital lease obligations have been included in the condensed consolidated balance sheet as current and non-current at USD 102,000 and USD 171,000 respectively.

     Capital leases are subject to lease contracts running for 36 months in monthly installments at a variable interest rate. At expiration the Company takes ownership of the leased assets at a nominal amount.

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

Note 11 – Nonvested shares

     A summary of the status of the Company's nonvested shares as of June 30, 2008, and changes during the six months period ended June 30, 2008 is presented below:

Weighted-
Average
Grant-Date
Fair Value
	Number of	USD per
	Shares	share
Nonvested Shares at January 1, 2008	388,936	2.00
Granted	-	-
Vested	-	-
Forfeited	-	-
Nonvested Shares at June 30, 2008	388,936	2.00

     In September 2007, the Company issued 388,936 nonvested share awards to two executives of the Company at DKK 16,500 (USD 3,488). The fair value of the nonvested shares awards on the date of issuance was DKK 3,939,000 (USD 832,600). The nonvested awards become fully vested on May 31, 2010. During the six month period ended June 30, 2008 the Company recorded USD 135,000 of compensation expense related to these awards, as compared to USD 38,000 for the six month period ended June 30, 2007. As of June 30, 2008, no compensation cost was capitalized as part of the cost of an asset.

     As of June 30, 2008 there was USD 449,500 of total unrecognized compensation costs related to nonvested share-based compensation arrangements granted. The cost is expected to be recognized over a period of 22 months. No shares were vested during the period ended June 30, 2008.

Note 12 – Listing expenses

	Six Months Period
	ended
	June 30,
	2008	2007
Fee to auditor	516	-
Fee to consultants	123	-
Legal assistance	348	-
Translation and other services	45	-
Total listing expenses	1,032	-

Note 13 – Agreements

     On August 17, 2007, Bark Corporation entered into an engagement agreement with PacificWave Partners Limited ("PacificWave") wherein Bark Corporation engaged PacificWave to act as financial advisor to Bark

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

Corporation in connection with the potential financing of Bark Corporation. The term of this agreement is for a period of three years, during which time PacificWave is to be the exclusive financial advisor to Bark Corporation. The agreement can be terminated by Bark Corporation with six months notice during this term. Further if the financial target of raising USD 10 million for Bark Corporation is not met by December 1, 2008, the agreement is to be considered to be null and void. Bark Corporation agreed to pay to PacificWave a cash fee of 10% of the amount of all funds raised through investments resulting from the engagement and introductions made by PacificWave. In addition, Bark Corporation agreed to pay to PacificWave a fee equal to 5% of the value of any transaction where the investment is made for non-cash consideration. In addition, PacificWave would be issued warrants entitling it to purchase the number of shares of common stock equal to 10% of the gross value of any transaction resulting from the engagement, divided by the closing bid price of the common stock on the day of closing of the transaction. The warrants would be exercisable for a period of five years at an exercise price equal to (i) the lowest warrant exercise price of any warrants issued in connection with the transaction, and (ii) in the event no warrants are issued in the transaction, the closing bid price of the common stock on the day of closing of the transaction. Bark Corporation paid PacificWave a non-refundable cash engagement fee of USD 25,000 upon execution of the agreement. Further to this engagement agreement, Bark Corporation plans to work with PacificWave in order to raise a minimum of USD 10 million in financing. We anticipate that this financing would be an equity financing completed through the issuance of shares of our common stock and share purchase warrants. There is no assurance that we will be able to achieve this financing or any other financing through our engagement agreement with PacificWave.

Note 14 – Related party transactions

Fee to Chairman of the Board Bent Helvang

BH Media ApS (a company 100% owned by Bent Helvang) is according to contract entitled to invoice the Company USD 123,200 in each of the six month period ended June 30, 2008, as compared to USD 13,400 in each of the six month period ended June 30, 2007, for services provided to the Company related to acquiring new companies, strategy work and management services, which has been recorded as a component of selling, general, and administrative expenses. In total Bent Helvang has a receivable of DKK 970,000 (USD 205,000) which has been classified as loan from related parties.

Fee to CEO Anders Hageskov

Lugano Communication and Entertainment (a company in which Anders Hageskov is employed) invoiced the Company USD 172,400 in each of the six month period ended June 30, 2008, as compared to USD 67,500 in each of the six month period ended June 30, 2007 for services rendered by Anders Hageskov to Bark Copenhagen. This fee includes reimbursement of costs incurred by Lugano Communication and Entertainment for operating an office in Lugano, Switzerland and has been recorded as a component of selling, general, and administrative expenses.

Loan from Bark Holding, British Virgin Islands

In December 2007, Bark Corporation received a loan from Bark Holding of DKK 556,000 (USD 117,500). The loan was in May and June, 2008 increased by DKK 112,100 (USD 23,700) This loan is due for repayment in full during 2008. Interest payable for the six month period ended June 30, 2008 was USD 3,688. The balance of this loan of USD 143,000, including interest, has been included within Loan from Bark Holding in the consolidated balance sheets. In addition Bark Holding has committed to issue a bridge loan up to DKK 4,000,000 (USD 845,500) – see Note 10

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

Loan to Anaconda.tv Ltd., Germany

Bark Corporation issued a loan to Anaconda.tv LTD in July 2007 (owned 51% by a shareholder in the Company). This loan was increased in March 2008 by DKK 150,000 (USD 31,800) making a total loan of DKK 505,000 (USD 108,000). Interest on this loan accrues at 7% per annum and amounted to USD 3,113 in the six month period ended June 30, 2008,. The loan will be repaid in 12 monthly installments starting August 1, 2008.

Option to buy shares in Anaconda.tv Ltd., Germany

On December 12, 2007, the Company acquired two call options from Bark Holding over 19% and 32% respectively of the share ownership in Anaconda.tv Ltd., Germany, which expires on November 30, 2008.

Credit notes to share holders

Bark Copenhagen has in 2008 issued credit notes of USD 36,000 to three companies owned by share holders in Bark Group due to disputes over the quality of services provided. Furthermore management has decided not to provide any advertising services to the three companies in the future.

Sales to DFL

Bark Copenhagen has in 2008 invoiced USD 63,000 to DFL, a company owned by shareholders in Bark Group.

Loan from Jesper Svane and Rene Lauritsen

Shareholders Jepser Svane and Rene Lauritsen have in April 2008 made payments of DKK 91,600 (USD 19,400) to trade creditors on behalf of the Company. This loan is due for repayment in full during 2008.

Note 15 – Commitments and contingencies

     In March 2008, Bark Corporation received a notice of a claim from two former employees for damages and compensation of approximately DKK 1,000,000 (USD 211,400), based on an alleged breach by Bark Corporation of the terms of employment and non-payment for the transfer of specified intellectual property. In March 2008, the Company paid USD 52,000 to such employees related to the “employment” element of the claim. On April 8, 2008 Bark Corporation received a petition from the former employees reducing their claim to DKK 757,500 (USD 160,100). The Company believes that, in order to settle this claim, a payment will be required. Using the guidance of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS No. 5”) the Company has provided for an amount of DKK 200,000 (USD 42,300) that is considered to be probable and reliably estimable.

Note 16 – Segments and geographic information

     The Company has one reportable segment and primarily conducts its business in Denmark.

Note 17 – Net loss per share

     The financial information presented herein utilize the capital structure of the Bark Group and the computation of loss per share has been retroactively restated to reflect this for the six month period ended June 30, 2007.

Bark Group Inc.
Notes to the unaudited condensed consolidated financial statements

     The calculation of shares outstanding in the prior periods has been calculated by converting Bark Corporation’s historic shares outstanding into equivalent Bark Group shares outstanding based on the exchange ratio established under the share transfer agreement. Furthermore, Bark Group shares outstanding at the exchange date have been treated as outstanding for all periods presented.

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in 000's USD except share and per share data):

	Six Month Period
	ended
	June 30,
	2008	2007
Numerator:
Net loss	(1,772)	(174)
EITF D-98 adjustment – excess of redemption
amount over ARB 51 adjustment	(139)	(1,255)
Loss available to common shareholders	(1,911)	(1,429)

Denominator:
Shares used in computation – basic:
Weighted average shares outstanding	16,205,685	15,027,090
Weighted average common shares outstanding
subject to repurchase	(388,936)	-
Shares used in computing basic net loss per share	15,816,749	15,027,090
Shares used in computation – diluted:
Weighted average shares outstanding	15,816,749	15,027,090
Dilutive effect of common shares outstanding
subject to repurchase	-	-
Shares used in computing diluted net loss per
share	15,816,749	15,027,090

Net loss per share – basic and diluted	$(0.12)	(0.09)

Bark Group has securities outstanding which could potentially dilute basic earnings per share in the future, but the incremental shares from the assumed exercise of these securities were excluded in the computation of diluted net loss per share, as their effect would have been anti-dilutive. Such outstanding securities consist of the nonvested shares issued to two executives (See Note 11).

Note 18 – Subsequent Events

On September 15, 2008 the temporarily increased credit line in Danske Bank was extended through October 15, 2008.

On September 16, 2008 Bark Holding increased its loan commitment from DKK 3,000,000 (USD 634,100) to DKK 4,000,000 (USD 845,473). This loan, as well as interest at 7% is due when Bark Group Inc.'s cash flow is positive for more that 4 consecutive weeks or when sources of financing are in place.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Bark Group Inc.
Copenhagen, Denmark

We have audited the accompanying consolidated balance sheets of Bark Group Inc. and subsidiaries (the "Company") as at December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 2007 and the period from October 9, 2006 (Inception date) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bark Group Inc. and subsidiaries as at December 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended December 31, 2007 and the period from October 9, 2006 (Inception date) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements for the year ended December 31, 2007 have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements the Company currently has negative working capital and limited financial resources available to pay ongoing financial obligations as they become due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in note 1 to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 22, the accompanying 2007 financial statements have been restated.

Copenhagen, March 12, 2008, except for Note 1, as to which date is May 1, 2008, and Notes 22 (as to the effects of the restatement) and 23, as to which the date is October 10, 2008.

Deloitte
Statsautoriseret Revisionsaktieselskab

/s/ Jørgen Holm Andersen	/s/ Thomas Elsborg Jensen
Jørgen Holm Andersen	Thomas Elsborg Jensen
State Authorised Public	State Authorised Public
Accountant (Denmark)	Accountant (Denmark)

Bark Group Inc.
Consolidated balance sheets
Assets
(in thousands of USD)

	December 31,
	2007	2006
	As Restated,
	see Note 22
Current assets:
Cash and cash equivalents	768	120
Accounts receivable, net of allowance for doubtful accounts of USD 0 and
USD 0 at December 31, 2007 and 2006	851	-
Related party receivables, current	133	90
Loan to related party, current	33	-
Other receivables	171	-
Prepaid tax	35	-
Deferred tax asset	-	3
Prepaid expenses and other current assets	73	89
Total current assets	2,064	302
Property, plant and equipment, net	4,808	-
Loan to related party, non-current	37	-
Goodwill	3,363	-
Other intangible assets, net	156	-
Other non current assets (restricted cash)	597	-
Total assets	11,025	302

See notes to the consolidated financial statements

Bark Group Inc.
Consolidated balance sheets (continued)
Liabilities and shareholders' equity
(in thousands of USD)

	December 31,
	2007	2006
	As restated,
	see Note 22
Current liabilities:
Accounts payable	122	-
Accrued payroll and payroll related costs	266	41
Accrued liabilities	721	41
Deferred tax liabilities, net	5	-
Deferred revenue	444	139
Short-term debt and current portion of long-term debt	2,982	-
Loan from Bark Holding Ltd. (related party)	108	-
Total current liabilities	4,648	221
Long-term debt	3,152	-
Deferred tax liabilities, net	28	-
Total liabilities	7,828	221
Minority interest	1,834	-
Commitments and contingencies (Note 19)
Shareholders' equity
Common stock of USD 0.001 per share par value; 100,000,000 shares	12	11
authorized 12,964,548 and 11,785,953 shares issued and outstanding at
December 31, 2007 and 2006, respectively.
Additional paid-in capital	1,643	77
Accumulated deficit	(415)	(8)
Accumulated other comprehensive income	123	1
Total Shareholders' equity	1,363	81
Total liabilities and shareholder's equity	11,025	302

See notes to the consolidated financial statements

Bark Group Inc.
Consolidated statements of operations
(in thousands of USD except for per share amounts)

	Year ended	Period from
		October 9,
		(Inception
		date) to
	December 31,	December 31,
	2007	2006
	As restated,
	see Note 22
Net revenue (including sales to related parties of USD 197 for the year	4,792	70
ended December 31, 2007 and USD 0 for the period ended December 31,
2006)
Cost of revenues (exclusive of depreciation shown separately below)	(2,835)	(14)
Selling, general and administrative expenses (including fee to related party	(1,725)	(67)
of USD 280 for the year ended December 31, 2007 and USD 41 for the year ended December 31, 2006)
Depreciation and amortization	(118)	-
Operating income / (loss)	114	(11)
Interest income (including interest income from related parties of USD 9	32	-
for the year ended December 31, 2007 and USD 0 for the year ended
December 31, 2006)
Interest expense	(514)	-
Loss before income taxes and minority interest	(368)	(11)
(Provision) / benefit for income taxes	(30)	3
Income allocated to minority interest holders	(9)	-
Net loss	(407)	(8)
EIFT D-98 adjustment - excess of redemption amount over ARB 51
adjustment	(1,383)	-
Loss available to common shareholders	(1,790)	(8)

Loss per share
Basic	(0.12)	(0.00)
Diluted	(0.12)	(0.00)

Weighted-average shares used to calculate net income per common share:
Basic	15,186,432	15,027,090
Diluted	15,186,432	15,027,090

See notes to the consolidated financial statements

Bark Group Inc.
Consolidated statements of cash flows
(in thousands of USD)

	Year ended	Period form
		October 9,
		(Inception
		date) to
	December 31,	December 31,
	2007	2006
	As restated,
	see Note 22
Cash flows from operating activities:
Net loss	(407)	(8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	118	-
Stock based compensation expense	174	-
Interest expense related to beneficial conversion feature	366	-
Deferred income tax benefit/provision	33	(3)
Minority interest	9	-
Changes in working capital, net of acquisitions:
Accounts receivable	(803)	-
Deferred revenue	444	139
Other receivables	7	(90)
Prepaid expenses and other current assets	16	(89)
Accounts payable	101	-
Accrued expenses and other liabilities	382	82
Prepaid tax	(35)	-
Net cash provided by operating activities	405	31
Cash flows from investing activities:
Purchase of property and equipment	(4,780)	-
Acquisitions, net of cash acquired	(1,721)	-
Loan to related party	(68)	-
Restricted cash	(597)	-
Net cash used in investing activities	(7,166)	-
Cash flows from financing activities:
Proceeds from issuance of common stock	602	88
Costs from issuance of stock	(74)	-
Proceeds from issuance of shares to minority interest shareholders	165	-
Proceeds from loan payable	591	-
Proceeds from borrowings from Bark Holding (related party)	108	-
Proceeds from long term loans	3,153	-
Proceeds from short term loans	2,935	-
Net cash provided by financing activities	7,480	88
Effect of exchange rates on cash and cash equivalents	(71)	1
Net increase in cash and cash equivalents	648	120
Cash and cash equivalents at beginning of period/year	120	-
Cash and cash equivalents at end of period/year	768	120

Supplemental information:
Cash paid for interest	148	-
Cash paid for income taxes, net	21	-
Non-cash investing and financing activities:
Issuance of redeemable shares for acquisitions of businesses (See note 3)	1,535	-
Conversion of loan payable into common shares (See note 14)	591	-
Adjustment of minority interest due to redemption value	1,383	-

See notes to the consolidated financial statements

Bark Group Inc.
Consolidated statements of shareholders’ equity and comprehensive income
(in thousands of USD except for number of shares)

				Accumu-
				lated
	Common	Common	Additional	compre-	Accumu-
	Stock	Stock	paid-in	hensive	lated
	Shares	Amount	capital	income	deficit	Total
			As	As	As	As
			restated,	restated,	restated,	restated,
			see Note	see Note	see Note	see
			22	22	22	Note 22
Issuance of stock at
inception October 9,	11,785,953	11	77	-	-	88
2006
Comprehensive loss:	-	-	-	-	-	-
Net loss for the period	-	-	-	-	(8)	(8)
Currency translation
adjustment	-	-	-	1	-	1
Comprehensive loss						(7)
Balance at December
31, 2006	11,785,953	11	77	1	(8)	81
SAB 5H adjustment -
gain on sales of	-	-	1,301	-	-	1,301
securities subsidiary
(Note 12)
EITF D-98 adjustment
- excess of
redemption amount
over ARB 51 amount
(Note 12)	-	-	(1,383)	-	-	(1,383)
Beneficial conversion
feature	-	-	366	-	-	366
Conversion of note
payable into stock
September 30, 2007	486,171	1	590	-	-	591
Issuance of stock
September 30, 2007,
net of issuance costs
of USD 13	147,734	-	278	-	-	278
Issuance of stock
December 28, 2007,
net of issuance costs
of $61	155,755	-	250	-	-	250
Stock based
compensation	388,936	-	164	-	-	164
Comprehensive loss:
Net loss for the year	-	-	-	-	(407)	(407)
Currency translation
adjustment	-	-	-	122	-	122
Comprehensive loss	-	-	-	-	-	(285)
Balance at December
31, 2007 (as restated,
see Note 22)	12,964,548	12	1,643	123	(415)	1,363

See notes to the consolidated financial statements

Bark Group Inc.
Notes to the consolidated financial statements

Note 1 – Description of Business and Basis of Presentation
Organization
          On February 29, 2008, Bark Group Inc. (”Bark Group”), formerly known as Exwal Inc. completed the acquisition of Bark Corporation A/S (”Bark Corporation”) in an acquisition transaction that was completed as a share exchange with the former shareholders of Bark Corporation. This transaction involved the issuance of equity of Bark Group to the shareholders of Bark Corporation, resulting in the former shareholders of Bark Corporation controlling the majority of the shares of Bark Group. This transaction is considered to be a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to the issuance of stock by the private company, namely Bark Corporation, for the net monetary assets of a shell corporation, namely Bark Group, accompanied by a recapitalization. The accounting is identical to that of a reverse acquisition, except that no goodwill or other intangible should be recorded. As such, Bark Corporation is considered the acquirer for accounting purposes and Bark Group is treated as the acquiree for accounting purposes, each notwithstanding the legal form of the acquisition.

          The financial statements presented herein utilize the capital structure of the Bark Group and the assets and liabilities, results of operations and cash flows of Bark Corporation. The computation of loss per share has been retroactively restated to reflect the capital structure of Bark Group.

          Bark Corporation, incorporated on October 9, 2006, is a holding company that conducts its operations through its 87.3% owned subsidiary Bark Advertising A/S ("Bark Advertising"), that was incorporated on October 12, 2006 and the wholly owned subsidiary Bark Property ApS ("Bark Property"), that was incorporated on September 28, 2007. On May 14, 2007 Bark Advertising purchased 100% of the capital stock of Bark Copenhagen A/S ("Bark Copenhagen"), formerly known as LivingBrands A/S, and 100% of the capital stock of Bark Media ApS ("Bark Media), formerly known as Radar 360 ApS.

Business
          Bark Group and its subsidiaries (collectively, the "Company") offer its customers a network of advertising and media services. The Company’s strategy is to acquire mid-size well established businesses throughout Europe in order to form a European network of advertising and media agencies.

Going Concern
          The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company currently has negative working capital and limited financial resources available to pay ongoing financial obligations as they become due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

          To mitigate these negative outcomes, Management is endeavoring to make arrangements to refinance its short term bridge loan with long term financing. Based on the Company's current business this will ensure that the Company will be able to continue as a going concern. (See note 13).

          If the Company does not obtain financing, the Company will be forced to reduce its cash requirements, which would impact its expansion strategy, and to find alternative means of raising cash. These consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Bark Group Inc.
Notes to the consolidated financial statements

Note 2 – Summary of Significant Accounting Policies
Principles of consolidation
          The consolidated financial statements include the accounts of Bark Group and its direct and indirect owned subsidiaries. All intercompany transactions and balances have been eliminated. The consolidated financial statements include the accounts of Bark Group and its subsidiaries for the period from incorporation (October 9, 2006) through December 31, 2006 and for the fiscal year ended December 31, 2007.

Minority interests
          Certain consolidated subsidiaries of Bark issue equity shares to parties unrelated to the Group. The group accounts for such transactions in accordance with Staff Accounting Bulletin No. 51, “Accounting for Sales of Stock by a Subsidiary” (“SAB 5H”). SAB 5H requires that the difference between the carrying amount of the Company’s investment in the subsidiary and the underlying net book value of the subsidiary after the issuance of the shares be recognized either as a gain or loss in the consolidated statement of operations or as a capital transaction. In these instances it is the Group’s policy to consider gains and losses arising from such issuances of shares by a subsidiary as equity transactions; as such no gain or loss is recognized in the income statement.

          In instances where subsidiary shares issued are redeemable, the minority interest is recorded in accordance with Emerging Issues Task Force No. D-98 “Classification and Measurement of Redeemable Securities” (“EITF D-98”) at the higher of (1) the redemption value required to be paid by the Group or (2) the amount that would result from applying consolidation accounting under Accounting Research Bulletin No. 51 “Consolidated Financial Statements” (“ARB 51”). Adjustments recorded by the Company in relation to the recording of these costs are recorded within additional paid-in capital.

Use of Estimates
          The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

          The most significant areas that require management judgment are the Company’s revenue recognition, income taxes and impairment of goodwill and other intangible assets.

Revenue recognition
          Revenue comprises commission and fees earned in respect of amounts billed. Most of the Company’s client contracts are individually negotiated and accordingly, the terms of client engagements and the bases on which it earns commissions and fees vary significantly. Direct costs include fees paid to external suppliers where they are retained to perform part or all of a specific project for a client and the resulting expenditure is directly attributable to the revenue earned. Revenue is stated exclusive of VAT, sales taxes and trade discounts.

          Revenue is typically derived from commissions on media placements and fees for advertising services. Revenue may consist of various arrangements involving fixed fees, commissions, or incentive-based revenue, as agreed upon with each client.

Bark Group Inc.
Notes to the consolidated financial statements

          The company earns commissions from referrals of services to other vendors, marketing agencies, who ultimately provide the end service to the customer. Commissions are generally earned on the date of broadcast or publication.

          Revenue for our fixed-fee contracts is recognized when all of the following criteria are satisfied: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectibility is reasonably assured; and (iv) services have been performed. Depending on the terms of a client contract, fees for services performed can be recognized in two principal ways: proportional performance or completed contract.

  Fixed-fee contracts are generally recognized as earned based on the proportional performance method of revenue recognition. In assessing contract performance, both input and output criteria are reviewed. Costs incurred are used as an objective input measure of performance. The primary input of all work performed under these arrangements is labor. As a result of the relationship between labor and cost, there is normally a direct relationship between costs incurred and the proportion of the contract performed to date. Costs incurred as a proportion of expected total costs is used as an initial proportional performance measure. This indicative proportional performance measure is always subsequently validated against other more subjective criteria (i.e. relevant output measures) such as the percentage of interviews completed, percentage of reports delivered to a client and the achievement of any project milestones stipulated in the contract. In the event of divergence between the objective and more subjective measures, the more subjective measures take precedence since these are output measures.

  Certain fees (such as for marketing services related to rebates offered by clients to their external customers) are deferred until contract completion as the final act is so significant in relation to the service transaction taken as a whole. Fees are also recognized on a completed contract basis if any of the criteria of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, were not satisfied prior to job completion or if the terms of the contract do not otherwise qualify for proportional performance.

          Incentive-based revenue typically comprises quantitative criteria. Revenue is recognized when the quantitative targets have been achieved.

          In compliance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent , the Company assesses whether our agency or the third-party supplier is the primary obligor. We evaluate the terms of our client agreements as part of this assessment. In addition, we give appropriate consideration to other key indicators such as latitude in establishing price, discretion in supplier selection and credit risk to the vendor. For a substantial portion of our client contracts we act as principal as we are the primary obligor and bear credit risk related to the services we provide. In these contracts we record revenues and costs of revenues gross. In certain contracts we record a net amount principally on those contracts where we earn a commission.

Cash and cash equivalents
           For purposes of reporting cash and cash equivalents, the Company considers all short-term highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property, plant and equipment
          Property, plant and equipment is stated at historical cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements that extend the assets life

Bark Group Inc.
Notes to the consolidated financial statements

are capitalized. Property, plant and equipment, less applicable residual value, is depreciated using the straight-line method over the estimated useful lives of such assets.

          The useful lives for computing depreciation are as follows:

Buildings	50 years
Furniture, fixtures and IT equipment	3 - 5 years

          In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the Company evaluates the impairment of long-lived assets, based on the projection of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values.

Business Combinations
          The Company accounts for its acquisitions utilizing the purchase method of accounting. Under the purchase method of accounting, the total consideration paid is allocated to the underlying assets and liabilities, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of certain acquired assets and liabilities, identifiable intangible assets in particular, is subjective in nature and often involves the use of significant estimates and assumptions. Finite-lived identifiable intangible assets are amortized on a straight-line basis, as this basis approximates the expected cash flows from the Company’s existing finite-lived identifiable intangible assets.

          Goodwill is accounted for under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under the provisions of this statement, the Company’s goodwill is tested for impairment on an annual basis or whenever facts or circumstances indicate that the carrying amounts may not be recoverable. The Company elected to conduct its impairment tests in May. Since inception the Company has operated in one reporting unit. This reporting unit is tested for impairment by comparing the fair value of the reporting unit with the carrying value of that unit. Fair value is determined based on a valuation study performed by the Company using the discounted cash flow method and the estimated market values of the reporting units. No impairment of goodwill was recognized during the year ended December 31, 2007.

Income Taxes
          The Company account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

          The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company were to determine that it would be able to

Bark Group Inc.
Notes to the consolidated financial statements

realize its deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

          Uncertain tax positions are recognized in the financial statements for positions which are considered more likely than not of being sustained based on the technical merits of the position on audit by the tax authorities. The measurement of the tax benefit recognized in the financial statements is based upon the largest amount of tax benefit that, in management’s judgement, is greater than 50% likely of being realized based on a cumulative probability assessment of the possible outcomes.

Foreign Currency
          The Company has determined Danish Kroner is the functional currency of its foreign operations. Accordingly, these foreign subsidiaries income and expenses are translated into U.S. dollars, the reporting currency of the Company, at the average rates of exchange prevailing during the year. The assets and liabilities are translated into U.S. dollars at the rates of exchange on the balance sheet date and the related translation adjustments are included in accumulated other comprehensive income/(loss).

          The Company realized foreign exchange gains of USD 16,000 and USD 1,000 for the year ended December 31, 2007 and period from October 9, 2006 (inception) through December 31, 2006, respectively.

Stock Based Compensation
          The Company accounts for stock based awards under SFAS No. 123 (revised) “Share-Based Payments” (“SFAS 123R”), which requires all share-based payments, including grants of employee stock options and restricted stock, to be recognized in the Company's financial statements based on their grant date fair values and recognized over the requisite service period.

Loss per Share
          SFAS No. 128, “Earnings per Share” (“SFAS 128”) requires entities to present both basic and diluted earnings per share. Basic earnings per common share are computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during each period. (See note 21)

Recent Accounting Pronouncements
          In July 2006, the FASB issued Financial Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

          Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

Bark Group Inc.
Notes to the consolidated financial statements

          The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. There was no cumulative effect adjustment to the opening balance of retained earnings arising as a result of the adoption of FIN 48.

          In September 2006 the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. FAS 157 was to be effective in its entirety for fiscal years beginning after November 15, 2007, however in February 2008, the FASB issued FASB Staff Position No. FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which deferred the effective date of certain elements of FAS 157 to fiscal years beginning November 15, 2008. Under FSP FAS 157-2, application of FAS 157 may be deferred until fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company does not expect that the adoption of those parts of FAS 157 not deferred by FSP FAS 157-2 will result in a material impact on their financial statements.

          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. If the fair value option is elected, a business entity shall report unrealized gains and losses on elected items in earnings at each subsequent reporting date. Upon initial adoption of this Statement an entity is permitted to elect the fair value option for available-for-sale and held-to-maturity securities previously accounted for under FASB Statement 115. The effect of reclassifying those securities into the trading category should be included in a cumulative-effect adjustment of retained earnings and not in current-period earnings and should be separately disclosed. This Statement is effective for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of SFAS No. 159 will have a material impact on the Company's financial statements.

          In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). This revised statement requires assets and liabilities, including contingent liabilities, acquired in a business combination in addition to contingent consideration to be measured at their fair values as of the date of the acquisition. SFAS No. 141(R) requires that any adjustments to an acquired entity’s deferred tax asset and liability balances that occur after the measurement period be recorded as a component of income tax expense. Under the transition provisions of SFAS No. 141(R), the new requirement applies to all business combinations, regardless of the consummation date. This statement also changes the treatment of restructuring charges, in-process research and development costs, and acquisition related costs. SFAS No. 141(R) is effective for all companies with fiscal periods beginning on or after December 15, 2008 and will be effective for the Company for acquisitions consummated after January 1, 2009. The Company is in the process of evaluating the effects of the adoption of SFAS No. 141(R).

          In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). This statement clarifies the accounting and reporting for noncontrolling interests, currently referred to as minority interests. Under SFAS No. 160, noncontrolling interests will be classified as a component of equity. SFAS No. 160 is effective for fiscal years

Bark Group Inc.
Notes to the consolidated financial statements

beginning after December 15, 2008. The Company is in the process of evaluating this standard and therefore has not yet determined the impact that the adoption of SFAS No. 160 will have on their financial statements.

Note 3 – Acquisitions
Bark Copenhagen:
          On May 14, 2007 Bark Advertising acquired 100% of the capital stock in Bark Copenhagen, a privately held Danish advertising agency for a purchase price totalling DKK 12,000,000 (USD 2,191,300), comprised of a cash payment of DKK 3,594,000 (USD 656,300) in addition to the issuance of 651 shares of Series B redeemable stock in Bark Advertising A/S, a subsidiary of the Company, which were valued at DKK 8,406,000 (USD 1, 535,000). The cash payment of DKK 3,594,000 (USD 656,300) was paid to one selling shareholder, and equated to a fair value of DKK 12,912 (USD 2,373) per common share acquired. The Company used this value as a basis for the determination of the fair value of their Series B redeemable shares.

          The shares in Bark Advertising have been accounted for as a minority interest (See note 12).

          The acquisition of Bark Copenhagen has been accounted for under the purchase method of accounting. Under the purchase method, the purchase price of the acquisition was allocated to the net assets acquired based on estimates of the fair value at the date of acquisition. The company allocated fair value of DKK 1,245,000 (USD 227,300) to customer relationships with a weighted-average useful life of approximately 4 years and to be amortized based on an accelerated method.

Bark Group Inc.
Notes to the consolidated financial statements

          A summary of the estimated fair value of the assets acquired and liabilities assumed in the Bark Copenhagen acquisition and net cash paid are as follows:

As at May 14,
2007
USD (000s)
Assets
Current assets	221
Property, plant and equipment, net	60
Goodwill	2,074
Intangible assets	227
Total assets acquired	2,582

Liabilities
Current Liabilities	323
Total Liabilities acquired	323

Net Assets acquired	2,259

Purchase price – acquisition costs	68
Purchase price – cash	656
Purchase price –shares issued	1,535
2,259
Less cash acquired	0
Purchase price net of cash acquired	2,259

Bark Media:
          On May 14, 2007 Bark Advertising acquired 100% of the capital stock in Bark Media ApS (“Bark Media”), a privately held Danish media agency for a cash payment of DKK 6,000,000 (USD 1,095,600).

          The acquisition of Bark Media has been accounted for under the purchase method of accounting. Under the purchase method, the purchase price of the acquisition was allocated to the net assets acquired based on estimates of the fair value at the date of acquisition.

Bark Group Inc.
Notes to the consolidated financial statements

          A summary of the estimated fair value of the assets acquired and liabilities assumed in the Bark Media acquisition and net cash paid are as follows:

As at May 14,
2007
USD (000s)
Assets
Current assets	168
Property, plant and equipment, net	2
Goodwill	1,043
Total assets acquired	1,213

Liabilities
Current Liabilities	84
Total Liabilities acquired	84

Net Assets acquired	1,129

Purchase price – acquisition costs	34
Purchase price – cash	1,095
Purchase price	1,129
Less cash acquired	121
Purchase price net of cash acquired	1,008

          Bark Copenhagen and Bark Media were acquired as the first part of the Company's strategy to build up a strong European network of advertisement and media companies. Goodwill recognized on acquisitions is due to the anticipated profitability of the two entities. Of the goodwill recorded, USD 103,000 will be deductible as operating expenses for tax purposes. The results of Bark Copenhagen and Bark Media have been included in our consolidated results since their acquisition.

Pro forma Financial Data
          The following selected unaudited pro forma consolidated results of operations are presented as if the Bark Copenhagen and Bark Media acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition. The unaudited pro forma financial data is not intended to represent or be indicative of the consolidated results of operations or financial condition of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as a representative of the future consolidated results of operations or financial condition of the Company:

Bark Group Inc.
Notes to the consolidated financial statements

Year ended
December 31,
2007
USD
000's
Net revenue	6,297
Operating income	291
Net loss	(308)
EITF D-98 adjustment – excess of redemption amount over ARB 51 adjustment	(1,383)
Loss available to common shareholders	(1,691)
Loss per share (basic and diluted)	(0.11)

Note 4 – Goodwill
          The change in carrying amount of goodwill is as follows:

USD 000’s
Balance as of December 31, 2006	-
Acquisition of Bark Copenhagen	2,074
Acquisition of Bark Media	1,043
Currency adjustment	246
Balance as of December 31, 2007	3,363

          As all acquisitions took place during the year ended December 31, 2007 and were subject to purchase accounting the Company will complete its annual goodwill impairment test during May 2008. None of the recorded goodwill is expected to be deductible for tax purposes.

Note 5 – Other intangible assets
          Gross carrying amounts, accumulated depreciation and useful lives for other intangible assets are as follows:

	Gross Carrying Amount		Accumulated Amortization
	As of December 31,		As of December 31,
		USD
		000’s
	2007	2006	2007	2006
Customer relationships	227	-	83	-
Currency adjustment	12		-	-
	239	-	83	-

          As of December 31, 2007, the weighted-average remaining useful lives the Company’s customer relationships was approximately 3.3 years.

          Total intangible amortization expense was USD 83,000 and USD 0 for the year ended December 31, 2007 and period from October 9, 2006 (Inception) through December 31, 2006, respectively.

Bark Group Inc.
Notes to the consolidated financial statements

          The estimated future annual aggregate amortization expense for the next 5 years is as follows:

Fiscal year ending December 31	USD 000’s
2008	89
2009	44
2010	19
2011	4
2012	-
Total	156

Note 6 – Non currents assets (restricted cash)
          Restricted cash USD 597,000 is given as security for our bank loan of USD 1,773,000 (See note 13).

Note 7 – Concentration of credit risk
          Credit risk represents the loss that would be recognized if counterparties failed to completely perform as contracted.

          During the year ended December 31, 2007 customers A and B accounted for approximately 24%, and 12% of the Company’s revenue, respectively. During the period ended December 31, 2006 customer, A accounted for 98% of the Company's revenue. No other customers individually represented more than 10% of revenue for any period presented.

          As at December 31, 2007 customers C, D and E accounted for approximately 36%, 14% and 11% of the Company’s accounts receivables, respectively. As at December 31, 2006, the Company did not have any outstanding accounts receivables. No other customers individually represented more than 10% of accounts receivables at the end of any period presented.

          The Company's loss of these or other customers may account for a significant portion of the Company's sales, or any decrease in sales to any of these customers, could have a material adverse effect on the Company's business, financial condition or results of operations.

          The Company has not experienced significant losses in the past from the customers. The Company monitors its exposure to customers to minimize potential credit losses.

Note 8 – Deferred revenue
          Deferred revenue consists of the following:

	As of December 31,
	2007	2006
	USD 000’s
Gross value work in process	650	-
Invoiced on account	(1,094)	(139)
	(444)	(139)

Bark Group Inc.
Notes to the consolidated financial statements

Note 9 – Property, plant and equipment, net
          Property, plant and equipment, net consists of the following:

	As of December 31,
	2007	2006
	USD 000’s
Buildings	4,795	-
Furniture, fixtures and IT equipment	48	-
Property, plant and equipment, at cost	4,843	-
Accumulated depreciation and amortization	(35)	-
Property, plant and equipment, net	4,808	-

          Depreciation and amortization expense was USD 35,000 and USD 0 for the year ended December 31, 2007 and period from October 9, 2006 (Inception) through December 31, 2006, respectively.

Note 10 – Income Taxes
          All income and related tax expense are attributable to Denmark.

          Information pertaining to the Company's benefit for income taxes is as follows:

		Period from
		October 9
		(inception
	Year ended	date) to
	December 31,	December 31,
	2007	2006
	USD 000’s

(Provision) / benefit for income taxes
Current	-	-
Deferred	(30)	3
Total (provision) / benefit for income taxes	(30)	3

Bark Group Inc.
Notes to the consolidated financial statements

          Significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
	USD 000’s
Current:
Tax loss carried forward	45	3
Work in process	(50)	-
Net current deferred tax asset (liability)	(5)	3
Long-term:
Intangible assets	(40)	-
Stock based compensation	4	-
Machinery and equipment	8	-
Net long-term deferred tax asset (liability)	(28)	-
Net deferred tax asset (liability)	(33)	3

          The Company recorded a net deferred tax liability of USD 3,000 in the purchase accounting for Bark Copenhagen and Bark Media. Tax losses (USD 180,000) can be carried forward indefinitely.

          The effective tax rate before income taxes varies from the Danish statutory income tax rate as follows:

		Period from
		October 9
		(Inception
	Year ended	date) to
	December 31,	December 31,
	2007	2006

Statutory rate	25.0%	(28.0)%
Non-deductible expenses building acquisition fees	(5.3)%	1.3%
Non-deductible debt conversion costs	(10.9)%	0.0%
Non-deductible shared based compensation costs	(25.0)%	0.0%
Reduction of deferred taxed due to decrease in statutory rate	1.0%	0.0%
Tax deductible acquisition costs	7.0%	0.0%
Effective tax rate	(8.2)%	(26.7)%

          The statutory tax rate for the period ended December 31, 2006 was 28%. Effective 1 June 2007, the Danish statutory tax rate was reduced to 25%.

          Bark Corporation is jointly taxed with all of its Danish subsidiaries. The current Danish income tax is allocated among the jointly taxed companies proportionally to their taxable income (full allocation with a refund concerning tax losses).

          As described in Note 2, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainties in Income Taxes (“FIN 48”) on January 1, 2007. The company had no unrecognized tax benefits upon adoption. There has been no change to the amount of unrecognized tax benefits during the year

Bark Group Inc.
Notes to the consolidated financial statements

ended 12/31/2007. The Company does not expect to record any material liabilities related to uncertain tax positions during the next 12 months.

          Bark Corporation is only subject to tax in Denmark. The tax years 2004-07 are still open for examination by the Danish Tax Authorities.

Note 11 – Accrued liabilities
          Accrued liabilities consists of the following:

	As of December 31,
	2007	2006
	USD 000’s
VAT	282	-
Audit fee	89	12
Legal fees	117	-
Other liabilities	233	29
Total Accrued liabilities	721	41

Note 12 – Minority interest
          For consolidated majority-owned subsidiaries in which the Company owns less than 100% of the total outstanding shares, the Company recognizes a minority interest for the ownership interest of the minority holders.

          As discussed in note 3, the Company issued 651 Class B shares in Bark Advertising to the selling shareholders of Bark Copenhagen at a price of DKK 12,912 (USD 2,373) per share. Additionally, on the date of the acquisition of Bark Copenhagen, Bark Advertising issued 50 shares of Class B shares to two senior employees of the Company at a price of DKK 12,000 (USD 2,206) per share. In November 2007 Bark Advertising issued 25 shares of Class B to one senior employee of the Company at a price of DKK 12,000 (USD 2,206) per share.

          The terms of the Class B shares include the following redemption preferences:

a)

the shares can be redeemed by the Class B shareholders on June 1, 2010 at the purchase price or at the proportional right of ownership of Bark Advertising times average profit before tax in Bark Advertising for the last three financial years times a multiple of five. Based on budgets for Bark Advertising, the latter calculation would give a much lower price than the purchase price. One of the shareholders can call his 92 Class B shares on December 31, 2008 if he chooses to retire from his job in Bark Copenhagen,

b)	in order to be redeemed, the Class B shareholders must inform Bark Advertising of the election to redeem on January 1, 2010 at the latest,

c)

if the Class B shareholders choose not to be redeemed, Bark Advertising starting from June 1, 2010 and on will have the right to redeem the Class B shares at the same terms as mentioned above. However, if a Class B shareholder renounces his rights to be redeemed on June 1, 2009 at the latest, Bark Advertising will lose the right to redeem the shareholder, and

Bark Group Inc.
Notes to the consolidated financial statements

d)

if the Class B shares are redeemed, Bark Advertising has the right to pay back the shares over a period of 24 months with an interest rate of the discount rate of the Danish National Bank (currently 4.25% per annum) plus 3% per annum.

          The Class B shareholders, all of whom are currently also employees of the Company, are entitled to receive 20% of Bark Advertising's profit after tax and elimination of internal management fee and interest expense for the years 2007 and 2008. This bonus is allocated between the Class B shareholders on a pro rata basis. Bonus payments to Class B shareholders are made in their capacity as employees of the Company, and are consequently allocated between cost of revenues and selling, general and administrative expenses in the consolidated statements of operations.

          At each reporting date the Company records the Class B shares at the higher of (1) the redemption value or (2) the amount that would result from applying consolidation accounting under ARB 51 i.e., the historical cost, increased or decreased for the minority’s share of net income or loss and dividends). All adjustments related to the application of this principle are recorded within Total Shareholders’ equity - additional paid-in capital.

           At December 31, 2007, the redemption value exceeded the ARB 51 value, and therefore the minority interest was recorded at the redemption value of DKK 9,306,000 which amounted to USD 1,834,000.

          The change in the carrying value of minority interest is as follows:

USD 000’s
Balance as of 1 January 2007	-
Shares issued in subsidiary (Bark Advertising)	411
ARB 51 adjustment - Bark Advertising profit attributable to minority
interest	9
D-98 adjustment - excess of redemption amount over ARB 51 adjustment	1,383
ARB 51 adjustment - Currency adjustment	31
Balance as of December 31, 2007	1,834

Note 13 – Long and short-term debt
          In May 2007, the Company received a non-interest bearing loan from Venpar A/S of DKK 3,000,000 (USD 591,000). On the date of issuance, the Company agreed to convert the loan into common shares at a rate of DKK 8 per share and a portion of the proceeds was allocated to the beneficial conversion feature valued at USD 366,000 based on the Company’s assessment of the fair value of our shares at the date of issuance compared to the exercise price. The loan was converted into common shares on September 30, 2007 (See note 14). The Company recorded a charge of USD 366,000 for the value of the beneficial conversion feature noted as a component of interest expense in the income statement for the year ended December 31, 2007.

          In May 2007, Bark Corp received a loan of DKK 9,000,000 (USD 1,773,000) which is due in May 2009. Bark Corp expects the loan to be renewed at that time. As security for this loan the Company has made a deposit of USD 597,000 (See note 6). Interest rate terms are "Danske Bor" plus a margin of 1.5% . Interest is payable on the last working day of each quarter. Weighted average interest rate on this loan was 6.06% in 2007.

Bark Group Inc.
Notes to the consolidated financial statements

          In September 2007 Bark Corp obtained a bridge loan of DKK 21,900,000 (USD 4,315,000) to finance the acquisition of a part of an office building to serve as headquarters of Bark Copenhagen. Weighted average interest rate on this loan was 6.06% in 2007. The bridge loan expired December 31, 2007, however a waiver was obtained from the lender, which allows the company to retain the same terms of the loan until the Company refinances the loan in early 2008. On March 7, 2008, two new bank loans totaling DKK 7,000,000 (USD 1,379,200) was entered into bearing a variable interest of 6.06% and to be repaid in quarterly installments over 15 years. The interest rate is fixed quarterly as "Danske Bor" plus a margin of 1.45% . The remaining balance of the initial bridge loan DKK 14,900,000 (USD 2,935,800) will in March, 2008 be refinanced with a loan bearing interest rate of 5.24% expiring in 2038 (no installments in the first 10 years and to be repaid over the last 20 years) from Realkredit Danmark (a credit institution). Interest is payable on the last working day of each quarter.

          During 2006 and 2007 the Company has a credit line in Danske Bank of USD 394,000. At December 31, 2007, the Company did not have a balance outstanding on this credit line. Weighted average interest rate on this credit facility was 7.25% in 2007.

          The following table summarizes our future principal payments under debt obligations as of December 31, 2007 (in 000’s):

Fiscal year ending December 31	USD 000’s
2008	2,982
2009	1,836
2010	69
2011	77
2012	87
Thereafter	1,083
Total	6,134

Note 14 – Capital Stock
          As stated in Note 1, the financial statements presented herein utilize the capital structure of the Bark Group. The exchange ratio of Bark Corporation shares to Bark Group shares was 1.2964.

          The share capital of Bark Group consists of 100,000,000 shares of common stock (authorized) with a par value of USD$0.001 per share, and 5,000,000 shares of preferred stock, with a par value of USD$0.001 per share. As at December 31, 2007, no preferred shares had been issued.

          Each common share entitles the holders to one vote; no shares enjoy special rights.

a)

At inception on October 9, 2006 the Company issued common stock for total proceeds of USD 88,700. On September 30, 2007, a stock split was approved. As a result of this stock split, the outstanding shares at inception were 11,785,953. All share and per share data presented in the consolidated financial statements and the notes to the consolidated financial statements reflect this stock split.

b)	On September 30, 2007, the Company converted an outstanding loan of DKK 3,000,000 (USD 591,100) into 486,171 new common shares. (See note 13).

Bark Group Inc.
Notes to the consolidated financial statements

c)

On September 30, 2007, the Company issued 388,936 nonvested shares awards for proceeds of DKK 16,500 (USD 3,255). The shares awards were issued to two executives of the Company and vest full on May 31, 2010. (See note 15).

d)	On September 30, 2007, the Company issued 147,734 new common shares for proceeds of USD 291,000. The stock issuance costs were USD 13,000.

f)	On December 28, 2007, 155,755 common shares were issued for total proceeds of USD 311,000. Total stock issuance costs were USD 61,000.

Limitations on dividend
          The Company is restricted from paying dividend to shareholders in accordance with debt agreements with Danske Bank. Dividends to shareholders are thus subject to prior approval from Danske Bank. There have been no dividends paid to date to the shareholders of the Company.

Note 15 – Nonvested shares
          A summary of the status of the Company's nonvested shares as of December 31, 2007, and changes during the year ended December 31, 2007 is presented below:

Weighted-
Average
Grant-Date
Fair Value
	Number of	USD per
	Shares	share
Nonvested Shares at January 1, 2007	-	-
Granted	388,936	2.00
Vested	-	-
Forfeited	-	-
Nonvested Shares at December 31, 2007	388,936	2.00

          In September 2007, the Company issued 388,936 nonvested share awards to two executives of the Company at DKK 16,500 (USD 3,255). The fair value of the nonvested shares awards on the date of issuance was DKK 3,939,000 (USD 777,000). The nonvested award become fully vested on May 31, 2010. During fiscal year 2007, the Company recorded USD 159,806 of compensation expense related to nonvested awards. As at December 31, 2007, no compensation cost was capitalized as part of the cost of an asset.

          As of December 3, 2007 there was USD 605,756 of total unrecognized compensation costs related to nonvested share-based compensation arrangements granted. The cost is expected to be recognized over a period of 37 months. No shares were vested during the year ended December 31, 2007.

Bark Group Inc.
Notes to the consolidated financial statements

Note 16 – Selling, general and administration expenses

		Period from
		October 9
		(inception
	Year ended	date) to
	December 31,	December 31,
	2007	2006
	USD 000’s

Salaries	507	10
Stock based compensation (See note 15)	128	-
Fees to CEO and chairman (not included in salaries) (See note 18)	280	41
IT and communication costs	143	2
Travel, entertainment and sales costs	266	4
Office costs	194	-
Lawyers, auditors and other professional services costs	207	10
Total SG&A expenses	1,725	67

Note 17 – Agreements
          On November 1, 2007, the Company entered into an agreement with DeBondo Capital Inc. ("DeBondo"), an unrelated party, to assist in listing the company on the NASD Over-the-Counter Bulletin Board ("OTCBB") and subsequent listing on the American Stock Exchange ("AMEX") in the United States. Under this agreement, the Company was required to pay the following fees to DeBondo:

  A non-refundable cash engagement fee of USD 25,000 upon execution of the agreement.
  A payment of USD 200,000 due on final receipt and acceptance of Bark's Form 211 with NASD.
  A payment of USD 25,000 due upon Bark's shares being registered on the AMEX exchange.

          On August 17, 2007, the Company entered into an engagement agreement with PacificWave Partners Limited ("PacificWave") wherein the Company engaged PacificWave to act as financial advisor to the Company in connection with the potential financing of the Company. The term of this agreement is for a period of three years, during which time PacificWave is to be the exclusive financial advisor to the Company. The agreement can be terminated by the Company with six months notice during this term. Further if the financial target of raising USD 10 million for the Company is not met by June 1, 2008, the agreement is to be considered to be null and void. The Company agreed to pay to PacificWave a cash fee of 10% of the amount of all funds raised through investments resulting from the engagement and introductions made by PacificWave. In addition, the Company agreed to pay to PacificWave a fee equal to 5% of the value of any transaction where the investment is made for non-cash consideration. In addition, PacificWave would be issued warrants entitling it to purchase the number of shares of common stock equal to 10% of the gross value of any transaction resulting from the engagement, divided by the closing bid price of the common stock on the day of closing of the transaction. The warrants would be exercisable for a period of five years at an exercise price equal to (i) the lowest warrant exercise price of any warrants issued in connection with the transaction, and (ii) in the event no warrants are issued in the transaction, the closing bid price of the common stock on the day of closing of the transaction. The Company paid PacificWave a non-refundable cash engagement fee of USD 25,000 upon execution of the agreement. Further to this engagement agreement, we plan to work with PacificWave in order to raise a

Bark Group Inc.
Notes to the consolidated financial statements

minimum of USD 10 million in financing. We anticipate that this financing would be an equity financing completed through the issuance of shares of our common stock and share purchase warrants. There is no assurance that we will be able to achieve this financing or any other financing through our engagement agreement with PacificWave.

Note 18 – Related Party Transactions

Commission to Board Member Claus Aamann
Washburn Assets Ltd. (a company 100% owned by Klaus Aamann) has in 2007 received a total commission of USD 72,620. Washburn Assets Ltd. receives 20% of the capital it raises from new share holders. This arrangement was terminated on January 31, 2008.

Fee to Chairman of the Board Bent Helvang
BH Media ApS (a company 100% owned by Bent Helvang) has received a fee of USD 55,147 in 2007 and USD 8,333 in 2006. BH Media receives this fee for services related to acquiring new companies, strategy work for the Group and management services.

Fee to CEO Anders Hageskov
Bark Holding LTD, Switzerland, a shareholder in Bark Group has received a fee of USD 61,853 in the period January 1 - May 31, 2007 and USD 33,000 in 2006 for services rendered by Anders Hageskov to Bark Advertising.

Lugano Communication and Entertainment (a company in which Anders Hageskov is employed) has received a fee of USD 162,684 in the period June 1 – December 31, 2007 for services rendered by Anders Hageskov to Bark Copenhagen. This fee includes reimbursement of costs for operating an office in Lugano, Switzerland paid by Lugano Communication and Entertainment.

Loan to Bark Holding, Switzerland
Bark Corp has issued a loan to share holder Bark Holding of DKK 506,000 (USD 87,847) in November, 2006. This loan was paid back in full in December 2007, including 7% p.a. interest of USD 6,519 in 2007 and USD 607 in 2006.

Loan from Bark Holding, Switzerland
Bark Corp has in December 2007 received a loan from Bark Holding of USD 108,263.This loan will be paid back in full during 2008.

Loan to Anaconda.tv Ltd., Germany
Bark Corp issued a loan to Anaconda.tv LTD in July 2007 (owned 51% by a share holder in the Company) of USD 68,000. Interest is 7% p.a. Interest accrued at December 31, 2007 was USD 2,136. The loan will be repaid in 12 monthly installments starting August 1, 2008 and last installment will take place in July, 2009.

Option to buy shares in Anaconda.tv Ltd., Germany
On December 12, 2007, the Company acquired a two call options from Bark Holding over 19% and 32% respectively of the share ownership in Anaconda.tv Ltd., Germany.

Bark Group Inc.
Notes to the consolidated financial statements

Invoices to share holders
Bark Copenhagen has in 2007 invoiced USD 197,316 for advertisement services to 3 companies owned by share holders in Bark Group All trade has taken place at market terms (standard prices).

Note 19 – Commitments and Contingencies
          The Company leases certain of facilities and equipment under non-cancelable operating leases. These operating leases expire in various years through 2010 and require the following minimum lease payments:

Fiscal year ending December 31,	USD 000’s
2008	36
2009	36
2010	35
2011	-
2012	-
Thereafter	-
Total	107

          Total rent expense amounted to USD 56,000 and 0 in the year ended December 31, 2007 and period from October 9, 2006 (Inception) to December 31, 2006, respectively.

Note 20 – Segments and Geographic Information
          The Company has one reportable segment and primarily conducts its business in Denmark.

Note 21 – Net Income (Loss) per Share
          As stated in Note 1, the financial statements presented herein utilize the capital structure of the Bark Group and the computation of loss per share has been retroactively restated to reflect this.

          The calculation of shares outstanding in the prior periods has been calculated by converting Bark Corporation’s historic shares outstanding into equivalent Bark Group shares outstanding based upon the exchange ratio established under the share transfer agreement. Furthermore, Bark Group shares outstanding at the exchange date have been treated as outstanding for all periods presented.

Bark Group Inc.
Notes to the consolidated financial statements

          The following is a reconciliation of the numerators and denominators used in computing basic and diluted net income (loss) per share (in 000's USD except share and per share data):

	Year Ended	Period from
	December 31,	October 9
	2007	(inception
		date) to
		December 31,
		2006
Numerator:
Net loss	(407)	(8)
EITF D-98 adjustment – excess of redemption amount over ARB 51
adjustment	(1,383)	-
Loss available to common shareholders	(1,790)	(8)

Denominator:
Shares used in computation – basic:
Weighted average shares outstanding	15,283,666	15,027,090
Weighted average common shares outstanding subject to repurchase	(97,234)	0
Shares used in computing basic net loss per share	15,186,432	15,027,090
Shares used in computation – diluted:
Weighted average shares outstanding	15,186,432	15,027,090
Dilutive effect of common shares outstanding subject to repurchase	0	0
Shares used in computing diluted net loss per share	15,186,432	15,027,090

Net loss per share – basic	$(0.12)	(0.00)
Net loss per share – diluted	$(0.12)	(0.00)

          The Company had securities outstanding which could potentially dilute basic earnings per share in the future, but the incremental shares from the assumed exercise of these securities were excluded in the computation of diluted net income (loss) per share, as their effect would have been anti-dilutive. Such outstanding securities consist of the nonvested shares issued to two executives (See note 15).

Note 22 – Restatement of consolidated financial statements
          Subsequent to the issuance of the Company’s 2007 financial statements, the Company’s management determined that the following restatements were necessary related to the accounting for minority interests:

          Accounting for sales of securities by subsidiaries – In the course of 2007, Bark Advertising, a subsidiary of Bark Group, issued Class B shares in partial payment for the acquisition of Bark Copenhagen, and to three other key employees of the Company. SAB 5H requires that appropriate accounting recognition be given by a parent company to gains and losses resulting from a subsidiary's sale of its own common stock. In the previously issued financial statements, the Company had not calculated nor recorded a value related to the gain or loss on these sales. Within these restated consolidated financial statements, all gains associated with the sales of stock by subsidiaries have been recognized within additional paid in capital.

Bark Group Inc.
Notes to the consolidated financial statements

Accounting for the excess of the redemption value of Class B securities over the ARB 51 value - As discussed in Note 12, the Company recognizes minority interest at the higher of the redemption value and the ARB 51 value. In the previously issued financial statements, the Company incorrectly computed the ARB 51 adjustment, which had an impact on the accounting adopted pursuant to EITF D-98. Within these restated consolidated financial statements, all EITF D-98 adjustments have been recorded directly within Total Shareholder’s equity - additional paid-in capital. There are no deferred income tax consequences arising from the recognition of the EITF D-98 adjustments as these adjustments are not deductible under Danish tax law.

          The Company’s consolidated financial statements for the year ended December 31, 2007 has been restated to appropriately account for these items.

          The following table presents the effects of the restatements on certain line items of the Company’s consolidated balance sheet as of December 31, 2007:

	December 31, 2007
	As
	Previously
	Reported	As Restated
Consolidated balance sheets
Minority interest	1,847	1,834

Common stock	12	12
Additional paid-in capital	1,725	1,643
Accumulated deficit	(406)	(415)
Accumulated other comprehensive income	19	123
Total Shareholders’ equity	1,350	1,363

          The following table presents the effects of the restatement adjustments on certain line items of the Company’s consolidated statements of operations for the year ended December 31, 2007:

	Year ended December 31, 2007
	As
	Previously
	Reported	As Restated
Income allocated to minority interest holders	-	(9)
Net loss	(398)	(407)

Loss per share
Basic	(0.03)	(0.12)
Diluted	(0.03)	(0.12)

          In addition to the above, the Company has revised its presentation on the face of the consolidated statement of operations for the year ended 31 December 2007 to present “EITF D-98 adjustment – excess of redemption amount over ARB 51 adjustment” and “Loss available to common shareholders”. These line items are also presented within the Note 21.

Bark Group Inc.
Notes to the consolidated financial statements

          The following table presents the effects of the restatement adjustments on certain line items of the Company’s consolidated statements of cash flows for the year ended December 31, 2007:

	Year ended December 31, 2007
	As
	Previously
	Reported	As Restated
Cash flows from operating activities:
Net loss	(398)	(407)
Adjustments to reconcile net loss to net cash provided by operating activities:
Minority interest	-	9
Net cash provided by operating activities	405	405

Note 23 – Subsequent Events
Exwal transaction
          On February 29 2008 Bark Group, Inc. (formerly known as “Exwal Inc.”) completed the acquisition of Bark Corporation in an acquisition transaction that was completed as a share exchange with the former shareholders of Bark Corporation. See Note 1 for a discussion of this transaction, including the accounting treatment adopted within these financial statements.

          The Company’s shareholders approved the sale of the outstanding shares of the Bark Corporation. to Bark Group Inc. pursuant to the share exchange agreements. In consideration for this transaction, Bark Group Inc. issued 12,964,548 shares of its common stock to the shareholders of Bark Corporation. Upon the completion of this transaction, the following events occurred:

  Bent Helvang, Klaus Aamann and Jesper Svane were appointed as directors of Bark Group Inc.,
  Bent Helvang was appointed as the chairman of the board of directors of Bark Group Inc.,
  Anders Hageskov was appointed as the president and chief executive officer of Bark Group Inc., and
  Ole Bjerre was appointed as the chief financial officer of Bark Group Inc.

          In addition, each shareholder of Bark Corporation agreed to a lock-up agreement pursuant to which the number of shares that the shareholder will be entitled to sell in any one month period for a period of one year following the date on which the shares of Bark Group Inc.’s common stock become eligible for trading on the OTC Bulletin Board has been restricted to the greater of:

  10% of the shares held by the shareholder, and
  12,500 shares of Bark Group, Inc. common stock.

Bridge loan – DKK 14,900.000 (USD 2,935,800)
          The bridge loan DKK 14,900,000 (USD 2,935,800) was refinanced on May 16, 2008 with a loan bearing interest rate of 5.43% expiring in 2038 (no installments in the first 10 years and to be repaid over the last 20 years) from Realkredit Danmark (a credit institution). Interest is payable on the last working day of each quarter.

Bark Group Inc.
Notes to the consolidated financial statements

Bank credit line
          On May 27, 2008 Bark Corp's bank credit line was temporarily increased by DKK 1,000,000 (USD 212,900) until August 31, 2008. In September 2008 this date was extended to October 15, 2008.

Bark Holding commitment
          On June 11, 2008 Bark Holding committed to issue a bridge loan up to DKK 3,000,000 (USD 631,600). This loan, as well as interest at 7% is due when Bark Group Inc.'s cash flow is positive for more that 4 consecutive weeks or when sources of financing are in place. On September 16, 2008 Bark Holding increased the loan commitment to DKK 4,000,000 (USD 845,473) on identical terms.

Contingent liabilities
          In March 2008, Bark Corporation received a notice of a claim from two former employees for damages and compensation of approximately DKK 1,000,000 (USD 212,000), based on an alleged breach by Bark Corporation of the terms of employment and non-payment for the transfer of specified intellectual property. In March 2008, the Company paid USD 52,000 to such employees related to the “employment” element of the claim. On April 8, 2008 Bark Corporation received a petition from the former employees reducing their claim to DKK 757,500 (USD 160,600). The Company believes that, in order to settle this claim, a payment will be required. Using the guidance of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS No. 5”) the Company has provided for an amount of DKK 200,000 ($41,841) that is considered to be probable and reliably estimable.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Bark Copenhagen A/S
Copenhagen, Denmark

We have audited the accompanying balance sheets of Bark Copenhagen A/S (the "Company") as at 14 May, 2007 and 31 December, 2006, and the related income statements, statements of cash flows, and statements of shareholders' equity for the period from 1 January 2007 to 14 May 2007 and the year ended 31 December 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as at 14 May 2007 and 31 December 2006, and the results of its operations and its cash flows for the period from 1 January 2007 to 14 May 2007 and the year ended 31 December 2006 in conformity with accounting principles generally accepted in Denmark.

Accounting principles generally accepted in Denmark vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 14 to the financial statements.

Copenhagen, March 12, 2008

Deloitte
Statsautoriseret Revisionsaktieselskab

/s/ Jørgen Holm Andersen	/s/ Thomas Elsborg Jensen

Jørgen Holm Andersen	Thomas Elsborg Jensen
State Authorised Public	State Authorised Public
Accountant (Denmark)	Accountant (Denmark)

Bark Copenhagen A/S
Income statements

		Period from	Year
		1 January 2007	ended
		to 14 May	31 December
		2007	2006
	Note	DKK'000	DKK ’000

Revenue		7,053	14.878
Cost of revenue		(3,008)	(5,461)
Selling, general and administrative costs		(1,031)	(3,090)
Salaries	3	(2,807)	(6,842)
Depreciation and amortization	4	(46)	(219)

OPERATING PROFIT/LOSS		161	(734)

Financial expense, net	5	(15)	(56)

PROFIT/LOSS BEFORE TAX		146	(790)

Tax on profit / (loss) for the period /year	6	(24)	204

NET PROFIT / (LOSS) FOR THE PERIOD / YEAR		122	(586)

PROPOSAL FOR THE DISTRIBUTION OF NET PROFIT/LOSS

Dividend for the financial period / year		-	-
Retained earnings / deficit		122	(586)

TOTAL DISTRIBUTION		122	(586)

See notes to the financial statements

Bark Copenhagen A/S
Balance sheets

		As at	As at
		14 May	31 December
		2007	2006
ASSETS	Note	DKK'000	DKK ’000

Leasehold improvements, net		100	105
Other plant, fixtures and fittings, tools and equipment, net		228	261
Property, plant and equipment, net	7	328	366

Deposits		1	1
Fixed asset investments	8	1	1

NON-CURRENT ASSETS		329	367

Trade receivables		2,077	1,810
Contract work in progress	9	509	1,416
Other receivables		97	11
Prepaid taxes		230	169
Prepayments		210	94
Other current assets		3,123	3,500

Cash		-	1

CURRENT ASSETS		3,123	3,501

ASSETS		3,452	3,868

See notes to the financial statements

Bark Copenhagen A/S
Balance sheets (continued)

		As at	As at
		14 May	31 December
		2007	2006
EQUITY AND LIABILITIES	Note	DKK'000	DKK ’000

Share capital	10	583	583
Retained earnings		940	818
Proposed dividend for the financial period / year		-	-

EQUITY		1,523	1,401

Provision for deferred tax		158	189

PROVISIONS		158	189

Bank overdraft		1,010	1,257
Trade payables		211	499
Income tax payable		-	-
Other payables		550	522
Current liabilities other than provisions		1,771	2,278

LIABILITIES OTHER THAN PROVISIONS		1,771	2,278

EQUITY AND LIABILITIES		3,452	3,868

Contingent liabilities	11

Ownership	12

Subsequent events	13

Reconciliation to United States Generally Accepted Accounting Principles	14

See notes to the financial statements

Bark Copenhagen A/S
Statements of cash flows

	Period from 1	Year ended
	January 2007	31
	to 14 May	December
	2007	2006
	DKK ’000	DKK ’000
Cash flows from operating activities:
Net profit/(loss) for the period / year	122	(586)
Adjustments to reconcile net profit / (loss) to net cash provided by / (used in)
operating activities:
Depreciation and amortization	46	219
Deferred income tax benefit	(31)	(210)
Changes in assets and liabilities:
Contract work in progress	907	(86)
Trade receivables	(267)	707
Other receivables and prepayments	(202)	31
Trade payables	(288)	453
Other payables	28	(459)
Prepaid taxes	(61)	(501)
Net cash provided by / (used in) operating activities	254	(432)

Cash flows from investing activities:
Additions to property and equipment	(8)	(203)
Proceeds from sale of assets	-	69
Net cash used in investing activities	(8)	(134)

Cash flows from financing activities:
Dividends paid to shareholders	-	(975)
Borrowing under bank overdraft	-	1,154
Repayments under bank overdraft	(247)	-
Net cash (used in) / provided by financing activities	(247)	179

Net decrease in cash	(1)	(387)
Cash at beginning of period / year	1	388
Cash at end of period / year	-	1

Supplemental information:
Cash paid for interest	15	57
Cah paid for taxes	61	501

See notes to the financial statements

Bark Copenhagen A/S
Statements of shareholders’ equity

	Share	Retained	Proposed
	capital	earnings	dividend	Total
	DKK'000	DKK'000	DKK'000	DKK'000

1 January, 2006	583	1,404	975	2,962
Net loss for the year	-	(586)	-	(586)
Dividend paid to shareholders	-	-	(975)	(975)

31 December, 2006	583	818	-	1,401

Net profit for the period	-	122	-	122

14 May, 2007	583	940	-	1,523

See notes to the financial statements

Bark Copenhagen A/S
Notes to the financial statements

1. The Company
Bark Copenhagen A/S, formerly Living Brands A/S (herein after referred to as the “Company”) was incorporated in Denmark on 8 January 2002.

The Company’s activities include providing advertising and marketing services. The revenues of the Company extend beyond the traditional advertising agency model to incorporate new media and advertising skills and consulting services. The service offerings of the Company incorporate a digital department, developing and implementing internet design and programming, also adding creative as well as traditional media counselling.

2. Accounting policies
This annual report has been presented in accordance with the provisions of the Danish Financial Statements Act ("Danish GAAP") for class B companies

The accounting principles have been applied consistently for all periods presented herein.

Basis of recognition and measurement
Assets are recognized in the balance sheet when, as a result of a previous event, it is probable that future economic benefits will flow to the Company and the value of such assets can be measured reliably.

Liabilities are recognized in the balance sheet when the Company, as a result of an earlier event, has incurred a legal or actual liability, and it is probable that future economic benefits will flow from the Company and the value of such liability can be measured reliably.

On initial recognition, assets and liabilities are measured at cost. Subsequently, assets and liabilities are measured as described for each item below.

On recognition and measurement, account is taken of foreseeable risks and losses arising before the time at which the annual report is presented and proving or disproving matters arising on or before the balance sheet date.

Income is recognized in the income statement as earned, while costs are recognized in the form of the amounts which pertain to the financial period / year.

Revenue
Revenue of the Company is recognized using the percentage-of-completion method. Revenue is recognized excluding VAT and less any discounts in relation to the sale.

Cost of revenue
Cost of revenue consists of external costs directly related to a revenue-generating event.

Tax on profit / loss for the period / year
Tax for the period / year, which consists of current tax and changes in deferred tax, is recognised in the income statement with the portion attributable to the profit or loss for the period / year, and directly in equity with the portion attributable to amounts recognised directly in equity.

Foreign currency translation
Transactions in foreign currencies are translated using the exchange rate applicable at the transaction date. Exchange rate differences between the exchange rate applicable at the transaction date and the exchange rate at the date of payment are recognised in the income statement as a component of financial income / expense.

Receivables, payables and other monetary items in foreign currencies which have not been settled at the balance sheet date are translated using the exchange rates applicable at the balance sheet date. The difference between the exchange rate at the balance sheet date and at the date at which the receivable or payable arose is recognised in the income statement under financial income or expenses.

Bark Copenhagen A/S
Notes to the financial statements

Property, plant and equipment
Other plant, fixtures and fittings, tools and equipment are measured at cost less accumulated depreciation.

Depreciation is recognized on a straight-line basis over the expected useful lives of the assets as follows:

Leasehold improvements	up to 5 years
Other plant, fixtures and fittings, tools and equipment	3-5 years

Gains and losses from the disposal of property, plant and equipment are determined as the difference between the sales price less disposal costs and the carrying amount at the date of disposal. Gains and losses are recognized in the income statement under depreciation and amortization.

Fixed asset investments
Deposits are measured at cost.

Lease agreements
The lease agreements entered into by the Company are related to operating leases. Payments in connection with operating leases are recognized in the income statement over the period of the lease agreement. The Company’s total commitment concerning operating leases and lease agreements are further discussed in Note 12.

Contract work in progress
Work in progress comprises external expenses and the use of the Company’s internal resources (“own time’). External expenses are recognized at cost, while own time is valued at the estimated sales price. An individual review on the recoverability of these amounts has been carried out, and the necessary write-downs have been included in the amounts at each period end.

Receivables
Receivables are measured at cost, which usually corresponds to nominal value. The value is reduced by write-downs for expected losses.

Prepayments
Prepayments consists of advance payments to secure the use of assets or the receipt of services at a future date.

Dividend
Dividends are recognized as a liability at the time of approval at the annual general meeting. Expected dividends payable are shown as a separate item under equity.

Tax payable and deferred tax
Current tax payables and receivables are recognized in the balance sheet as tax computed on the taxable income for the period / year, adjusted for tax on the taxable income of previous years and for tax paid on account.

Interest on tax payables is included in financial expenses.

Deferred tax is measured using the balance sheet liability method on the basis of all temporary differences between the carrying amounts and tax bases of assets and liabilities.

Deferred tax is measured according to the tax rules and at the tax rates applicable at the balance sheet date when the deferred tax is expected to crystallize as current tax. Any change in deferred tax as a result of changes in tax rates is recognized in the income statement. A tax rate of 25 per cent is applied for the current year.

Other financial liabilities
Other financial liabilities are recognized at amortized cost.

Bark Copenhagen A/S
Notes to the financial statements

	Period from 1	Year ended
	January 2007 to	31 December
	14 May 2007	2006
	DKK'000	DKK ’000
3. Salaries
Average number of employees	13	13

Total staff costs comprise:
Wages and salaries	2,677	6,655
Pensions	103	229
Wage refunds	-	-100
Other social security expenses	27	58

	2,807	6,842

No remuneration has been paid to the Board of Directors.

	Period from 1	Year ended
	January 2007 to	31 December
	14 May 2007	2006
	DKK'000	DKK ’000
4. Depreciation and amortization
Leasehold improvements	13	36
Other plant, fixtures and fittings, tools and equipment	33	126
Loss on disposal of property, plant and equipment	-	57

	46	219

	Period from 1	Year ended
	January 2007 to	31 December
	14 May 2007	2006
	DKK'000	DKK ’000
5. Financial expense, net
Other financial income	-	1
Interest expense, net	(15)	(37)
Interest on tax payables	-	(20)

	(15)	(56)

	Period from 1	Year ended
	January 2007 to	31 December
	14 May 2007	2006
	DKK'000	DKK ’000
6. Tax on profit/(loss) for the period / year
Calculated tax on income for the period / year	55	5
Adjustment of deferred tax	(11)	(209)
Adjustment of deferred tax, change in tax rate	(20)	-

	24	(204)

Bark Copenhagen A/S
Notes to the financial statements

7. Property, plant and equipment, net

		Other
		plant,
		fixtures
		and
		fittings,
	Leasehold	tools and
	improvements	equipment	Total
	DKK'000	DKK'000	DKK'000

Cost as at 1 January 2007	193	644	837
Additions	8	-	8
Disposal	-	-	-
Cost as at 14 May 2007	201	644	845

Depreciation and amortization as at 1 January 2007	(88)	(383)	(471)
Depreciation and amortization in the period / year	(13)	(33)	(46)
Disposal	-	-	-
Depreciation and amortization as at 14 May 2007	(101)	(416)	(517)

Carrying amount as at 14 May 2007	100	228	328

8. Fixed asset investments	Deposits
DKK'000

Cost as at 1 January 2007	1
Carrying amount as at 14 May 2007	1

9. Contract work in progress	As at	As at
	14 May	31 December
	2007	2006
	DKK'000	DKK ’000

Own time	1,012	1,074
External expenses	388	484
	1,400	1,558
Invoicing on account	(891)	(142)

	509	1,416

Bark Copenhagen A/S
Notes to the financial statements

10. Share capital
The share capital totals DKK 583,000 divided into shares of DKK 100 each or multiples thereof. Each nominal amount of DKK 100 class A-shares holds 10 votes. Each nominal amount of DKK 100 class B-shares holds 1 vote. Class A and B shares shall not enjoy any other special rights.

DKK'000
Share capital
Appropriation of share capital:
Class A shares, 2 with a nominal value of DKK 40,000	80
Class B shares, 2 with a nominal value of DKK 95,796	192
Class B shares, 1 with a nominal value of DKK 174,560	174
Class B shares, 1 with a nominal value of DKK 53,640	54
Class B shares, 1 with a nominal value of DKK 48,208	48
Class B shares, 1 with a nominal value of DKK 35,000	35

583

Changes in the share capital in the period 8 January 2002 - 14 May 2007
Share capital as at 8 January 2002, foundation	125
Capital increase 19 September 2002	408
Conversion to A/S 23 September 2002	0
Capital increase 13 January 2003	50

Share capital as at 31 December 2006 and 14 May 2007	583

11. Contingent liabilities
The Company has entered into operating leases for equipment and lease agreements for facilities totalling DKK 748,000, which are specified as follows:

Operating leases, DKK 404,000
Lease commitments, tools and equipment:
Time to maturity, 31 months with an average payment of approximately DKK 7,260 per month, total DKK 225,000.

Lease commitments concerning cars have been calculated at DKK 179,000. Upon expiry of the lease agreement, the Company must find a buyer for the equipment worth DKK 230,000.

Rent, DKK 344,000
The Company entered into an agreement on the lease of a property situated at Sølvgade 10, 5., 1307 Copenhagen K, Denmark. The lease expired on 31 December 2007.

As at 14 May 2007, the total rent obligation was DKK 344,000.
A bank guarantee of DKK 240,000 corresponding to a non-paid deposit has been furnished.

12. Ownership
The following shareholders have been noted in the Company’s register of shareholders as holding at least 5 per cent of the votes or at least 5 per cent of the share capital:

Bark Advertising A/S, Østergade 17-19, DK-1100 Copenhagen K, Registration number 29 93 79 66

13. Subsequent events
On May 14, 2007 Bark Advertising A/S acquired 100% of the capital stock in the Company for a purchase price of DKK 12,000,000. The purchase included a cash payment of DKK 3,594,000 in addition to the issuance of 651 redeemable shares of common stock in Bark Advertising A/S with a value of DKK 8,406,000.

Bark Copenhagen A/S
Notes to the financial statements

14. Reconciliation to United States Generally Accepted Accounting Principles

               The financial statements have been prepared in accordance with Danish GAAP, which differs in certain respects from accounting principles generally accepted in the United States (‘US GAAP’). The differences between Danish GAAP and US GAAP include differences arising in the recognition and measurement principles as well as those arising from presentation and disclosure requirements.

               The following is a summary of the adjustments to net profit and shareholders' equity necessary to reconcile Danish GAAP net profit and shareholders' equity to net profit and shareholders' equity determined in accordance with US GAAP.

Net profit / (loss) for the period / year
The application of US GAAP would have had the following effect on consolidated net profit / (loss):

		Period
		from 1	Year ended
		January	31
		2007 to 14	December
		May 2007	2006
		DKK '000	DKK '000

	Notes
Net profit / (loss) under Danish GAAP		122	(586)
US GAAP adjustments:
Revenue recognition	a	(193)	519
Work in progress	b	740	(293)
Income tax effects on above US GAAP adjustment including
change in tax rate from 28% to 25% in 2007	c	(210)	(64)

Net profit / (loss) under US GAAP		459	(424)

Shareholders’ equity
The application of US GAAP would have had the following effect on consolidated shareholders’ equity:

			As at 31
		As at 14	December
		May 2007	2007
		DKK '000	DKK '000

	Notes
Shareholders' equity / (deficit) under Danish GAAP		1,523	1,401
US GAAP adjustments:
Revenue recognition	a	(1,701)	(1,508)
Work in progress	b	(200)	(940)
Deferred income tax effects on above US GAAP adjustment	c	476	686

Stockholders’ equity / (deficit) under US GAAP		98	(361)

Bark Copenhagen A/S
Notes to the financial statements

Change in US GAAP shareholders’ equity

	2007	2006
	DKK '000	DKK '000

Shareholders’ equity / (deficit), 1 January according to US
GAAP	(361)	1,038

Dividends	0	(975)
Net profit / (loss) for the period / year, according to US GAAP	459	(424)

Shareholders' equity / (deficit), 14 May / 31 December,
under US GAAP	98	(361)

SIGNIFICANT DIFFERENCES BETWEEN US GAAP AND DANISH GAAP

a) Revenue recognition

               As stated in note 2 "Accounting policies" under Danish GAAP, revenue is recognized using the percentage-of-completion method. The revenue recognition principles under Danish GAAP relating to percentage-of-completion accounting do not contradict the equivalent revenue recognition rules under US GAAP; however, Danish GAAP general revenue recognition principles do not require a company to obtain persuasive evidence of an arrangement, which are required under US GAAP in order to support revenue recognition. Under US GAAP this is a requirement.

               Under US GAAP, revenue should not be recognized until persuasive evidence of an arrangement is obtained. In instances where persuasive evidence of an arrangement does not exist, revenue should only be recognized after the remaining three criterion of revenue recognition have been satisfied including cash collection from the customer. For the year ended 31 December 2006 and period from 1 January 2007 to 14 May 2007, the Company did not fulfill the requirements under US GAAP to recognize income prior to cash collection as no persuasive evidence of an arrangement existed. Consequently, for US GAAP accounting, revenue has been recognized at the point of cash collection for the year ended 31 December 2006 and period from 1 January 2007 to 14 May 2007.

b) Work in progress

As stated in note 2 “Accounting policies” under Danish GAAP, work in progress is recognised using the percentage of completion method.

As the Company did not maintain persuasive evidence of an arrangement as discussed in (a) above, any costs incurred by the Company have been expensed as incurred under US GAAP.

c) Tax on profits (losses)

               Tax on profits / (losses) includes the tax effects of adjustments (a) and (b) as described above.

               On 1 June 2007, the Danish Parliament enacted a corporate tax rate of 25% which was a reduction from the prior tax rate of 28%. The tax effect of the GAAP differences during the period from 1 January to 14 May 2007 were calculated using the enacted rate.

d) Income statement classification differences between Danish GAAP and US GAAP

Allocation of Salaries
               Under Danish GAAP, a Company may disclose total salaries as a separate line item on the income statement.

               Under US GAAP, a Company must present salaries as a component of the cost of revenue and selling, general, and administrative expenses line items on the income statement. As a result of this classification difference, salaries expense has been reclassified to be included as a component of cost of revenue and selling, general, and administrative expenses. Cost of revenue for the period ended 14 May 2007 and for the year ended 31 December 2006 was DKK 4,973,000 and 10,250,000, respectively. Selling, general, and administrative expenses for the period ended 14 May 2007 and for the year ended 31 December 2006 was DKK 1,873,000 and 5,143,000, respectively.

Bark Copenhagen A/S
Notes to the financial statements

Gains and losses on sales of fixed assets
               Under Danish GAAP, a Company may disclose the gains and losses on sales of fixed assets as a component of depreciation and amortisation expense on the income statement. A separate disclosure is required to provide the components of depreciation and amortisation expense.

               Under US GAAP, it is inappropriate to include gains and losses on sales of fixed assets as part of depreciation and amortization expense. As a result of this classification difference, gains and losses have been reclassified to be included as a separate line item on the income statement. Gains and losses on sales of fixed assets for the period ended 14 May 2007 and the year ended 31 December 2006 was DKK 0 and DKK 57,000, respectively. Depreciation and amortization expense for the period ended 14 May 2007 and the year ended 31 December 2006 was DKK 46,000 and DKK 162,000, respectively.

               The income statements using US GAAP presentation and measurement principles for the period ended 14May 2007 and the year ended December 31, 2006 under US GAAP are as follows:

	Period from	Year ended
	1 January
	2007 to
	14 May,	December 31,
	2007	2006
	DKK ' 000	DKK '000
Revenue	7,600	15,104
Cost of revenue (exclusive of depreciation shown separately below)	(4,973)	(10,250)
Selling, general, and administrative costs	(1,873)	(5,143)
Depreciation and amortization	(46)	(162)
Loss on sale of fixed assets	-	(57)
Operating profit / loss	708	(508)
Financial income / (expenses), net	(15)	(56)
Profit / loss before tax	693	(564)
Tax on profit / loss for the year	(234)	140
Net profit / (loss) for the period / year	459	(424)

e) Presentation differences

Statement of cash flows

               Under Danish GAAP, companies who qualifiy as class B under the Danish Financial Statements Act are not required to present a separate statements of cash flows. Under US GAAP, a statement of cash flows is requiredfor each year in which an income statement is presented. The statement of cash flows included in the financial statements has been prepared in accordance with US GAAP.

Proposed dividends www

               Under Danish GAAP, a Company records a dividend on the balance sheet within equity as “proposed dividends” at the point when the Company expects to pay such an amount. The amount is further included as a liability at the time of the approval of the dividend at the general meeting. Under US GAAP, a Company records a dividend on the balance sheet as a reduction of retained earnings at the point when the dividend is declared. As no dividends were proposed nor declared as at 14 May 2007 or 31 December 2006, respectively, there is no effect on the balance sheet as at the reporting dates.

Bark Copenhagen A/S
Notes to the financial statements

f) Recently Issued Accounting Pronouncements

Adopted in the period

               In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (‘FIN 48’). The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have an impact on the Company’s financial statements.

Yet to be adopted

               In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements (‘SFAS No. 157’). The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. FAS 157 was to be effective in its entirety for fiscal years beginning after November 15, 2007, however in February 2008, the FASB issued FASB Staff Position No. FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which deferred the effective date of certain elements of FAS 157 to fiscal years beginning November 15, 2008. Under FSP FAS 157-2, application of FAS 157 may be deferred until fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. At this time, the Company does not believe that the adoption of those parts of SFAS No. 157 not deferred by FSP FAS 157-2 will result in a material impact on the Company's statements.

               In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. (“SFAS No. 159”) This Statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. If the fair value option is elected, a business entity shall report unrealized gains and losses on elected items in earnings at each subsequent reporting date. Upon initial adoption of this Statement an entity is permitted to elect the fair value option for available-for-sale and held-to-maturity securities previously accounted for under SFAS No. 115. The effect of reclassifying those securities into the trading category should be included in a cumulative-effect adjustment of retained earnings and not in current-period earnings and should be separately disclosed. This Statement is effective for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of SFAS No. 159 will have a material impact on the Company's financial statements.

               In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). This revised statement requires assets and liabilities, including contingent liabilities, acquired in a business combination in addition to contingent consideration to be measured at their fair values as of the date of the acquisition. . SFAS No. 141(R) requires that any adjustments to an acquired entity’s deferred tax asset and liability balances that occur after the measurement period be recorded as a component of income tax expense. Under the transition provisions of SFAS No. 141(R), the new requirement applies to all business combinations, regardless of the consummation date. This statement also changes the treatment of restructuring charges, in-process research and development costs, and acquisition related costs. SFAS No. 141(R) is effective for all companies with fiscal periods beginning on or after December 15, 2008 and will be effective for the Company for acquisitions consummated after January 1, 2009. The Company is in the process of evaluating the effects of the adoption of SFAS No. 141(R).

               In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS No. 160”). This statement clarifies the accounting and reporting for noncontrolling interests, currently referred to as minority interests. Under SFAS No. 160, noncontrolling interests will be classified as a component of equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is in the process of evaluating this standard and therefore has not yet determined the impact that the adoption of SFAS No. 160 will have on their financial statements.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Bark Media ApS
Copenhagen, Denmark

We have audited the accompanying balance sheets of Bark Media ApS (the "Company") as at 14 May 2007 and 31 December 2006, and the related income statements, statements of cash flows, and statements of shareholders' equity for the period from 1 January 2007 to 14 May 2007 and the year ended 31 December 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as at 14 May 2007 and 31 December 2006, and the results of its operations and its cash flows for the period from 1 January 2007 to 14 May 2007 and the year ended 31 December 2006 in conformity with accounting principles generally accepted in Denmark.

Accounting principles generally accepted in Denmark vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 13 to the financial statements.

Copenhagen, March 12, 2008

Deloitte
Statsautoriseret Revisionsaktieselskab

/s/ Jørgen Holm Andersen	/s/ Thomas Elsborg Jensen

Jørgen Holm Andersen	Thomas Elsborg Jensen
State Authorised Public	State Authorised Public
Accountant (Denmark)	Accountant (Denmark)

Bark Media ApS
Income statements

		Period from	Year ended
		1 January 2007	31 December
		to 14 May 2007	2006
	Note	DKK ’000	DKK ’000

Revenue		596	3,041
Cost of revenue		(17)	(1,536)
Selling, general and administrative costs		(31)	(162)
Salaries	3	(79)	(308)
Depreciation and amortization	4	(2)	(7)

OPERATING PROFIT		467	1,028

Financial income	5	-	25
Financial expense	6	(1)	(19)

PROFIT BEFORE TAX		466	1,034

Tax on profit for the period / year	7	(117)	(289)

NET PROFIT FOR THE PERIOD / YEAR		349	745

PROPOSAL FOR THE DISTRIBUTION OF NET PROFIT

Dividend for the financial period / year		-	745
Retained earnings		349	-

TOTAL DISTRIBUTION		349	745

See notes to the financial statements

Bark Media ApS
Balance sheets

		As at	As at
		14 May	31 December
		2007	2006
	Note	DKK ’000	DKK ’000
ASSETS

Other plant, fixtures and fittings, tools and equipment, net		11	14
Property, plant and equipment, net	8	11	14

NON-CURRENT ASSETS		11	14

Trade receivables		-	44
Other receivables		356	55
Other current assets		356	99

Cash		660	1,263

CURRENT ASSETS		1,016	1,362

ASSETS		1,027	1,376

EQUITY AND LIABILITIES

Share capital	9	125	125
Retained earnings		349	-
Proposed dividend for the financial period / year		-	745

EQUITY		474	870

Provision for deferred tax		-	-

PROVISIONS		-	-

Income tax payable		408	290
Other payables		145	216
Current liabilities other than provisions		553	506

LIABILITIES OTHER THAN PROVISIONS		553	506

EQUITY AND LIABILITIES		1,027	1,376

Contingent liabilities	10

Ownership	11

Subsequent events	12

Reconciliation to United States Generally Accepted
Accounting Principles	13

See notes to the financial statements

Bark Media ApS
Statements of cash flows

	Period from 1	Year ended
	January 2007	31
	to 14 May	December
	2007	2006
	DKK ’000	DKK ’000
Cash flows from operating activities:
Net profit for the period / year	349	745
Adjustments to reconcile net profit to net cash provided by operating activities:
Depreciation and amortization	2	7
Deferred income tax benefit	-	(1)
Changes in assets and liabilities:
Trade receivables	44	259
Other receivables	(301)	(52)
Other payables	(70)	101
Income tax payable	118	(78)
Net cash provided by operating activities	142	981

Cash flows from financing activities:
Dividends paid to shareholders	(745)	(947)
Net cash used in by financing activities	(745)	(947)

Net (decrease) / increase in cash	(603)	34
Cash at beginning of period / year	1,263	1,229
Cash at end of period / year	660	1,263

Supplemental information:
Cash paid for interest	1	19
Cash paid for income taxes	-	369

See notes to the financial statements

Bark Media ApS
Statements of shareholders’ equity

	Share	Retained	Proposed
	capital	earnings	dividend	Total
	DKK '000	DKK '000	DKK '000	DKK '000

1 January 2006	125	-	947	1,072
Net profit for the year	-	-	745	745
Dividend paid to shareholders	-	-	(947)	(947)

31 December, 2006	125	-	745	870

Net profit for the period	-	349	-	349
Dividend paid to shareholders	-	-	(745)	(745)

14 May, 2007	125	349	-	474

See notes to the financial statements

Bark Media ApS
Notes to the financial statements

1. The Company
Bark Media ApS, formerly Radar 360 ApS (hereinafter referred to as the “Company”) was incorporated in Denmark on 15 August 2004 as a private company.

The Company’s activities include media consulting services. The revenues of the Company were generated solely from media placement commissions earned.

2. Accounting policies
This annual report has been presented in accordance with the provisions of the Danish Financial Statements Act ("Danish GAAP") for class B companies

The accounting principles have been applied consistently for all periods presented herein.

Basis of recognition and measurement
Assets are recognized in the balance sheet when, as a result of a previous event, it is probable that future economic benefits will flow to the Company and the value of such assets can be measured reliably.

Liabilities are recognized in the balance sheet when the Company, as a result of an earlier event, has incurred a legal or actual liability, and it is probable that future economic benefits will flow from the Company and the value of such liability can be measured reliably.

On initial recognition, assets and liabilities are measured at cost. Subsequently, assets and liabilities are measured as described for each item below.

On recognition and measurement, account is taken of foreseeable risks and losses arising before the time at which the annual report is presented and proving or disproving matters arising on or before the balance sheet date.

Income is recognized in the income statement as earned, while costs are recognized in the form of the amounts which pertain to the financial period / year.

Revenue
Revenue is recognized using the percentage-of-completion method. Revenue is recognized excluding VAT and less any discounts in relation to the sale.

Cost of revenue
Cost of revenue consists of external costs directly related to a revenue-generating event.

Tax on profit / (loss) for the period / year
Tax for the period / year, which consists of current tax and changes in deferred tax, is recognised in the income statement with the portion attributable to the profit or loss for the period / year, and directly in equity with the portion attributable to amounts recognised directly in equity.

Foreign currency translation
Transactions in foreign currencies are translated using the exchange rate applicable at the transaction date. Exchange rate differences between the exchange rate applicable at the transaction date and the exchange rate at the date of payment are recognised in the income statement as a component of financial income / expense.

Receivables, payables and other monetary items in foreign currencies which have not been settled at the balance sheet date are translated using the exchange rates applicable at the balance sheet date. The difference between the exchange rate at the balance sheet date and at the date at which the receivable or payable arose is recognised in the income statement under financial income or expenses.

Property, plant and equipment
Other plant, fixtures and fittings, tools and equipment are measured at cost less accumulated depreciation.

Depreciation is recognized on a straight-line basis over the expected useful lives of the assets as follows:

Bark Media ApS
Notes to the financial statements

Other plant, fixtures and fittings, tools and equipment	3-5 years

Gains and losses from the disposal of property, plant and equipment are determined as the difference between the sales price less disposal costs and the carrying amount at the date of disposal.

Receivables
Receivables are measured at cost, which usually corresponds to nominal value. The value is reduced by write-downs for expected losses.

Dividend
Dividends are recognized as a liability at the time of approval at the annual general meeting. Expected dividends payable are shown as a separate item under equity.

Tax payable and deferred tax
Current tax payables and receivables are recognised in the balance sheet as tax computed on the taxable income for the period / year, adjusted for tax on the taxable income of previous years and for tax paid on account.

Interest on tax payables is included in financial expenses.

Deferred tax is measured using the balance sheet liability method on the basis of all temporary differences between the carrying amounts and tax bases of assets and liabilities.

Deferred tax is measured according to the tax rules and at the tax rates applicable at the balance sheet date when the deferred tax is expected to crystallise as current tax. Any change in deferred tax as a result of changes in tax rates is recognised in the income statement. A tax rate of 25 per cent is applied for the current year.

Other financial liabilities
Other financial liabilities are recognised at amortized cost.

	Period from 1	Year ended
	January 2007 to	31 December
	14 May 2007	2006
	DKK ’000	DKK ’000
3. Salaries
Average number of employees	1	1

Total staff costs comprise:
Wages and salaries	78	306
Other social security expenses	1	2

	79	308

No remuneration has been paid to the Board of Directors

	Period from 1	Year ended
	January 2007 to	31 December
	14 May 2007	2006
	DKK ’000	DKK ’000
4. Depreciation and amortization
Other plant, fixtures and fittings, tools and equipment	2	7

Bark Media ApS
Notes to the financial statements

	Period from 1	Year ended
	January 2007 to	31 December
	14 May 2007	2006
	DKK ’000	DKK ’000
5. Financial income
Interest income	-	25

	Period from 1	Year ended
	January 2007 to	31 December
	14 May 2007	2006
	DKK ’000	DKK ’000
6. Financial expense
Interest expense	1	19

	Period from 1	Year ended
	January 2007 to	31 December
	14 May 2007	2006
	DKK ’000	DKK ’000
7. Tax on profit for the period / year
Calculated tax on income for the period / year	117	290
Adjustment of deferred tax	-	(1)

	117	289

8. Property, plant and equipment, net

Other plant,
fixtures and fittings
tools and equipment
DKK'000

Cost as at 1 January 2007	22
Additions	0
Cost as at 14 May 2007	22

Depreciation and amortization as at 1 January 2007	(9)
Depreciation and amortization in the period / year	(2)
Depreciation and amortization as at 14 May 2007	(11)

Carrying amount as at 14 May 2007	11

9. Share capital
The share capital totals DKK 125,000, divided into shares of DKK 100 each or multiples thereof. No shares shall enjoy special rights.

Changes in share capital comprise:

Share capital as at 15 August 2004	125,000
Share capital as at 14 May 2007	125,000

10. Contingent liabilities
The Company has no contingent liabilities as at 14 May 2007 and 31 December 2006.

Bark Media ApS
Notes to the financial statements

11. Ownership
The following shareholders have been registered in the Company’s register of shareholders as holding a minimum of 5 per cent of the votes or a minimum of 5 per cent of the share capital:

Bark Advertising A/S, Østergade 17-19, DK-1100 Copenhagen K, Registration number 29 93 79 66.

12. Subsequent events
On May 14, 2007 Bark Advertising A/S acquired 100% of the capital stock in the Company for a purchase price of DKK 6,000,000, all paid in cash.

13. Reconciliation to United States Generally Accepted Accounting Principles
               The financial statements have been prepared in accordance with Danish GAAP, which differs in certain respects from accounting principles generally accepted in the United States (‘US GAAP’). No adjustments were required to reconcile the Company's Danish net profit and shareholders’ equity to US GAAP net profit and shareholders’ equity.

a) IncomesStatement classification differences between Danish GAAP and US GAAP

Allocation of salaries

               Under Danish GAAP, a Company may disclose total salaries as a separate line item on the income statement.

               Under US GAAP, a Company must present salaries as a component of the cost of revenue and selling, general, and administrative expenses line items on the income statement. As a result of this classification difference, a portion of the salaries expense should be reclassified as a component of cost of revenue and a portion as selling, general, and administrative expenses; however, in this case, the sole employee of the Company was the chief executive officer, who did not support revenue generating activities. As such, salaries have been included solely as a component of selling, general, and administrative expenses."

               The income statements using US GAAP presentation and measurement principles for the period ended 14 May 2007 and the year ended December 31, 2006 under US GAAP are as follows:

	Period from	Year ended
	1 January
	2007 to
	14 May,	December 31,
	2007	2006
	DKK '000	DKK '000
Revenue	596	3,041
Cost of revenue (exclusive of depreciation shown separately below)	(17)	(1.536)
Selling, general, and administrative costs	(110)	(470)
Depreciation and amortization	(2)	(7)
Operating profit	467	1,028
Financial income	-	25
Financial expenses	(1)	(19)
Profit before tax	466	1,034
Tax on profit for the period / year	(17)	(289)
Net profit for the period / year	349	745

Bark Media ApS
Notes to the financial statements

b) Balance sheet classification differences

Dividends

               Under Danish GAAP, a Company records a dividend on the balance sheet within equity as “proposed dividends” at the point when the Company expects to pay such an amount. The amount is further included as a liability at the time of approval of the dividend at the general meeting.

               Under US GAAP, a Company records a dividend on the balance sheet as a reduction of retained earnings at the point when the dividend is declared. As a result of the classification difference, proposed dividends as at 31 December, 2006 would have been reclassified into retained earnings at 31 December 2006.

c) Presentation differences Statement of cash flows

               Under Danish GAAP, companies who qualify as class B under the Danish Financial Statements Act are not required to present separate statements of cash flows. Under US GAAP, a statement of cash flows is required for each year in which an income statement is presented. The statement of cash flows included in these financial statements has been prepared in accordance with US GAAP.

d) Recently issued accounting pronouncements

Adopted in the period

               In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (‘FIN 48’). The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have an impact on the Company’s financial statements.

Yet to be adopted

               In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements (‘SFAS No. 157’). The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. FAS 157 was to be effective in its entirety for fiscal years beginning after November 15, 2007, however in February 2008, the FASB issued FASB Staff Position No. FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which deferred the effective date of certain elements of FAS 157 to fiscal years beginning November 15, 2008. Under FSP FAS 157-2, application of FAS 157 may be deferred until fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. At this time, the Company does not believe that the adoption of those parts of SFAS No. 157 not deferred by FSP FAS 157-2 will result in a material impact on the Company's financial statements.

               In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. (“SFAS No. 159”) This Statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. If the fair value option is elected, a business entity shall report unrealized gains and losses on elected items in earnings at each subsequent reporting date. Upon initial adoption of this Statement an entity is permitted to elect the fair value option for available-for-sale and held-to-maturity securities previously accounted for under SFAS No. 115. The effect of reclassifying those securities into the trading category should be included in a cumulative-effect adjustment of retained earnings and not in current-period earnings and should be separately disclosed. This Statement is effective for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of SFAS No. 159 will have a material impact on the Company's financial statements.

               In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). This revised statement requires assets and liabilities, including contingent liabilities, acquired in a business combination in addition to contingent consideration to be measured at their fair values as of the date of the acquisition. . SFAS No. 141(R) requires that any adjustments to an acquired entity’s deferred tax asset and liability balances that occur

Bark Media ApS
Notes to the financial statements

after the measurement period be recorded as a component of income tax expense. Under the transition provisions of SFAS No. 141(R), the new requirement applies to all business combinations, regardless of the consummation date. This statement also changes the treatment of restructuring charges, in-process research and development costs, and acquisition related costs. SFAS No. 141(R) is effective for all companies with fiscal periods beginning on or after December 15, 2008 and will be effective for the Company for acquisitions consummated after January 1, 2009. The Company is in the process of evaluating the effects of the adoption of SFAS No. 141(R).

               In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS No. 160”). This statement clarifies the accounting and reporting for noncontrolling interests, currently referred to as minority interests. Under SFAS No. 160, noncontrolling interests will be classified as a component of equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is in the process of evaluating this standard and therefore has not yet determined the impact that the adoption of SFAS No. 160 will have on their financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Not Applicable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on this site.

REPORTS TO SECURITYHOLDERS

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at One Station Place, 100 F Street, N.E., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution

The following is a list of the expenses to be incurred by Bark in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee	$456

Accounting fees and expenses	$400,000

Legal fees and expenses	$200,000

Transfer agent and registrar fees	$1,500

Fees and expenses for qualification under state securities laws	$1,500

Miscellaneous	$5,000

Total	$$608,456

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling stockholders to broker-dealers in connection with the sale of their shares.

Item 14.           Indemnification of Officers and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”), our articles of incorporation and our bylaws. The following provides a summary of the indemnification provisions relating to our officers and directors set forth in the NRS, our articles of incorporation and our bylaws:

Nevada Revised Statutes

Section 78.5702 of the NRS provides as follows:

1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides as follows:

1.           Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.           The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

3.           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Articles of Incorporation

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS.

Our articles of incorporation further provide that, to the fullest extent permitted by NRS 78, a director or officer of our company will not be personally liable to our company or our stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

  acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

  the payment of distributions in violation of NRS 78.300, as amended.

Our articles of incorporation further provide that:

  we will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of our company) by reason of the fact that he or she is or was a director of our company or is or was serving as a director, officer, employee or agent of another entity at the request of our company or any predecessor of our company against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding; and

  we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by our company, in advance of the final disposition of such proceeding; provided that our company has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

Our Bylaws

Our bylaws provide as follows:

          (a)           we may indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses that he or she incurs in connection with such proceeding; provided that such indemnification may only be made if the Indemnitee is not liable under Section 78.138 of Chapter 78 of the Nevada Revised Statutes or is determined to have acted in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation (and with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful);

          (b)           to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defence of any proceeding referred to in subsection (a), or in defence of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses actually incurred in connection with the defence;

          (c)           we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses; and

          (d)           any discretionary indemnification pursuant to subsection (a), unless ordered by a court or advanced pursuant to subsection (c), may be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the proceeding cannot be obtained, by independent legal counsel in a written opinion.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15.           Recent Sales of Unregistered Securities

We completed an offering of 200,000 post-split shares of our common stock at a price of $0.0025 per share to Maria Peceli, our initial director and officer, on July 8, 2005, for total proceeds of $500. We completed this offering pursuant to Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to Ms. Peceli. The shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

We completed an offering of 2,800,000 post-split shares of our common stock at a price of $0.0125 per share to a total of seven purchasers on March 31, 2006. The total proceeds from this offering were $35,000. We completed this offering pursuant to Rule 903 of Regulation S of the Securities Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We issued 233,744 post-split shares of our common stock at a price of $0.125 per share to a total of 30 purchasers on November 1, 2006 for total proceeds of $30,142. We completed this offering pursuant to Rule 903 of Regulation S of the Securities Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We issued 12,964,548 post-split shares of our common stock February 29, 2008 to acquire Bark Corporation pursuant to a share purchase agreement between us and the former principal shareholders of Bark Corporation dated February 29, 2008 and pursuant to action of the board of directors of Bark Corporation. These shares were issued in consideration for the transfer to us by the former shareholders of Bark Corporation of all of the outstanding share capital of Bark Corporation. We completed this offering pursuant to Section 4(2) of the Securities Act and Rule 903 of Regulation S of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the former shareholders of Bark Corporation. These shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. In addition, the issuance of shares to the former shareholders of Bark Corporation was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, in which we did not engage in any directed selling efforts, as defined in Regulation S. Each former shareholders of Bark Corporation represented to us that it is not a U.S. person, as defined in Regulation S, was not acquiring the shares for the account or benefit of a U.S. Person and did not execute the share purchase agreement in the United States.

Item 16.           Exhibits.

The following exhibits are included to this Registration Statement on Form S-1:

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation (1)
3.2	Certificate of Amendment to Articles of Incorporation (1)
3.3	By-Laws (1)
5.1	Opinion of Lang Michener LLP(1)
10.1	Credit Facility Contract between Danske Bank A/S and Living Brands A/S dated October 25, 2004 (now Bark Copenhagen) for DKK 500,000 floating interest – business credit line(1)
10.2	Addendum to Credit Facility Contract between Danske Bank A/S and Living Brands A/S (now Bark Copenhagen A/S) dated April 28, 2006 increasing credit line from DKK 500,000 to DKK 1,000,000(1)
10.3

Shareholder Agreement dated March 2007 between Peter Brockdorff, Daniel Soren, David Asmussen, Finn Balleby, Ole Parnam, Henrik Sorensen, Trine Jakobsen and K2 Media Group A/S (now Bark Corporation A/S) regarding shares of K2 Advertising A/S (now Bark Advertising A/S) entered into in connection with acquisition of Bark Copenhagen A/S (formerly Living Brands A/S) (1)

10.4

Share Transfer Agreement dated March 30, 2007 between K2 Advertising A/S (now Bark Advertising A/S) and Peter Brockdorff, Daniel Soren, David Asmussen, Finn Balleby and Ole Parnam relating to acquisition of Bark Copenhagen A/S (formerly Living Brands A/S) (1)

10.5

Share Transfer Agreement dated March 30, 2007 between K2 Advertising A/S (now Bark Advertising A/S) and BrockSo Holding ApS, Maren Holding ApS and FFF Holding ApS relating to acquisition of Radar 360 ApS (now Bark Media A/S) (1)

10.6	Credit Facility Contract dated May 23, 2007 between Danske Bank A/S and K2mediagroup A/S (now Bark Corporation) for DKK 9,000,000 floating interest – business credit line(1)
10.7	Suretyship dated May 23, 2007 granted by Danske Bank A/S and K2advertising A/S (now Bark Advertising) in favour of Danske Bank A/S relating to DKK 9,000,000 credit line (1)
10.8	Chairman’s Agreement dated June 1, 2007 between Bark Corporation A/S and Bent Helvang (1)
10.9	Management Services Agreement dated August 1, 2007 between Bark Corporation A/S and Lugano Communication & Entertainment SA (1)
10.10	Engagement Letter dated August 17, 2007 between Bark Corporation A/S and PacificWave relating to capital raising and financial advisory services(1)

Exhibit Number	Description of Exhibit
10.11	Realkredit Loan Offer dated September 11, 2007 to K2mediagroup A/S (now Bark Corporation A/S) for DKK 14,900,000(1)
10.12	Credit Facility Contract between Danske Bank A/S and Bark Property ApS for DKK 21,900,000 floating interest – business(1)
10.13	Letter Agreement dated October 2, 2007 between DeBondo and Bark Corporation A/S regarding listing on OTCBB and Amex and advisory and consulting services(1)
10.14	Option Agreement dated December 12, 2007 between Bark Corporation A/S and Bark Holding Ltd. regarding acquisition of a 32% interest of the shareholding in anaconda.tv GmbH(1)
10.15	Option Agreement dated December 12, 2007 between Bark Corporation A/S and Bark Holding Ltd. regarding acquisition of a 19% interest of the shareholding in anaconda.tv GmbH(1)
10.16	Service Agreement between Livingbrands Bark Copenhagen A/S and Peter Brockdorff effective January 1, 2008(1)
10.17	Contract of Employment between Bark Corporation A/S and Ole Bjerre dated January 1, 2008(1)
10.18

Funding Agreement dated December 6, 2007 relating to initial contribution to Bark Corporation A/S by funding partners - Svaneco Ltd. (BVI), Sapiens Alliance (BVI), Washburn Asset Ltd. (BVI), Bent Helvang Media ApS, and Bristol Worldwide Limited (BVI) (1)

10.19	Credit Facility Contract dated February 4, 2008 between Danske Bank A/S and Bark Copenhagen A/S for DKK 2,000,000 floating interest – business(1)
10.20	Form of Repurchase and Lock-Up Agreement entered into by all shareholders of Exwal Inc. in connection with the acquisition of Bark Corporation A/S by Exwal, Inc. (1)
10.21	Annuity Loan Agreements dated February 18, 2008 between Danske Bank A/S and Bark Property A/S for DKK 5,250,000 and DKK 1,750,000 floating interest – business credit lines(1)
10.22	Indemnification Agreement dated February 29, 2008 between Debondo Capital Limited and Bark Corporation A/S (1)
10.23	Share Purchase Agreement dated February 29, 2008 between Exwal Inc. and the Principal Shareholders of Bark Corporation A/S providing for the purchase of shares of Bark Corporation A/S(1)
10.24	Form of Share Purchase Agreement dated February 29, 2008 between Exwal Inc. and the Minority Shareholders of Bark Corporation A/S providing for the purchase of shares of Bark Corporation A/S (1)

Exhibit Number	Description of Exhibit
10.25	Form of Amendment Repurchase and Lock-Up Agreement dated July 14, 2008 entered into by all shareholders of Exwal Inc. in connection with the acquisition of Bark Corporation A/S by Exwal, Inc. (2)
10.26	Amendment Agreement dated effective June 30, 2008 between Debondo Capital Limited and Bark Corporation A/S (2)
10.27	Amendment Agreement dated July 14, 2008 between Bark Corporation A/S and PacificWave (2)
21.1	List of Subsidiaries(1)
23.1

Consent of Deloitte Statsautoriseret Revisionsaktieselskab, an Independent Registered Public Accounting Firm with respect to their report dated March 12, 2008, except for Note 1, as to which the date is May 1, 2008, Notes 22 (as to the effects of the restatement) and 23 as to which the date is October 10, 2008, to the financial statements of Bark Group Inc.(3)

23.2	Consent of Deloitte Statsautoriseret Revisionsaktieselskab, independent auditors with respect to their report dated March 12, 2008 to the financial statements of Bark Copenhagen A/S(3)
23.3	Consent of Deloitte Statsautoriseret Revisionsaktieselskab, independent auditors with respect to their audit report dated March 12, 2008 to the audited financial statements of Bark Media ApS(3)
23.4	Consent of Counsel (Included in Exhibit 5.1)(1)
24.1	Power of Attorney (Included on the signature page of this registration statement)

(1)	Filed as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 14, 2008.

(2)	Filed as an exhibit to this Amendment No. 2 to Form S-1 filed with the Securities and Exchange Commission on July 15, 2008.

(3)	Filed as an exhibit to this Amendment No. 5 to Form S-1.

Item 17.           Undertakings.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(b)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.           That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(b)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)           Any other communication that is an offer in the offering made by the undersigned to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Copenhagen, Denmark, on October 31 , 2008 .

BARK GROUP INC.

By:     /s/Bent Helvang
          _______________________________
          Bent Helvang
          Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bent Helvang, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

	President and Chief Executive Officer;	October 31, 2008
/s/Anders Hageskov	Principal Executive Officer
Anders Hageskov

	Chief Financial Officer and Principal	October 31, 2008
/s/Ole Bjerre	Accounting Officer
Ole Bjerre

/s/Bent Helvang	Director and Chairman	October 31, 2008
Bent Helvang

/s/Klaus Aamann*	Director	October 31, 2008
Klaus Aamann

/s/Jesper Svane *	Director	October 31, 2008
Jesper Svane

* BY HIS ATTORNEY, BENT HELVANG